Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

SOUTHPORT ACQUISITION CORPORATION,

SIGMA MERGER SUB, INC.

and

Angel studios, inc.

dated as of September 11, 2024

		Page
Article I

CERTAIN DEFINITIONS

Section 1.1.	Definitions	3
Section 1.2.	Other Defined Terms	16
Section 1.3.	Construction	18
Section 1.4.	Knowledge	19

Article II

THE MERGER; CLOSING

Section 2.1.	The Merger	19
Section 2.2.	Effects of the Merger	20
Section 2.3.	Closing; Effective Time	20
Section 2.4.	Closing Deliverables	20
Section 2.5.	Governing Documents	22
Section 2.6.	Directors and Officers	22
Section 2.7.	U.S. Tax Treatment	23

Article III

EFFECTS OF THE MERGER ON THE COMPANY COMMON STOCK AND EQUITY AWARDS

Section 3.1.	Conversion of Securities	23
Section 3.2.	Exchange Procedures	24
Section 3.3.	Treatment of Company Options	25
Section 3.4.	Withholding	26
Section 3.5.	Dissenting Shares	26

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 4.1.	Company Organization	27
Section 4.2.	Subsidiaries	27
Section 4.3.	Due Authorization	28

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-ii-

-iii-

(continued)
		Page

Section 7.8.	Acquiror Public Filings	75
Section 7.9.	Acquiror Extension	75
Section 7.10.	Acquiror Anti-Dilution Adjustment	76

Article VIII

JOINT COVENANTS

Section 8.1.	HSR Act and Foreign Antitrust Approvals; Other Filings	76
Section 8.2.	Preparation of Joint Proxy Statement/Registration Statement; Stockholders’ Meeting and Approvals	78
Section 8.3.	Support of Transaction	83
Section 8.4.	Transaction Litigation	83
Section 8.5.	Section 16 Matters	84
Section 8.6.	Additional Financing	84
Section 8.7.	Expense Statements	85

Article IX

CONDITIONS TO OBLIGATIONS

Section 9.1.	Conditions to Obligations of Acquiror, Merger Sub, and the Company	85
Section 9.2.	Conditions to Obligations of Acquiror and Merger Sub	86
Section 9.3.	Conditions to the Obligations of the Company	87

Article X

TERMINATION/EFFECTIVENESS

Section 10.1.	Termination	88
Section 10.2.	Effect of Termination	89

Article XI

MISCELLANEOUS

Section 11.1.	Trust Account Waiver	89
Section 11.2.	Waiver	90
Section 11.3.	Notices	90
Section 11.4.	Assignment	92

-iv-

Exhibits

Exhibit A	Form of Amended and Restated Certificate of Incorporation of Acquiror
Exhibit B	Form of Amended and Restated Bylaws of Acquiror
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Lock-Up Agreement
Exhibit E	Form of Incentive Equity Plan

-v-

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of September 11, 2024 (this “Agreement”), is made and entered into by and among Southport Acquisition Corporation, a Delaware corporation (“Acquiror”), Sigma Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Acquiror (“Merger Sub”) and Angel Studios, Inc., a Delaware corporation (the “Company”, together with Acquiror and Merger Sub, the “Parties” and each, a “Party” ).

RECITALS

WHEREAS, Acquiror is a blank check company incorporated as a Delaware corporation and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, prior to the Effective Time (as defined below), Acquiror shall file an amended and restated certificate of incorporation with the Secretary of State of the State of Delaware and adopt amended and restated bylaws (in substantially the forms attached as Exhibits A and B hereto, respectively, with such changes as may be agreed in writing by Acquiror and the Company);

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the Delaware General Corporation Law, as amended (the “DGCL”) (x) Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will be the Surviving Corporation (as defined below) and a wholly-owned subsidiary of Acquiror (the “Merger”) and (y) Acquiror will change its name to “Angel Studios, Inc.”;

WHEREAS, upon the Effective Time, all shares of Company Common Stock (as defined below) will be converted into the right to receive the Aggregate Merger Consideration, as set forth in this Agreement;

WHEREAS, upon the Effective Time, each Company Option (as defined below) will be converted into the right to receive an Acquiror Option (as defined below), subject to its terms, as set forth in this Agreement;

WHEREAS, subject to the approval of the Acquiror Warrantholders (as defined below), Acquiror will amend the Acquiror Public Warrants (as defined below), pursuant to an amendment to the Warrant Agreement in a form to be agreed by the Parties, so that, immediately prior to the Closing (as defined below), each of the issued and outstanding Acquiror Public Warrants automatically will convert into 0.1 newly issued share of Acquiror Class A Common Stock (as defined below) (the “Warrant Conversion”);

WHEREAS, each of the Parties intends that, for United States federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations, to which each of Acquiror and the Company are to be parties under Section 368(b) of the Code, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations;

WHEREAS, the Board of Directors of the Company has approved this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, declared it advisable for the Company to enter into this Agreement and the other documents contemplated hereby and recommended the adoption of this Agreement by the Company Stockholders (as defined below);

WHEREAS, as a condition and inducement to Acquiror’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Requisite Company Stockholders have each executed and delivered to Acquiror a Company Holders Support Agreement (as defined below) pursuant to which the Requisite Company Stockholders have agreed to, among other things, vote in favor of the adoption and approval of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, each of the Boards of Directors of Acquiror and Merger Sub has (i) determined that it is advisable for Acquiror and Merger Sub, as applicable, to enter into this Agreement and the documents contemplated hereby, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, (iii) recommended the adoption and approval of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby by the Acquiror Stockholders and sole stockholder of Merger Sub, as applicable, and (iv) recommended the approval of the Warrant Amendment Proposal (as defined below) by the Acquiror Warrantholders;

WHEREAS, Acquiror, as sole stockholder of Merger Sub has approved and adopted this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, in furtherance of the Merger and in accordance with the terms hereof, Acquiror shall provide an opportunity to its eligible (as determined in accordance with the Acquiror’s Governing Documents (as defined below)) stockholders to have their outstanding shares of Acquiror Class A Common Stock redeemed on the terms and subject to the conditions set forth in this Agreement and Acquiror’s Governing Documents in connection with obtaining the Acquiror Stockholder Approval (as defined below) and, if applicable, the Acquiror Extension Approval (as defined below);

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor (as defined below) has executed and delivered to the Company the Sponsor Support Agreement (as defined below) pursuant to which the Sponsor has agreed to, among other things, vote to adopt and approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, at the Closing, Acquiror, the Company, the Sponsor and certain of the Company Stockholders, and their respective Affiliates (as defined below), as applicable, shall enter into a Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit C (with such changes as may be agreed in writing by Acquiror and the Company), which shall be effective as of the Closing; and

WHEREAS, at the Closing, Acquiror and each of the Key Holders (as defined below) shall enter into a Lock-Up Agreement (the “Lock-Up Agreement”) substantially in the form attached hereto as Exhibit D (with such changes as may be agreed in writing by Acquiror and the Company), which shall be effective as of the Closing.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Acquiror, Merger Sub and the Company agree as follows:

Article I

CERTAIN DEFINITIONS

Section 1.1.         Definitions. As used herein, the following terms shall have the following meanings:

“Acquiror Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of Acquiror.

“Acquiror Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of Acquiror.

“Acquiror Common Share” means a share of Acquiror Common Stock.

“Acquiror Common Stock” means the Acquiror Class A Common Stock and the Acquiror Class B Common Stock.

“Acquiror Expense Cap” means an amount equal to (a) $11,000,000 minus (b) the aggregate amount of reasonable and documented Transaction Expenses; provided that the amount in clause (b) shall not exceed $3,500,000.

“Acquiror Extension Approval” means the approval of the Extension Proposal by an affirmative vote of the holders of the requisite number of Acquiror Common Shares (as determined in accordance with Acquiror’s Governing Documents) at a stockholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose (or any adjournment or postponement thereof).

“Acquiror Private Placement Warrant” means a warrant to purchase one (1) share of Acquiror Class A Common Stock at an exercise price of eleven Dollars and fifty cents ($11.50) issued to the Sponsor.

“Acquiror Public Warrant” means a warrant to purchase one (1) share of Acquiror Class A Common Stock at an exercise price of eleven Dollars and fifty cents ($11.50) that was included in the units sold as part of Acquiror’s initial public offering.

“Acquiror Share Redemption” means the valid election of an eligible (as determined in accordance with Acquiror’s Governing Documents) holder of Acquiror Class A Common Stock to redeem all or a portion of the shares of Acquiror Class A Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with Acquiror’s Governing Documents) in connection with obtaining the Acquiror Stockholder Approval or the Acquiror Extension Approval.

“Acquiror Share Redemption Amount” means the aggregate amount payable with respect to all Acquiror Share Redemptions.

“Acquiror Stockholder Approval” means the approval of each of the Transaction Proposals by an affirmative vote of the holders of the requisite number of Acquiror Common Shares (as determined in accordance with Acquiror’s Governing Documents and applicable Law) at a stockholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose (or any adjournment or postponement thereof).

“Acquiror Stockholders” means the stockholders of Acquiror as of the applicable time.

“Acquiror Transaction Expenses” means the out-of-pocket fees, costs, expenses, commissions or other amounts incurred but unpaid and payable as of the Closing by Acquiror or Acquiror’s Subsidiaries (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation, preparation, execution or performance of this Agreement or the Ancillary Agreements or otherwise in connection with the transactions contemplated hereby or thereby, including: (i) fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, legal, accounting, tax, public relations and investor relations advisors, Continental and the transfer or exchange agent, as applicable, and other customary professional fees (including proxy solicitors, financial printers, consultants and administrative service providers), (ii) costs and expenses related to directors’ and officers’ liability insurance, (iii) costs and expenses related to the preparation, filing and distribution of the Joint Proxy Statement/Registration Statement, the Extension Proxy Statement and other Acquiror SEC Filings, (iv) amounts outstanding under Working Capital Loans or pursuant to that certain Administrative Support Agreement, dated as of December 9, 2021, between Acquiror and the Sponsor, (v) amounts incurred in connection with an Acquiror Extension Approval, (vi) all bonuses, change in control payments, severance, retention or similar payments or success fees payable to any current or former officer, employee, natural individual independent contractor or director of Acquiror solely as a result of the consummation of the transactions contemplated hereby, and the employer portion of employment, payroll or similar Taxes payable as a result of the foregoing, (vii) any Taxes required to be paid by Acquiror in respect of any redemptions, including any Acquiror Share Redemptions, pursuant to the Inflation Reduction Act of 2022, or (viii) filing fees paid or payable by or on behalf of Acquiror or any of its Affiliates to Antitrust Authorities or other Governmental Authorities; provided, however, that Acquiror Transaction Expenses shall not include Transfer Taxes.

“Acquiror Warrantholder Approval” means the approval of the Warrant Amendment Proposal by an affirmative vote of the holders of the requisite number of Acquiror Public Warrants (as determined in accordance with Acquiror’s Governing Documents and applicable Law) at a warrantholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose (or any adjournment or postponement thereof).

“Acquiror Warrantholders” means the holders of Acquiror Public Warrants as of the applicable time.

“Acquiror Warrants” means the Acquiror Public Warrants and the Acquiror Private Placement Warrants.

“Acquiror Units” means the units of Acquiror, each consisting of one share of Acquiror Class A Common Stock and one-half of one (1/2) Acquiror Public Warrant, that were sold as part of Acquiror’s initial public offering.

“Acquisition Proposal” means, other than the transactions set forth on Section 1.1(a) of the Company Disclosure Letter, the transactions contemplated hereby and other than the acquisition or disposition of equipment or other tangible personal property in the ordinary course of business, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 15% or more of the consolidated assets of the Company and its Subsidiaries or (ii) 15% or more of any class of equity or voting securities of (x) the Company or (y) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity or voting securities of (i) the Company or (ii) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries; or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving (i) the Company or (ii) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries.

“Action” means any claim, action, suit, audit, examination, assessment, arbitration, mediation, inquiry, proceeding, or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Aggregate Fully Diluted Company Common Shares” means, without duplication and excluding Treasury Shares, the aggregate number of shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time.

“Aggregate Merger Consideration” means a number of Acquiror Common Shares equal to the quotient obtained by dividing (i) the Base Purchase Price by (ii) $10.00.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition Law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Antitrust Authority or any subpoena, interrogatory or deposition.

“Anti-Money Laundering Laws” means the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act, or any other United States law or regulation governing such activities.

“Applicable Stock Exchange” means The Nasdaq Stock Market LLC, the New York Stock Exchange, or any other nationally recognized stock exchange in the United States as may be agreed by the Company and Acquiror.

“Base Purchase Price” means (i) $1,500,000,000 plus (ii) the aggregate gross proceeds of any Company Interim Financing.

“Business Combination” has the meaning set forth in Article II of Acquiror’s Governing Documents as in effect on the date hereof.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the transactions contemplated hereby), relating to a Business Combination.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Salt Lake City, Utah are authorized or required by Law to close.

“Company Class A Common Stock” means the Class A common stock, par value $0.001 per share, of the Company.

“Company Class B Common Stock” means the Class B common stock, par value $0.001 per share, of the Company.

“Company Class C Common Stock” means the Class C common stock, par value $0.001 per share, of the Company.

“Company Class F Common Stock” means the Class F common stock, par value $0.001 per share, of the Company.

“Company Common Stock” means the Company Class A Common Stock, the Company Class B Common Stock, the Company Class C Common Stock and the Company Class F Common Stock.

“Company Fundamental Representations” means the representations and warranties made pursuant to Section 4.1 (Company Organization), Section 4.2 (Subsidiaries), Section 4.3 (Due Authorization), and Section 4.16 (Brokers’ Fees).

“Company Holders Support Agreement” means that certain Stockholder Support Agreement, dated as of the date hereof, by and among each of the Requisite Company Stockholders, Acquiror and the Company, as amended or modified from time to time.

“Company Incentive Plans” means the 2023 Company Stock Incentive Plan, as amended from time to time, the Company’s 2014 Stock Incentive Plan, as amended from time to time, and the 2023 Company Equity Performance Plan.

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent or materially impair the ability of the Company to consummate the Merger; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action required by this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences) or change in climate, (e) any epidemic, pandemic or other disease outbreak (including COVID-19 and any COVID-19 Measures), (f) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (g) any failure of the Company to meet any projections or forecasts (provided that this clause (g) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect), (h) any Events generally applicable to the industries or markets in which the Company and its Subsidiaries operate (including increases in the cost of products, services, supplies, materials or other goods or services purchased from third party suppliers), (i) the announcement of this Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries (it being understood that this clause (i) shall be disregarded for purposes of the representation and warranty set forth in Section 4.4 and the condition to Closing with respect thereto), or (j) any action taken by, or at the request of, Acquiror or Merger Sub; provided, further, that any Event referred to in clauses (a), (b), (d), (e), (f) or (h) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations, but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations.

“Company Option” means an option to purchase shares of Company Common Stock granted under the Company Incentive Plans or otherwise granted to an employee, director, independent contractor or other service provider of the Company or any of its Subsidiaries outside of the Company Incentive Plans.

“Company Stockholder Approval” means the approval of each of the Company Transaction Proposals by the Company Stockholders in accordance with the terms and subject to the conditions of the Company’s Governing Documents and applicable Law at a stockholders’ meeting duly called by the Board of Directors of the Company and held for such purpose (or any adjournment or postponement thereof).

“Company Stockholders” means the stockholders of the Company as of the applicable time.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders.

“Copyleft License” means any license that requires, as a condition of use, modification and/or distribution of Software subject to such license, that such Software subject to such license, or other Software incorporated into, derived from, or used or distributed with such Software subject to such license (i) in the case of Software, be made available or distributed in a form other than binary (e.g., source code form), (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow the Company’s or any Subsidiary of the Company’s products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (iv) be redistributable at no license fee. Copyleft Licenses include the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.

“Corresponding Class” means, as of the Effective Time, and subsequent to Acquiror’s filing of the amended and restated certificate of incorporation with the Secretary of State of Delaware and adoption of amended and restated bylaws (in substantially the forms attached as Exhibits A and B hereto, respectively, with such changes as may be agreed in writing by Acquiror and the Company):

(i) for Company Class A Common Stock, Acquiror Class A Common Stock;

(ii) for Company Class B Common Stock, Acquiror Class B Common Stock;

(iii) for Company Class C Common Stock, Acquiror Class A Common Stock; and

(iv) for Company Class F Common Stock, Acquiror Class B Common Stock.

“COVID-19” means SARS CoV-2 or COVID-19, and any evolutions thereof.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, Governmental Order, Action, directive, guidelines or recommendations promulgated by any Governmental Authority that has jurisdiction over the Company or its Subsidiaries, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act and the Families First Coronavirus Response Act.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.

“Dollars” or “$” means lawful money of the United States.

“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or protection of human health (with respect to exposure to Hazardous Materials).

“ERISA Affiliate” means any Affiliate or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency (including any self-regulatory organization), governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any (i) pollutant, contaminant, chemical, (ii) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (iii) petroleum or any fraction or product thereof, (iv) asbestos or asbestos-containing material, (v) polychlorinated biphenyl, (vi) chlorofluorocarbons, and (vii) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property” means any and all intellectual property or other related proprietary rights (whether common law or statutory rights) in any jurisdiction throughout the world arising under or associated with: (i) patents, patent applications and similar or equivalent rights in inventions, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof; (ii) registered and unregistered trademarks, logos, service marks, trade dress and trade names, slogans, and other designations or indicia of origin, and rights in internet domain names, uniform resource locators, social media handles, and other names, identifiers, and locators associated with Internet addresses, sites, and services, together with the goodwill of the Company or any of its Subsidiaries or their respective businesses symbolized by or associated with any of the foregoing; (iii) copyrights and any other equivalent rights in works of authorship (whether or not registrable, including rights in Software and other works of authorship); (iv) registrations and applications for any of the foregoing (i)-(iii); (v) rights in trade secrets, industrial secrets, know-how, processes, methods, invention disclosures and other confidential information (collectively, “Trade Secrets”); and (vi) any other similar intellectual property or related proprietary rights.

“International Trade Laws” means all Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, goods, and technology, including the Export Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, customs and import Laws administered by United States Customs and Border Protection, any other export or import controls administered by an agency of the United States government, the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, and other Laws adopted by Governmental Authorities of other countries relating to the same subject matter as the United States Laws described above.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the Internal Revenue Service.

“IT Assets” means computers, Software, hardware, servers, workstations, routers, hubs, switches, data communications lines, networks and all other information technology equipment and all associated documentation.

“Key Holders” means (a) the Persons set forth on Section 1.1(b) of the Company Disclosure Letter and (b) the Sponsor.

“Law” means any statute, law, ordinance, rule, regulation, directive or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied (except for Owned Land) by the Company or any of its Subsidiaries.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, options, leases, subleases, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise.

“Merger Consideration Per Fully Diluted Share” means the Aggregate Merger Consideration divided by the Aggregate Fully Diluted Company Common Shares.

“Merger Sub Capital Stock” means the shares of the common stock, par value $0.0001 per share, of Merger Sub.

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons license. “Open Source Licenses” shall include Copyleft Licenses.

“OTC Pink Marketplace” means the Pink Open Market for the trading of over-the-counter stocks operated by the OTC Markets Group.

“Permits” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Authority.

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or which are being contested in good faith through (if then appropriate) appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not materially impair the value or materially interfere with the present use of the Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (B) any Lien permitted under the Real Property Lease, and (C) any Liens encumbering the Owned Land of which the Leased Real Property is a party, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not materially interfere with the current use of, or materially impair the value of, the Leased Real Property, (vi) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (vii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (viii) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security, (ix) reversionary rights in favor of landlords under any Real Property Leases with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries, (x) restrictions on transfer under applicable securities Laws and (xi) all other Liens that do not, individually or in the aggregate, materially impair the use, occupancy or value of the applicable assets of the Company and its Subsidiaries.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Personal Information” means any information that relates to an identified or identifiable individual and is subject to applicable Privacy Laws.

“Privacy Laws” means all applicable Laws relating to privacy, data security, data protection, and the processing of Personal Information.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Acquiror under the Securities Act with respect to the Registration Statement Securities.

“Requisite Company Stockholders” means each of the Persons listed on Section 1.1(c) of the Company Disclosure Letter.

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (including, at the time of this Agreement, the Crimea region and so-called Donetsk People’s Republic and Luhansk People’s Republic of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means any Person that is the target of Sanctions Laws, including (i) any Person identified in any sanctions-related list of designated Persons maintained by (a) the United States, including the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of Commerce, Bureau of Industry and Security, or the U.S. Department of State; (b) His Majesty’s Treasury of the United Kingdom; (c) any committee of the United Nations Security Council; or (d) the European Union; (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii), either individually or in the aggregate.

“Sanctions Laws” means any trade, economic or financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State), (ii) the European Union and enforced by its member states, (iii) the United Nations, or (iv) His Majesty’s Treasury of the United Kingdom.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means any computer program, application, middleware, firmware, microcode and other software, including operating systems, software implementations of algorithms, models and methodologies, in each case, whether in source code, object code or other form or format, including libraries, subroutines and other components thereof, and all documentation relating thereto.

“Sponsor” means Southport Acquisition Sponsor LLC, a Delaware limited liability company.

“Sponsor Support Agreement” means that certain Sponsor Support Agreement, dated as of the date hereof, by and among the Sponsor, Acquiror and the Company, as amended or modified from time to time.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Taxes” means any and all federal, state, local, or foreign income, gross receipts, license, payroll, recapture, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, assessments, sales, use, transfer, registration or other taxes, governmental charges, duties, levies and other similar charges, in each case to the extent in the nature of a tax, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“Transaction Expenses” means the following out-of-pocket fees and expenses paid or payable by the Company or any of its Subsidiaries (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby: (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (ii) all bonuses, change in control payments, severance, retention or similar payments or success fees payable to any current or former officer, employee, natural individual independent contractor or director of the Company or any of its Subsidiaries solely as a result of the consummation of the transactions contemplated hereby, and the employer portion of employment, payroll or similar Taxes payable as a result of the foregoing, and (iii) all filing fees payable by the Company or any of its Subsidiaries to the Antitrust Authorities in connection with the transactions contemplated hereby; provided that in no event will the fees paid to the Company’s outside legal counsel exceed $2,875,000.

“Transfer Taxes” means any and all transfer, documentary, sales, use, real property, stamp, excise, recording, registration, value added and other similar Taxes, fees and costs (including any associated penalties and interest) incurred in connection with this Agreement.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Warrant Agreement” means the Warrant Agreement, dated as of December 9, 2021, between Acquiror and Continental Stock Transfer & Trust Company.

“Working Capital Loans” means any loan made to Acquiror by any of the Sponsor, an Affiliate of the Sponsor or any of Acquiror’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.

Section 1.2.         Other Defined Terms.

Terms	Section

Acquiror	Preamble
Acquiror Cure Period	10.1(g)
Acquiror Disclosure Letter	Article V
Acquiror Financial Statements	5.6(c)
Acquiror Indemnified Parties	7.7(a)
Acquiror Modification in Recommendation	8.2(b)(iv)
Acquiror Option	3.3(a)
Acquiror SEC Filings	5.5
Acquiror Securities	5.12(a)
Acquiror Stockholders’ Meeting	8.2(b)(i)
Acquiror Warrantholders’ Meeting	8.2(b)(i)
Affiliate Agreements	4.12(a)(vi)
Agreement	Preamble
Agreement End Date	10.1(f)
Ancillary Agreements	11.10
Closing	2.3(a)
Closing Date	2.3(a)
Code	Recitals
Company	Preamble
Company Benefit Plan	4.13(a)
Company Cure Period	10.1(f)
Company Disclosure Letter	Article IV
Company Financial Statements	4.8(c)
Company Indemnified Parties	7.7(a)
Company Interim Financing	8.6
Company Material Adverse Effect	1.1 definition of Company Material Adverse Effect
Company Modification in Recommendation	8.2(c)(iii)
Company Registered Intellectual Property	4.21(a)
Company SEC Filings	4.29
Company Stockholders’ Meeting	8.2(c)(i)
Company Transaction Proposals	8.2(c)(ii)
Confidentiality Agreement	11.10
Constituent Corporations	2.1(a)
Continental	5.8

Terms	Section

D&O Indemnified Parties	7.7(a)
DGCL	Recitals
Dissenting Shares	3.5
Effective Time	2.3(b)
ERISA	4.13(a)
Events	1.1 definition of Company Material Adverse Effect
Exchange Agent	3.2(a)
Export Approvals	4.26(a)
Extension Proposal	7.9
Extension Proxy Statement	7.9
Governmental Approval	4.5
Incentive Equity Plan	7.1(a)
Interim Financing	8.6
Interim Period	6.1
JOBS Act	5.6(a)
Joint Proxy Statement	8.2(a)(i)
Joint Proxy Statement/Registration Statement	8.2(a)(i)
Legal Proceedings	4.10
Letter of Transmittal	3.2(b)
Listing Application	7.3
Lock-Up Agreement	Recitals
Mayer Brown	11.18(a)
Mayer Brown Privileged Communications	11.18(a)
Mayer Brown Waiving Parties	11.18(a)
Mayer Brown WP Group	11.18(a)
Merger	Recitals
Merger Certificate	2.1(a)
Merger Sub	Preamble
Multiemployer Plan	4.13(c)
Offer Documents	8.2(a)(i)
Other Indemnitors	7.7(e)
Owned Land	4.20(b)
Parties	Preamble
Party	Preamble
Personal Information Laws and Policies	4.22(a)
Prospectus	11.1
Real Property Leases	4.20(a)(iii)
Registration Rights Agreement	Recitals
Registration Statement Securities	8.2(a)(i)

Terms	Section

Surviving Corporation	2.1(b)
Terminating Acquiror Breach	10.1(g)
Terminating Company Breach	10.1(f)
Title IV Plan	4.13(c)
Top Customers	4.28(a)
Top Vendors	4.28(a)
Trade Secrets	1.1 definition of Intellectual Property
Transaction Litigation	8.4
Transaction Proposals	8.2(b)(ii)
Treasury Share	3.1(a)
Trust Account	11.1
Trust Agreement	5.8
U.S. Tax Treatment	2.7
Wachtell Lipton	11.18(b)
Wachtell Lipton Privileged Communications	11.18(b)
Wachtell Lipton Waiving Parties	11.18(b)
Wachtell Lipton WP Group	11.18(b)
Warrant Amendment Proposal	8.2(b)(iii)
Warrant Conversion	Recitals

Section 1.3.         Construction.

(a)         Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof”, “herein”, “hereby”, “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation”; and (vi) the word “or” shall be disjunctive but not exclusive.

(b)         Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c)         Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d)         All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e)         The term “actual fraud” means, with respect to a Party to this Agreement, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article IV or Article V (as applicable), provided, that such actual and intentional fraud of such Person shall only be deemed to exist if any of the individuals included on Section 1.4 of the Company Disclosure Letter (in the case of the Company) or Section 1.4 of the Acquiror Disclosure Letter (in the case of Acquiror) had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Person pursuant to, in the case of the Company, Article IV as qualified by the Company Disclosure Letter, or, in the case of Acquiror, Article V as qualified by the Acquiror Disclosure Letter, were actually breached when made, and with the express intention that the other Party to this Agreement rely thereon to its detriment.

Section 1.4.         Knowledge. As used herein, (i) the phrase “to the knowledge” of the Company shall mean the knowledge of the individuals identified on Section 1.4 of the Company Disclosure Letter and (ii) the phrase “to the knowledge” of Acquiror shall mean the knowledge of the individuals identified on Section 1.4 of the Acquiror Disclosure Letter, in each case, as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.

Article II

THE MERGER; CLOSING

Section 2.1.         The Merger.

(a)         Upon the terms and subject to the conditions set forth in this Agreement, Acquiror, Merger Sub and the Company (Merger Sub and the Company sometimes being referred to herein as the “Constituent Corporations”) shall cause Merger Sub to be merged with and into the Company, with the Company being the surviving corporation in the Merger. The Merger shall be consummated in accordance with this Agreement and shall be evidenced by a certificate of merger with respect to the Merger (as so filed, the “Merger Certificate”), executed by the Constituent Corporations in accordance with the relevant provisions of the DGCL, such Merger to be effective as of the Effective Time.

(b)         Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving corporation of the Merger (hereinafter referred to for the periods at and after the Effective Time as the “Surviving Corporation”), shall continue its corporate existence under the DGCL, as a wholly-owned subsidiary of Acquiror.

Section 2.2.         Effects of the Merger. At and after the Effective Time, the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Corporations, and shall become subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all rights, privileges, powers and franchises of each Constituent Corporation, and all property, real, personal and mixed, and all debts due to each such Constituent Corporation, on whatever account, shall become vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Corporation as they are of the Constituent Corporations; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Corporations shall not revert or become in any way impaired by reason of the Merger; but all Liens upon any property of a Constituent Corporation shall thereafter attach to the Surviving Corporation and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the DGCL.

Section 2.3.         Closing; Effective Time.

(a)         In accordance with the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place by remote exchange of documents at 10:00 a.m. (New York time) on the date which is two (2) Business Days after the first date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

(b)         Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, Acquiror, Merger Sub, and the Company shall cause the Merger Certificate to be executed and duly submitted for filing with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The Merger shall become effective at the time when the Merger Certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Merger Certificate (the “Effective Time”).

Section 2.4.         Closing Deliverables.

(a)         At the Closing, the Company will deliver or cause to be delivered:

(i)          to Acquiror, a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a) and Section 9.2(b) have been fulfilled;

(ii)         to Acquiror, the written resignations of all of the directors of the Company (other than those Persons identified as the initial directors of the Surviving Corporation, in accordance with the provisions of Section 2.6(a)), effective as of the Effective Time;

(iii)        to Acquiror, the Registration Rights Agreement, duly executed by the Company and each of the Company Stockholders (and their Affiliates) party thereto;

(iv)        to Acquiror, the Lock-Up Agreement, duly executed by each of the Key Holders listed in clause (a) of the definition of Key Holders;

(v)         to Acquiror, evidence that the Affiliate Agreements set forth on Section 6.3 of the Company Disclosure Letter have been terminated or settled at or prior to the Closing without further liability to Acquiror, the Company or any of the Company’s Subsidiaries; and

(vi)        to Acquiror, a certificate on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the IRS prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

(b)         At the Closing, Acquiror will deliver or cause to be delivered:

(i)          to the Exchange Agent, the Aggregate Merger Consideration for further distribution to the Company Stockholders pursuant to Section 3.2;

(ii)         to the Company, a certificate signed by an officer of Acquiror, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled;

(iii)        to the Company, the Registration Rights Agreement, duly executed by Acquiror, the Sponsor and its Affiliates party thereto;

(iv)        to the Company, the Lock-Up Agreement, duly executed by each of the Key Holders listed in clause (b) of the definition of Key Holders; and

(v)         to the Company, the written resignations of all of the directors and officers of Acquiror and Merger Sub (other than those Persons identified as the initial directors of Acquiror, in accordance with the provisions of Section 2.6(b) and Section 7.6), effective as of the Effective Time.

(c)         On the Closing Date, concurrently with the Effective Time, or at such later time as may be agreed by the Parties and the applicable third party recipient of the payment, the Acquiror shall pay or cause to be paid by wire transfer of immediately available funds, (i) all accrued and unpaid Acquiror Transaction Expenses as set forth on the written statement to be delivered to the Company pursuant to Section 8.7 and (ii) all accrued and unpaid Transaction Expenses as set forth on a written statement to be delivered to Acquiror pursuant to Section 8.7; provided, that any accrued and unpaid Transaction Expenses due to current or former employees, independent contractors, officers, or directors of the Company or any of its Subsidiaries shall be paid to the Company for further payment to such employee, independent contractor, officer or director through the Company’s payroll; provided, further, that Sponsor shall pay, or cause its Affiliates (other than Acquiror) to pay, on the Closing Date, concurrently with the Effective Time, or at such later time as may be agreed by Sponsor and the applicable third party recipient of the payment, all accrued and unpaid Acquiror Transaction Expenses that exceed the Acquiror Expense Cap in accordance with the terms of the Sponsor Support Agreement.

Section 2.5.         Governing Documents.

(a)         The certificate of incorporation and bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended as provided therein and under the DGCL.

(b)         The certificate of incorporation and bylaws of Acquiror in effect immediately prior to the Effective Time (which shall be in substantially the form attached as Exhibits A and B hereto, respectively (with such changes as may be agreed in writing by Acquiror and the Company)) shall be the certificate of incorporation and bylaws of Acquiror from and after the Effective Time, until thereafter amended as provided therein and under the DGCL.

Section 2.6.         Directors and Officers.

(a)         The initial directors and officers of the Surviving Corporation from and after the Effective Time shall be determined by the board of directors of the Company, each to hold office in accordance with the Governing Documents of the Surviving Corporation.

(b)         From and after the Effective Time, the Persons identified as the initial directors and officers of Acquiror as of the Effective Time in accordance with the provisions of Section 7.6, shall be the directors and officers (and in the case of such officers, holding such positions as set forth on Section 7.6(c) of the Company Disclosure Letter), respectively, of Acquiror, each to hold office in accordance with the Governing Documents of Acquiror.

Section 2.7.         U.S. Tax Treatment. The Parties intend that, for United States federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations to which each of Acquiror, Merger Sub and the Company are to be parties under Section 368(b) of the Code and the Treasury Regulations and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g) (collectively, the “U.S. Tax Treatment”). No Party knows of any fact or circumstance (without conducting independent inquiry or diligence of the other relevant party), or has taken or will take any action, if such fact, circumstance or action would be reasonably expected to cause the Merger to fail to qualify for the U.S. Tax Treatment. The Merger shall be reported by the Parties for all Tax purposes in accordance with the U.S. Tax Treatment, unless otherwise required by a Governmental Authority.

Article III

EFFECTS OF THE MERGER ON THE COMPANY COMMON STOCK AND EQUITY AWARDS

Section 3.1.         Conversion of Securities.

(a)         At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Company Common Stock, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time, but excluding (i) any shares of Company Common Stock subject to Company Options (which shall be subject to Section 3.3), (ii) any shares of Company Common Stock held in the treasury of the Company, which treasury shares shall be canceled as part of the Merger and shall not constitute “Company Common Stock” hereunder (each such share, a “Treasury Share”), and (iii) any Dissenting Shares, shall be canceled and converted into the right to receive the applicable portion of the Aggregate Merger Consideration as determined pursuant to Section 3.1(c).

(b)         At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror or Merger Sub, each share of Merger Sub Capital Stock shall be converted into a share of common stock, par value $0.0001 of the Surviving Corporation.

(c)         Each holder of shares of Company Common Stock as of immediately prior to the Effective Time, other than in respect of (i) any shares of Company Common Stock subject to Company Options (which shall be subject to Section 3.3), (ii) any Treasury Shares and (iii) any Dissenting Shares, shall be entitled to receive a portion of the Aggregate Merger Consideration in the form of shares of the Corresponding Class of Acquiror Common Stock equal to (1) the Merger Consideration Per Fully Diluted Share, multiplied by (2) the number of shares of the applicable class of Company Common Stock held by such holder as of immediately prior to the Effective Time, with fractional shares rounded down to the nearest whole share (and no cash settlements shall be made with respect to fractional shares eliminated by rounding).

(d)            Notwithstanding anything in this Agreement to the contrary, no fractional shares of Acquiror Common Stock shall be issued in the Merger. In lieu of any fractional shares of Acquiror Common Stock to which each holder of Company Common Stock would otherwise be entitled in the Merger, the Exchange Agent shall round down to the nearest whole share of Acquiror Common Stock. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

Section 3.2.            Exchange Procedures.

(a)            Prior to the Closing, Acquiror shall appoint an exchange agent (the “Exchange Agent”) to act as the agent for the purpose of paying the Aggregate Merger Consideration to the Company Stockholders. At or before the Effective Time, Acquiror shall deposit with the Exchange Agent the number of shares of Acquiror Common Stock to be paid as Aggregate Merger Consideration pursuant to Section 3.1(c).

(b)            Reasonably promptly after the Effective Time, Acquiror shall send or shall cause the Exchange Agent to send, to each record holder of shares of Company Common Stock as of immediately prior to the Effective Time whose shares of Company Common Stock were converted pursuant to Section 3.1(a) into the right to receive a portion of the Aggregate Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper transfer of each share to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as Acquiror may reasonably specify) for use in such exchange (each, a “Letter of Transmittal”).

(c)            Each holder of shares of Company Common Stock that have been converted into the right to receive a portion of the Aggregate Merger Consideration pursuant to Section 3.1(a) shall be entitled to receive such portion of the Aggregate Merger Consideration, upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), together with a duly completed and validly executed Letter of Transmittal and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the transfer of any share.

(d)            Promptly following the date that is one (1) year after the Effective Time, Acquiror shall instruct the Exchange Agent to deliver to Acquiror all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Aggregate Merger Consideration that remains unclaimed shall be returned to Acquiror, and any Person that was a holder of shares of Company Common Stock as of immediately prior to the Effective Time that has not exchanged such shares of Company Common Stock in accordance with this Section 3.2 prior to the date that is one (1) year after the Effective Time may transfer such shares of Company Common Stock to Acquiror and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Acquiror shall promptly deliver, such applicable portion of the Aggregate Merger Consideration without any interest thereupon. None of Acquiror, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any of the Aggregate Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such shares shall not have been transferred immediately prior to such date on which any amounts payable pursuant to this Article III would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

Section 3.3.            Treatment of Company Options.

(a)            As of the Effective Time, each Company Option that is then outstanding shall be converted into the right to receive, pursuant to the Company Incentive Plans or the applicable award agreement, an option relating to shares of the Corresponding Class of Acquiror Common Stock upon substantially the same terms and conditions as are in effect with respect to such Company Option immediately prior to the Effective Time, including with respect to vesting and termination-related provisions (each, an “Acquiror Option”) except that (i) such Acquiror Option shall relate to that whole number of shares of the Corresponding Class of Acquiror Common Stock (rounded down to the nearest whole share) equal to the number of shares of the applicable class of Company Common Stock subject to such Company Option, multiplied by the Merger Consideration Per Fully Diluted Share, and (ii) the exercise price per share for each such Acquiror Option shall be equal to the exercise price per share of such Company Option in effect immediately prior to the Effective Time, divided by the Merger Consideration Per Fully Diluted Share (the exercise price per share, as so determined, being rounded up to the nearest full cent); provided, however, that the conversion of the Company Options will be made in a manner consistent with Treasury Regulations Section 1.424-1, such that such conversion will not constitute a “modification” of such Company Options for purposes of Section 409A or Section 424 of the Code.

(b)            The Company shall take all necessary actions to (i) effect the treatment of the Company Options pursuant to Section 3.3(a) in accordance with the Company Incentive Plans and the applicable award agreements, and (ii) terminate the Company Incentive Plans as of the Effective Time and to ensure no new awards are granted thereunder from and following the Effective Time (provided that the Company Options shall remain subject to the terms of the Company Incentive Plans except that any references to the Company shall refer to the Acquiror and any references to Company Common Shares shall refer to Acquiror Common Stock).

Section 3.4.            Withholding. Notwithstanding any other provision to this Agreement, Acquiror, the Company and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement any such Taxes as may be required to be deducted and withheld from such amounts under the Code or any other applicable Law (as reasonably determined by Acquiror, the Company, or the Exchange Agent, respectively). To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made and paid to the applicable Governmental Authority.

Section 3.5.            Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Company Common Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL) shall not be converted into a right to receive a portion of the Aggregate Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive a portion of the Aggregate Merger Consideration in accordance with Section 3.1 without interest thereon, upon transfer of such shares. The Company shall provide Acquiror prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the Effective Time that relates to such demand. Except with the prior written consent of (i) Acquiror (which shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not make any payment with respect to, or settle, or offer to settle, any such demands and (ii) the Company (which shall not be unreasonably conditioned, withheld, delayed or denied), Acquiror shall not make any payment with respect to, or settle, or offer to settle, any such demands.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) any Company SEC Filings filed or submitted on or prior to the date hereof (excluding (a) any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (b) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such Company SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 4.6, Section 4.7 and Section 4.15), or (ii) the disclosure letter delivered to Acquiror and Merger Sub by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article IV), the Company represents and warrants to Acquiror and Merger Sub as follows:

Section 4.1.            Company Organization. The Company has been duly formed or organized and is validly existing under the Laws of the State of Delaware, and has the requisite company or corporate power, as applicable, and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of the Company, as amended to the date of this Agreement and as previously made available by or on behalf of the Company to Acquiror, are true, correct and complete. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.2.            Subsidiaries. A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, as applicable, is set forth on Section 4.2 of the Company Disclosure Letter. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. True, correct and complete copies of the Governing Documents of the Company’s Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Acquiror by or on behalf of the Company. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.3.            Due Authorization.

(a)            Other than the Company Stockholder Approval, the Company has all requisite company or corporate power, as applicable, and authority to execute and deliver this Agreement and the other documents to which it is or will be a party contemplated hereby and (subject to the approvals described in Section 4.5) to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which the Company is or will be a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Board of Directors of the Company, and no other company or corporate proceeding other than the Company Stockholder Approval on the part of the Company is necessary to authorize this Agreement and the other documents to which the Company is or will be a party contemplated hereby. This Agreement has been, and on or prior to the Closing and upon execution by the Company, such other documents to which the Company is or will be a party contemplated hereby will be, duly and validly executed and delivered by the Company and this Agreement constitutes, assuming the due authorization, execution and delivery by the other Parties, and on or prior to the Closing, the other documents to which the Company is or will be a party contemplated hereby will constitute, assuming the due authorization, execution and delivery by the other parties thereto, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)            On or prior to the date of this Agreement, the Board of Directors of the Company has duly adopted resolutions (i) determining that this Agreement and the other documents to which the Company is or will be a party contemplated hereby and the transactions contemplated hereby and thereby (including the Merger) are advisable and fair to, and in the best interests of, the Company and its stockholders and (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the other documents to which the Company is or will be a party contemplated hereby and the transactions contemplated hereby and thereby (including the Merger). No other corporate action is required on the part of the Company or any of its stockholders to enter into this Agreement or the documents to which the Company is or will be a party contemplated hereby or to approve the Merger other than the Company Stockholder Approval.

Section 4.4.            No Conflict. Subject to the receipt of the Governmental Approvals set forth in Section 4.5 and except as set forth on Section 4.4 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the documents to which the Company is or will be a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Company, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law, Permit or Governmental Order applicable to the Company or any of the Company’s Subsidiaries, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract of the type described in Section 4.12(a) to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries may be bound, or terminate or result in the termination of any such foregoing Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement or (ii) be material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.5.            Governmental Authorities; Approvals. Assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Approval”) is required on the part of the Company or its Subsidiaries, or on the part of Acquiror as a result of any Permit held (or required to be held) by the Company or its Subsidiaries, with respect to the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act; (ii) any Governmental Approvals required on the part of the Company or its Subsidiaries, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to perform or comply with on a timely basis any material obligation of the Company under this Agreement or the Ancillary Agreements, to consummate the transactions contemplated hereby or thereby, or to conduct the business of the Company and its Subsidiaries as currently conducted in all material respects; and (iii) the filing of the Merger Certificate in accordance with the DGCL.

Section 4.6.            Capitalization of the Company.

(a)            As of the date of this Agreement, the authorized capital stock of the Company consists of 85,000,000 shares of Company Common Stock, each with a par value of $0.001 per share, comprised of: (A) 27,500,000 shares have been designated Class A Common Stock, 10,939,165 of which are issued and outstanding as of the date of this Agreement, (B) 4,000,000 shares have been designated Class B Common Stock, 3,346,358 of which are issued and outstanding as of the date of this Agreement, (C) 38,000,000 shares have been designated Class C Common Stock, 2,561,435 of which are issued and outstanding as of the date of this Agreement, and (D) 15,500,000 shares have been designated Class F Common Stock, 9,737,953 of which are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Company Common Stock (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) are free and clear of any Liens other than Permitted Liens. All shares of Company Common Stock are uncertificated, book-entry shares.

(b)            As of the date of this Agreement, Company Options to purchase 5,132,496 shares of Company Common Stock are outstanding. The Company has provided to Acquiror, prior to the date of this Agreement, a true and complete list of each current or former employee, consultant or director of the Company or any of its Subsidiaries who, as of the date of this Agreement, holds a Company Option, including the type of Company Option (whether such Company Option is an incentive stock option or a nonstatutory stock option), the number of shares of Company Common Stock subject thereto, vesting schedule and the exercise price thereof. All Company Options are evidenced by award agreements in substantially the forms previously made available to Acquiror, and no Company Option is subject to terms that are materially different from those set forth in such forms. Each Company Option was validly issued and properly approved by the Board of Directors of the Company (or appropriate committee thereof).

(c)            Except as set forth on Section 4.6(c) of the Company Disclosure Letter, the Company has not granted any outstanding subscriptions, options, stock appreciation rights, warrants, rights or other securities (including debt securities) convertible into, exchangeable or exercisable for or with a value that is linked to shares of Company Common Stock, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares or other equity interests of the Company, the sale of treasury shares or other equity interests of the Company, or for the repurchase or redemption of shares or other equity interests of the Company or the value of which is determined by reference to shares or other equity interests of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any shares of Company Common Stock.

Section 4.7.            Capitalization of Subsidiaries.

(a)            The outstanding shares of capital stock or equity interests of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued and are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of each such Subsidiary, and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound; and (iv) are free and clear of any Liens other than Permitted Liens.

(b)            The Company owns of record and beneficially all the issued and outstanding shares of capital stock or equity interests of such Subsidiaries free and clear of any Liens other than Permitted Liens.

(c)            Except as set forth on Section 4.7(c) of the Company Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any capital stock of such Subsidiaries, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares or other equity interests of such Subsidiaries, the sale of treasury shares or other equity interests of such Subsidiaries, or for the repurchase or redemption of shares or other equity interests of such Subsidiaries or the value of which is determined by reference to shares or other equity interests of the Subsidiaries, and there are no voting trusts, proxies or agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.

Section 4.8.            Internal Controls; Financial Statements.

(a)            The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, if any, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act. The Company has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company Financial Statements for external purposes in accordance with GAAP.

(b)            Each director and executive officer of the Company has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

(c)            The Company SEC Filings contain true and complete copies of (x) the audited balance sheet as of December 31, 2023 and December 31, 2022, and statement of operations, cash flow and shareholders’ equity of the Company for the years then-ended, together with the auditor’s reports thereon, and (y) the unaudited balance sheet as of June 30, 2024 and the unaudited statement of operations, cash flow and shareholders’ equity of the Company for the six (6)-month period ended June 30, 2024 and June 30, 2023, together with the notes thereto (collectively, the “Company Financial Statements”). Except as disclosed in the Company SEC Filings, the Company Financial Statements (i) fairly present in all material respects the financial position of the Company, as at the respective dates thereof, and the results of operations and consolidated cash flows and stockholders’ equity for the respective periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and, in the case of any unaudited interim financial statements, the absence of footnotes or the inclusion of limited footnotes), and (iii) comply in all material respects with the applicable accounting requirements and with the applicable rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of the Company have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(d)            Neither the Company (including, to the knowledge of the Company, any employee thereof) nor any independent auditor of the Company has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any written claim or allegation regarding any of the foregoing.

(e)            The Company Class B Common Stock and Company Class C Common Stock are registered pursuant to Section 12(g) of the Exchange Act. There is no Legal Proceeding (as defined below) pending or, to the knowledge of the Company, threatened against the Company by the SEC with respect to any intention by such entity to deregister the Company Class B Common Stock and Company Class C Common Stock.

Section 4.9.            No Undisclosed Liabilities. Except as set forth on Section 4.9 of the Company Disclosure Letter, there is no liability, debt or obligation of, or claim or judgment against, the Company or any of the Company’s Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due) required by GAAP to be included on a consolidated balance sheet of the Company and its Subsidiaries, except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Company Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Company Financial Statements in the ordinary course of business, consistent with past practice, of the Company and its Subsidiaries, (c) that will be discharged or paid off prior to or at the Closing and that are not material to the Company and its Subsidiaries, taken as a whole, or (d) that have arisen in connection with the authorization, negotiation, execution or performance of this Agreement or the transactions contemplated hereby, and will be disclosed or otherwise taken into account in the notice of accrued and unpaid Transaction Expenses to be delivered to Acquiror by the Company pursuant to Section 8.7.

Section 4.10.           Litigation and Proceedings. In each case except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole or except as set forth on Section 4.10 of the Company Disclosure Letter, as of the date hereof (a) there are no initiated, pending or, to the knowledge of the Company, threatened, Actions, or other proceedings at law or in equity (collectively, “Legal Proceedings”), against the Company or any of the Company’s Subsidiaries or their respective properties or assets or, to the knowledge of the Company, any of their respective directors, managers, officers or employees (in their capacity as such); (b) other than examinations conducted in the ordinary course of a Governmental Authority’s generally applicable supervisory jurisdiction, no investigations or other inquiries have been initiated, are pending, or, to the knowledge of the Company, have been threatened against, the Company or any of the Company’s Subsidiaries or their respective properties or assets, or, to the knowledge of the Company, any of their respective directors, managers, officers or employees (in their capacity as such), by any Governmental Authority; and (c) there is no outstanding Governmental Order imposed upon the Company or any of the Company’s Subsidiaries; nor are any properties or assets of the Company or any of the Company’s Subsidiaries’ respective businesses bound or subject to any Governmental Order.

Section 4.11.           Legal Compliance.

(a)            Each of the Company and its Subsidiaries is, and since the date that is three (3) years preceding the date of this Agreement has been, in compliance in all material respects with all applicable Laws.

(b)            The Company and its Subsidiaries maintain a program of policies, procedures, and internal controls reasonably designed and implemented to ensure compliance with applicable Law.

(c)            Since the date that is three (3) years preceding the date of this Agreement, neither the Company nor any of its Subsidiaries or, to the knowledge of the Company, any of the officers, directors or employees thereof acting in such capacity, has received any written notice of, or been charged with, the violation of any Laws, except where such violation has not been, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.12.           Contracts; No Defaults.

(a)            Section 4.12(a) of the Company Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xv) below to which, as of the date of this Agreement, the Company or any of the Company’s Subsidiaries is a party or by which they are bound, other than a Company Benefit Plan. True, correct and complete copies of the Contracts listed on Section 4.12(a) of the Company Disclosure Letter have previously been delivered to or made available to Acquiror or its agents or representatives, together with all amendments thereto.

(i)             Any Contract with any of the Top Vendors and Top Customers (other than purchase orders, invoices, or statements of work entered into or used in the ordinary course of business consistent with past practice);

(ii)            Each note, debenture, other evidence of indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by the Company or any of the Company’s Subsidiaries, including any agreement or commitment for future loans, credit or financing, in each case, in excess of $1,000,000;

(iii)           Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries in the last five (5) years, in each case, involving payments in excess of $2,000,000 other than Contracts (A) in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing, or (B) between the Company and its wholly-owned Subsidiaries;

(iv)           Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property and involves aggregate payments in excess of $20,000 in any calendar year;

(v)           Each Contract involving the formation of a (A) joint venture, (B) partnership, or (C) limited liability company (excluding, in the case of clauses (B) and (C), any wholly-owned Subsidiary of the Company);

(vi)          Contracts (other than employment agreements, employee confidentiality and invention assignment agreements, equity or incentive equity documents and Governing Documents) between the Company and its Subsidiaries, on the one hand, and Affiliates of the Company or any of the Company’s Subsidiaries (other than the Company or any of the Company’s Subsidiaries), the officers and managers (or equivalents) of the Company or any of the Company’s Subsidiaries, the members or stockholders of the Company or any of the Company’s Subsidiaries, any employee of the Company or any of the Company’s Subsidiaries or a member of the immediate family of the foregoing Persons, on the other hand (collectively, “Affiliate Agreements”);

(vii)          Contracts, other than offer letters or agreements that are terminable without severance, with each current employee or individual consultant or other individual service provider to the Company or its Subsidiaries that provide annual base salary (excluding bonus and other benefits) in excess of $125,000;

(viii)         Contracts with each employee or individual consultant or other individual service provider to the Company or its Subsidiaries that provide for change in control, retention or similar payments or benefits in excess of $125,000 that are contingent upon, accelerated by or triggered by the consummation of the transactions contemplated hereby;

(ix)           Contracts, other than non-disclosure agreements containing customary confidentiality and non-use provisions and no other non-customary provisions typically included in non-disclosure agreements, containing covenants of the Company or any of the Company’s Subsidiaries (A) prohibiting or limiting the right of the Company or any of the Company’s Subsidiaries to engage in or compete with any Person in any line of business in any material respect or (B) prohibiting or restricting the Company’s and the Company’s Subsidiaries’ ability to conduct their business with any Person in any geographic area in any material respect;

(x)             Any collective bargaining (or similar) agreement or Contract between the Company or any of the Company’s Subsidiaries, on one hand, and any labor union or other body representing employees of the Company or any of the Company’s Subsidiaries, on the other hand;

(xi)            Each Contract, including license agreements, coexistence agreements, and agreements with covenants not to sue (but not including non-disclosure agreements, contractor services agreements, consulting services agreements, employment agreements, incidental trademark licenses incident to marketing, printing or advertising Contracts, in each case entered into in the ordinary course of business consistent with past practice) pursuant to which the Company or any of the Company’s Subsidiaries (i) grants to a third Person a license, covenant not to sue or other right under any material Company Intellectual Property or (ii) receives from a third Person a license, covenant not to sue or other right under any Intellectual Property that is material to the business of the Company and its Subsidiaries (other than Contracts granting nonexclusive rights to use commercially available off-the-shelf software and Open Source Licenses);

(xii)          Each Contract requiring capital expenditures by the Company or any of the Company’s Subsidiaries after the date of this Agreement in an amount in excess of $50,000 in any calendar year;

(xiii)         Any Contract that grants to any third Person (A) any “most favored nation rights” or (B) price guarantees for a period greater than one year from the date of this Agreement and requires aggregate future payments to the Company and its Subsidiaries in excess of $50,000 in any calendar year;

(xiv)         Contracts granting to any Person (other than the Company or its Subsidiaries) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in the Company or any of the Company’s Subsidiaries; and

(xv)          Any outstanding written commitment to enter into any Contract of the type described in subsections (i) through (xiv) of this Section 4.12(a).

(b)            Except for any Contract that will terminate upon the expiration of the stated term thereof prior to the Closing Date, all of the Contracts listed or required to be listed pursuant to Section 4.12(a) in the Company Disclosure Letter are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the Company and its Subsidiaries, taken as a whole, (x) the Company and its Subsidiaries have performed in all respects all respective obligations required to be performed by them to date under such Contracts listed pursuant to Section 4.12(a) and neither the Company, the Company’s Subsidiaries, nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such Contract, (y) during the last twelve (12) months, neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination or breach of or default under any such Contract (which claim or notice has not been rescinded), and (z) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract by the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).

Section 4.13.           Company Benefit Plans.

(a)            Section 4.13(a) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of each material “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and any other material plan, policy, program or agreement (including any employment, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, retention, supplemental retirement, change in control or similar plan, policy, program or agreement) providing compensation or other benefits to any current or former director, officer, individual consultant, worker or employee, which are maintained, sponsored or contributed to by the Company or any of the Company’s Subsidiaries, or to which the Company or any of the Company’s Subsidiaries is a party or has any liability, and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is required under applicable law and maintained by any Governmental Authority (each, without regard to materiality, a “Company Benefit Plan”). The Company has made available to Acquiror, to the extent applicable, true, complete and correct copies of the following with respect to each Company Benefit Plan listed on Section 4.13(a) of the Company Disclosure Letter: (A) each Company Benefit Plan (or, if not written, a written summary of its material terms), including all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (B) the most recent summary plan descriptions, including any summary of material modifications, (C) the most recent annual report (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, and (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter.

(b)            Except as set forth on Section 4.13(b) of the Company Disclosure Letter, (i) each Company Benefit Plan has been operated and administered in compliance with its terms and all applicable Laws, including ERISA and the Code; (ii) all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company Financial Statements to the extent required by GAAP; (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan; (iv) to the knowledge of the Company, there has not been any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan; and (v) neither the Company nor, to the knowledge of the Company, any other “fiduciary” (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Benefit Plan; in each case, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(c)            No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan that is subject to Title IV of ERISA (“Title IV Plan”) and the Company has not sponsored or contributed to, been required to contribute to, or had any actual or contingent liability (including by way of an ERISA Affiliate) under, a Multiemployer Plan or Title IV Plan at any time within the previous six (6) years. Neither the Company nor any of its ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied.

(d)            With respect to each Company Benefit Plan, no material actions, suits or claims (other than routine claims for benefits) are pending or, to the knowledge of the Company, threatened.

(e)            No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” or (iii) for a period of time not exceeding three months following a termination of employment pursuant to the terms of an existing Company Benefit Plan.

(f)            Except as set forth on Section 4.13(f) of the Company Disclosure Letter or as otherwise contemplated by this Agreement, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee, officer or other service provider of the Company or any Subsidiary of the Company to any severance pay or any other compensation or benefits payable or to be provided by the Company or any Subsidiary of the Company, or (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits (including Company Options) due to any such employee, officer or other individual service provider by the Company or a Subsidiary of the Company. The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code to any current or former employee, officer or other individual service provider of the Company or a Subsidiary of the Company. No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code.

(g)            All Company Options have been granted in accordance in all material respects with the terms of the Company Incentive Plans. Each Company Option has been granted with an exercise price that is no less than the fair market value of the underlying Company Common Stock on the date of grant, as determined in accordance with Section 409A of the Code or Section 422 of the Code, if applicable. Each Company Option is intended to either qualify as an “incentive stock option” under Section 422 of the Code or to be exempt under Section 409A of the Code. The Company has made available to Acquiror, accurate and complete copies of (i) the Company Incentive Plans, (ii) the forms of standard award agreement under the Company Incentive Plans and (iii) copies of any award agreements that materially deviate from such forms. The treatment of Company Options under this Agreement does not violate the terms of the Company Incentive Plans or any Contract governing the terms of such awards.

(h)            Neither the Company or the Company Subsidiaries have any liability with respect to a Company Benefit Plan subject to the Laws of any jurisdiction outside the United States.

Section 4.14.           Labor Relations; Employees.

(a)            Except as set forth on Section 4.14(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, or any similar agreement, no such agreement is being negotiated by the Company or any of the Company’s Subsidiaries, and no labor union or any other employee representative body, to the knowledge of the Company, has requested or has sought to represent any of the employees of the Company or its Subsidiaries. To the knowledge of the Company, there is no labor organization activity involving any employees of the Company or any of its Subsidiaries. Since the date that is three (3) years preceding the date of this Agreement, there has been no actual or, to the knowledge of the Company, threatened strike, slowdown, work stoppage, lockout or other material labor dispute against or affecting the Company or any Subsidiary of the Company.

(b)            Each of the Company and its Subsidiaries is, and has been since the date that is three (3) years preceding the date of this Agreement, in compliance with all applicable Laws respecting labor and employment including all Laws respecting terms and conditions of employment, health and safety, wages and hours, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance, except where the failure to comply would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries.

(c)            Since the date that is three (3) years preceding the date of this Agreement, the Company and its Subsidiaries have not received (i) notice of any unfair labor practice charge or material complaint before the National Labor Relations Board or any other Governmental Authority against them, (ii) notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement, (iii) notice of any material charge or complaint with respect to or relating to them before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) notice of any material complaint, lawsuit or other proceeding in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship, and with respect to each of (i) through (v) herein, no such matters are pending or, to the knowledge of the Company, threatened.

(d)            To the knowledge of the Company, no present or former employee, worker or independent contractor of the Company or any of the Company’s Subsidiaries is in material violation of (i) any material restrictive covenant, nondisclosure obligation or fiduciary duty to the Company or any of the Company’s Subsidiaries or (ii) any material restrictive covenant or nondisclosure obligation to a former employer or engager of any such individual relating to (A) the right of any such individual to work for or provide services to the Company or any of the Company’s Subsidiaries or (B) the knowledge or use of Trade Secrets or proprietary information in connection with such individual’s work for or services to the Company or any of the Company’s Subsidiaries.

(e)            Since the date that is three (3) years preceding the date of this Agreement, neither the Company nor any of the Company’s Subsidiaries has entered into a settlement agreement with a current or former officer, employee or independent contractor of the Company or any of the Company’s Subsidiaries that involves allegations relating to sexual harassment, sexual misconduct or discrimination by either (i) an officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries at the level of vice president or above. To the knowledge of the Company, since the date that is three (3) years preceding the date of this Agreement, no allegations of sexual harassment, sexual misconduct or discrimination have been made against (i) an officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries at the level of vice president or above.

(f)            Since the date that is three (3) years preceding the date of this Agreement, neither the Company nor any of the Company’s Subsidiaries has misclassified its current or former independent contractors as such or its current or former employees as exempt or nonexempt from wage and hour Laws, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 4.15.           Taxes.

(a)            All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all material Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b)            The Company and each of its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts, and otherwise complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c)            There are no Liens for any material amount of Taxes (other than Permitted Liens) upon the property or assets of the Company or any of its Subsidiaries.

(d)            No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unpaid except for deficiencies being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(e)            There are no material Tax audits or other examinations of the Company or any of its Subsidiaries presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of (nor to the knowledge of the Company has there been) any request or threat for such an audit or other examination, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of the Company or any of its Subsidiaries.

(f)             Neither the Company nor any of its Subsidiaries has made a request for an advance tax ruling, a technical advice memorandum, a change of any method of accounting, or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes or requested, received, or entered into a closing agreement with any Governmental Authority with respect to any Taxes that would be binding on any of the Company or any of its Subsidiaries after the Closing Date.

(g)            Neither the Company nor any of its Subsidiaries is a party to or has any liability under any Tax indemnification or Tax sharing agreement or any other agreement providing for payments in respect of Taxes or Tax benefits (other than any such agreement solely between the Company and its existing Subsidiaries or Contracts entered into in the ordinary course of business not primarily related to Taxes).

(h)            Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(i)             Neither the Company nor any of its Subsidiaries (i) is liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than Contracts entered into in the ordinary course of business not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is the Company or any of its Subsidiaries.

(j)             No written claim has been made by any Governmental Authority within the last thirty-six (36) months where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(k)             Neither the Company nor any of its Subsidiaries has, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization.

(l)              Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code.

(m)            The Company has not been, is not, and immediately prior to the Effective Time will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(n)            Neither the Company nor any of its Subsidiaries has deferred the payment of any “applicable employment taxes” under Section 2302 of the Coronavirus Aid, Relief, and Economic Security Act (or any similar provision of state, local or foreign Law) or claimed or received any Tax refund or credit thereunder or pursuant any other Tax legislation related to the COVID-19 pandemic that remains unpaid.

(o)            The Company has not taken any action, nor to the knowledge of the Company or any of its Subsidiaries are there any facts or circumstances, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations.

Section 4.16.           Brokers’ Fees. Except as set forth on Section 4.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by the Company, any of the Company’s Subsidiaries or any of their Affiliates for which Acquiror, the Company or any of the Company’s Subsidiaries has any obligation.

Section 4.17.           Insurance. Section 4.17 of the Company Disclosure Letter contains a list of, as of the date hereof, all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of the Company’s Subsidiaries as of the date of this Agreement. All such policies are in full force and effect, all premiums due thereunder have been paid, and no notice of cancellation or termination has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy. Except as disclosed on Section 4.17 of the Company Disclosure Letter, no insurer has denied or disputed coverage of any material claim under any of the Company’s insurance policy during the last twelve (12) months.

Section 4.18.           Permits; Regulatory Matters.

(a)            The Company and its Subsidiaries have obtained, and maintain, all Permits required to permit the Company and its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted in all material respects.

(b)            Section 4.18(b) of the Company Disclosure Letter sets forth a true, correct and complete list of material Permits held by the Company or its Subsidiaries.

(c)            Each material Permit held by the Company or any of the Company’s Subsidiaries is valid, binding and in full force and effect. Neither the Company nor any of its Subsidiaries (i) is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) in any material respect of any term, condition or provision of any material Permit to which it is a party, (ii) is or has been the subject of any pending or, to the knowledge of the Company threatened Action by a Governmental Authority seeking the revocation, suspension, termination, modification, or impairment of any Permit, or (iii) has received any written notice that any Governmental Authority that has issued any Permit intends to cancel, terminate, or not renew any such Permit, except to the extent such Permit may be amended, replaced, or reissued as a result of and as necessary to reflect the transactions contemplated hereby.

Section 4.19.           Equipment and Other Tangible Property. The Company or one of its Subsidiaries owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Company and its Subsidiaries are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present use.

Section 4.20.           Real Property.

(a)            Section 4.20 of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Leased Real Property and all Real Property Leases pertaining to such Leased Real Property. With respect to each parcel of Leased Real Property:

(i)             The Company or one of its Subsidiaries holds a good and valid leasehold estate in, and enjoys peaceful and undisturbed possession of, such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(ii)            The Company’s and its Subsidiaries’, as applicable, possession and quiet enjoyment of the Leased Real Property under such Real Property Leases has not been materially disturbed.

(iii)           The Company and its Subsidiaries have delivered to Acquiror true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in the Leased Real Property by or to the Company and its Subsidiaries, including all amendments, terminations and modifications thereof (collectively, the “Real Property Leases”), and none of such Real Property Leases have been modified in any respect following the date of this Agreement, except in accordance with this Agreement and to the extent that such modifications have been disclosed by the copies delivered to Acquiror.

(iv)          The Company and its Subsidiaries are in material compliance with all Liens, encumbrances, easements, restrictions, and other matters of record affecting the Leased Real Property, and neither the Company nor any of the Company’s Subsidiaries has received any written notice alleging any default or breach under any of such Liens, encumbrances, easements, restrictions, or other matters and, to the knowledge of the Company, no default or breach, nor any event that with notice or the passage of time would result in a default or breach, by any other contracting parties has occurred thereunder. To the knowledge of the Company, there are no material disputes with respect to such Real Property Leases.

(v)           As of the date of this Agreement, no party, other than the Company or its Subsidiaries, has any right to use or occupy the Leased Real Property or any portion thereof.

(vi)          Neither the Company nor any of its Subsidiaries have received written notice of any current condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property.

(b)            None of the Company or any of its Subsidiaries owns any land (“Owned Land”).

Section 4.21.           Intellectual Property.

(a)            Section 4.21(a) of the Company Disclosure Letter lists each item of Intellectual Property that is registered or applied-for with a Governmental Authority or Internet domain name registrar and is owned by the Company or any of the Company’s Subsidiaries as of the date of this Agreement, whether applied for or registered in the United States or any other jurisdiction as of the date of this Agreement (“Company Registered Intellectual Property”). The Company or one of the Company’s Subsidiaries is the sole and exclusive beneficial and record owner of all of the items of Company Registered Intellectual Property, and all such Company Registered Intellectual Property is subsisting and, to the Company’s knowledge and excluding any pending applications included in the Company Registered Intellectual Property, is valid and enforceable. No Company Registered Intellectual Property is subject to any outstanding Governmental Order adversely affecting the validity or enforceability of, or the Company’s or any of its Subsidiaries’ ownership or use of, or rights in or to, any such Company Registered Intellectual Property.

(b)            Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company or one of its Subsidiaries exclusively owns the Company Intellectual Property, free and clear of all Liens (other than Permitted Liens), and, to the Company’s knowledge, has sufficient and valid rights pursuant to enforceable Contracts to use all Intellectual Property material to and used in or reasonably necessary for the continued conduct of the business of the Company and its Subsidiaries in substantially the same manner as such business has been operated during the twelve (12) months prior to the Closing Date. There exist no material restrictions on the disclosure, use, license or transfer of, and the consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish, any Company Intellectual Property.

(c)            Neither the Company and its Subsidiaries, nor the conduct of the businesses of the Company or any of its Subsidiaries, have since the date that is three (3) years preceding the date of this Agreement infringed upon, misappropriated or otherwise violated and are not infringing upon, misappropriating or otherwise violating any Intellectual Property of any third Person, provided the foregoing representation and warranty is given solely to the Company’s knowledge. There is no Action pending to which the Company or any of the Company’s Subsidiaries is a named party, or to the knowledge of the Company, that is threatened (in writing, or to the knowledge of the Company, otherwise), alleging the Company’s or its Subsidiaries’ infringement, misappropriation or other violation of any Intellectual Property of any third Person.

(d)            Except as set forth on Section 4.21(d) of the Company Disclosure Letter, (i) to the knowledge of the Company, no Person is infringing upon, misappropriating or otherwise violating any Company Intellectual Property, and (ii) the Company and its Subsidiaries have not sent to any Person since the date that is three (3) years preceding the date of this Agreement any written notice, charge, complaint, claim or other written assertion against any third Person claiming infringement, misappropriation or other violation by or misappropriation of any Company Intellectual Property.

(e)            The Company and its Subsidiaries take commercially reasonable measures to protect the confidentiality of any material Trade Secrets included in the Company Intellectual Property. To the knowledge of the Company, since the date that is three (3) years preceding the date of this Agreement, there has not been any unauthorized disclosure of or unauthorized access to any such Trade Secrets to or by any Person.

(f)            No Governmental Authority, university, college, research institute or other similar organization has sponsored, contributed funding, facilities or personnel, or otherwise been involved with any research or development by the Company or any of its Subsidiaries of any material Company Intellectual Property or any product or technology of the Company or any of its Subsidiaries.

(g)            Each Person who created, developed, invented, or otherwise contributed to the creation, development or invention of, any Intellectual Property material to the business of the Company or any of its Subsidiaries for or on behalf of the Company or its Subsidiary, as applicable, has executed a written non-disclosure and assignment agreement containing an irrevocable present assignment of all such Person’s rights, title and interests in and to any such Intellectual Property to the Company or its Subsidiary, as applicable.

Section 4.22.           Privacy and Cybersecurity.

(a)            The Company and its Subsidiaries maintain and are in compliance in all material respects, and since the date that is three (3) years preceding the date of this Agreement, have maintained and been in compliance in all material respects with, (i) all applicable Privacy Laws and (ii) the Company’s and its Subsidiaries’ contractual obligations concerning cybersecurity, Personal Information and data privacy and security and the security of the Company’s and each of its Subsidiaries’ information technology systems (collectively, (i) and (ii), “Personal Information Laws and Policies”). To the knowledge of the Company, there are no Actions by any Person (including any Governmental Authority) pending to which the Company or any of the Company’s Subsidiaries is a named party or, to the knowledge of the Company, threatened (in writing, or to the knowledge of the Company, otherwise) against the Company or its Subsidiaries alleging a violation of any Personal Information Laws and Policies, and there have been no such Actions brought against the Company or any of the Company’s Subsidiaries. To the knowledge of the Company, neither the Company nor any Subsidiary of the Company has received any written notice from any Governmental Authority relating to an alleged violation of Personal Information Laws and Policies.

(b)            Since the date that is three (3) years preceding the date of this Agreement, (i) there have been no material breaches of the security of the IT Assets used or held for use by the Company and its Subsidiaries in their businesses, and (ii) there have been no disruptions in any such IT Assets that materially adversely affected the Company’s and its Subsidiaries’ business or operations. To the knowledge of the Company, the Company and its Subsidiaries have taken commercially reasonable and legally compliant measures designed to protect the confidentiality, integrity and security of any Personal Information in its possession or control. To the knowledge of the Company, in the past three (3) years, neither the Company nor any Subsidiary of the Company has (A) experienced any unauthorized acquisition, use, or access of unencrypted Personal Information in the possession or control of the Company or any Subsidiary that requires notification under applicable Laws or (B) received any written notice or complaint from any Person (including any Governmental Authority) with respect to any of the foregoing, nor has any such notice or complaint been threatened in writing against the Company or any of the Company’s Subsidiaries.

Section 4.23.           Environmental Matters.

(a)            The Company and its Subsidiaries are and, except for matters which have been fully resolved, have been in material compliance with all Environmental Laws.

(b)            There has been no material release of any Hazardous Materials by the Company or its Subsidiaries (i) at, in, on or under any Leased Real Property or in connection with the Company’s and its Subsidiaries’ operations off-site of the Leased Real Property or (ii) to the knowledge of the Company, at, in, on or under any formerly owned or Leased Real Property during the time that the Company owned or leased such property or at any other location where Hazardous Materials generated by the Company or any of the Company’s Subsidiaries have been transported to, sent, placed or disposed of.

(c)            Neither the Company nor its Subsidiaries are subject to any current Governmental Order relating to any material non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.

(d)            No material Legal Proceeding is pending or, to the knowledge of the Company, threatened with respect to the Company’s and its Subsidiaries’ compliance with or liability under Environmental Laws, and, to the knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis of such a Legal Proceeding.

(e)            The Company has made available to Acquiror all material environmental reports, assessments, audits and inspections and any material communications or notices from or to any Governmental Authority concerning any material non-compliance of the Company or any of the Company’s Subsidiaries with, or liability of the Company or any of the Company’s Subsidiaries under, Environmental Law.

Section 4.24.           Absence of Changes. Since December 31, 2023 through the date of this Agreement, there has not been any Company Material Adverse Effect.

Section 4.25.           Anti-Corruption Compliance.

(a)            For the past five (5) years, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, employee or agent acting on behalf of the Company or any of the Company’s Subsidiaries, has offered or given anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case in violation of the Anti-Bribery Laws.

(b)            To the knowledge of the Company, as of the date of this Agreement, there are no current or pending internal investigations, third party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to the Company or any of the Company’s Subsidiaries.

Section 4.26.           Anti-Money Laundering Laws; Sanctions and International Trade Compliance.

(a)            The Company and its Subsidiaries (i) are, and have been since the date that is three (3) years preceding the date of this Agreement, in compliance in all material respects with all Anti-Money Laundering Laws, International Trade Laws and Sanctions Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made all material filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export, or transfer required under the International Trade Laws and Sanctions Laws (the “Export Approvals”). There are no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against the Company or any of the Company’s Subsidiaries related to any Anti-Money Laundering Laws, International Trade Laws or Sanctions Laws or any Export Approvals.

(b)            Neither the Company nor any of its Subsidiaries nor any of their respective directors or officers, or to the knowledge of the Company, employees or any of the Company’s or its Subsidiaries’ respective agents, representatives or other Persons acting on behalf of the Company or any of the Company’s Subsidiaries, (i) is, or has during the past five (5) years, been a Sanctioned Person or (ii) has transacted business directly or indirectly with any Sanctioned Person or in any Sanctioned Country.

Section 4.27.           Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company or any of the Company’s Subsidiaries specifically in writing for inclusion in (a) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at each time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the Joint Proxy Statement will, on the date of any filing of the Joint Proxy Statement with the SEC, on the date it is first mailed to the Company Stockholders, the Acquiror Stockholders and the Acquiror Warrantholders and at the time of the Company Stockholders’ Meeting, the Acquiror Stockholders’ Meeting and the Acquiror Warrantholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.28.           Customers and Vendors.

(a)            Section 4.28(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top twenty (20) customers and the top twenty (20) vendors, in each case, based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve (12) months for the period ending December 31, 2023 (each group of Persons, respectively, the “Top Customers” and “Top Vendors”).

(b)            Except as set forth on Section 4.28(b) of the Company Disclosure Letter, none of the Top Customers or Top Vendors has, as of the date of this Agreement, informed in writing the Company or any of the Company’s Subsidiaries that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries (other than due to the expiration of an existing contractual arrangement), and to the knowledge of the Company, none of the Top Customers or Top Vendors is, as of the date of this Agreement, otherwise involved in or threatening a material dispute against the Company or its Subsidiaries or their respective businesses.

Section 4.29.            SEC Filings. The Company has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended or supplemented since the time of their filing through the date hereof, the “Company SEC Filings”). Each of the Company SEC Filings, as of the respective date of its filing, or as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Company SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Company SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Filings. To the knowledge of the Company, none of the Company SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 4.30.           Investment Company Act; JOBS Act. The Company is not an “investment company” within the meaning of the Investment Company Act. The Company constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 4.31.           No Outside Reliance. The Company acknowledges that the Company and its advisors have made their own investigation of Acquiror and Merger Sub and, except as provided in this Article IV, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Acquiror or Merger Sub, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Acquiror and Merger Sub as conducted after the Closing, as contained in any materials provided by Acquiror, Merger Sub or any of their Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise.

Section 4.32.           No Additional Representation or Warranties. Except as provided in this Article IV or in any Ancillary Agreement, neither the Company nor any of its Subsidiaries or Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror or Merger Sub or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror or Merger Sub or their Affiliates.

Article V

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Except as set forth in (i) in the case of Acquiror, any Acquiror SEC Filings filed or submitted on or prior to the date hereof (excluding (a) any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (b) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such Acquiror SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 5.8, Section 5.12 and Section 5.14), or (ii) in the case of Acquiror and Merger Sub, in the disclosure letter delivered by Acquiror and Merger Sub to the Company (the “Acquiror Disclosure Letter”) on the date of this Agreement (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article V), Acquiror and Merger Sub represent and warrant to the Company as follows:

Section 5.1.            Organization. Each of Acquiror and Merger Sub has been duly incorporated, organized or formed and is validly existing as a corporation, in good standing under the Laws of the State of Delaware, and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of Acquiror’s Governing Documents and the Governing Documents of Merger Sub, in each case, as amended to the date of this Agreement, previously delivered by Acquiror to the Company, are true, correct and complete. Merger Sub has no assets or operations other than those required to effect the transactions contemplated hereby. All of the equity interests of Merger Sub are held directly by Acquiror. Each of Acquiror and Merger Sub is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to Acquiror.

Section 5.2.            Due Authorization.

(a)            Each of Acquiror and Merger Sub has all requisite corporate power and authority to (x) execute and deliver this Agreement and the documents contemplated hereby, and (y) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been (i) duly and validly authorized and approved by the Board of Directors of Acquiror and Merger Sub and by Acquiror as the sole stockholder of Merger Sub and (ii) determined by the Board of Directors of each of Acquiror and Merger Sub as advisable to Acquiror and Merger Sub, as applicable, and the Acquiror Stockholders and sole stockholder of Merger Sub, as applicable, and recommended for approval by the Acquiror Stockholders and sole stockholder of Merger Sub, as applicable. No other company proceeding on the part of Acquiror or Merger Sub is necessary to authorize this Agreement and the documents contemplated hereby (other than the Acquiror Stockholder Approval, the Acquiror Extension Approval and the Acquiror Warrantholder Approval). This Agreement has been, and at or prior to the Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by each of Acquiror and Merger Sub, to the extent a party thereto, and this Agreement constitutes, assuming the due authorization, execution and delivery by the other Parties, and at or prior to the Closing, the other documents contemplated hereby will constitute, assuming the due authorization, execution and delivery by the other parties thereto, a legal, valid and binding obligation of each of Acquiror and Merger Sub, to the extent a party thereto, enforceable against Acquiror and Merger Sub, to the extent a party thereto, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)            Assuming that a quorum (as determined pursuant to Acquiror’s Governing Documents) is present:

(i)             the Transaction Proposal identified in clause (B) of Section 8.2(b)(ii) shall require approval by an affirmative vote of the holders of at least a majority of the outstanding Acquiror Common Shares entitled to vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a stockholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose;

(ii)            the Transaction Proposal identified in clause (E) of Section 8.2(b)(ii) shall require approval by an affirmative vote of the holders of at least a majority of the outstanding shares of Acquiror Class B Common Stock entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a stockholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose; and

(iii)           each of those Transaction Proposals identified in clauses (A), (C), (D), (F), (G) and (H) of Section 8.2(b)(ii) shall require approval by an affirmative vote of the holders of at least a majority of the outstanding Acquiror Common Shares entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a stockholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose.

(c)            Except for the Acquiror Extension Approval and the Acquiror Warrantholder Approval, the foregoing votes are the only votes of any of Acquiror’s share capital necessary in connection with entry into this Agreement by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby, including the Closing.

(d)            At a meeting duly called and held, the Board of Directors of Acquiror has unanimously approved the transactions contemplated by this Agreement as a Business Combination.

Section 5.3.            No Conflict. Subject to the Acquiror Stockholder Approval, the Acquiror Extension Approval, the Acquiror Warrantholder Approval and receipt of the Governmental Approvals set forth in Section 5.7, the execution and delivery of this Agreement by Acquiror and Merger Sub and the other documents contemplated hereby by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of Acquiror or Merger Sub, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to Acquiror or Merger Sub, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or Merger Sub, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform their obligations under this Agreement or (ii) be material to Acquiror.

Section 5.4.            Litigation and Proceedings.

(a)            As of the date hereof, there are no pending or, to the knowledge of Acquiror, threatened Legal Proceedings against Acquiror or Merger Sub, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). As of the date hereof, there are no investigations or other inquiries pending or, to the knowledge of Acquiror, threatened by any Governmental Authority, against Acquiror or Merger Sub, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). As of the date hereof, there is no outstanding Governmental Order imposed upon Acquiror or Merger Sub, nor are any assets of Acquiror’s or Merger Sub’s respective businesses bound or subject to any Governmental Order, the violation of which would, individually or in the aggregate, reasonably be expected to be material to Acquiror.

(b)            As of the date hereof, each of Acquiror and Merger Sub is in compliance with all applicable Laws in all material respects. Since their formation, Acquiror and Merger Sub have not received any written notice of or been charged with the violation of any Laws, except where such violation has not been, individually or in the aggregate, material to Acquiror.

Section 5.5.            SEC Filings. Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since December 9, 2021, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended or supplemented since the time of their filing through the date hereof, the “Acquiror SEC Filings”). Each of the Acquiror SEC Filings, as of the respective date of its filing, or as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Acquiror SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings. To the knowledge of Acquiror, none of the Acquiror SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.6.            Internal Controls; Financial Statements.

(a)            Except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror, including its consolidated Subsidiaries, if any, is made known to Acquiror’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act. Since December 9, 2021, Acquiror has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror Financial Statements for external purposes in accordance with GAAP.

(b)            Each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

(c)            The Acquiror SEC Filings contain true and complete copies of (x) the audited balance sheet as of December 31, 2023 and December 31, 2022, and statement of operations, cash flow and shareholders’ equity of Acquiror for the years then-ended, together with the auditor’s reports thereon, and (y) the unaudited balance sheet as of June 30, 2024 and the unaudited statement of operations, cash flow and shareholders’ equity of Acquiror for the six (6)-month period ended June 30, 2024 and June 30, 2023, together with the notes thereto (collectively, the “Acquiror Financial Statements”). Except as disclosed in the Acquiror SEC Filings, the Acquiror Financial Statements (i) fairly present in all material respects the financial position of Acquiror, as at the respective dates thereof, and the results of operations and consolidated cash flows and stockholders’ equity for the respective periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and, in the case of any unaudited interim financial statements, the absence of footnotes or the inclusion of limited footnotes), and (iii) comply in all material respects with the applicable accounting requirements and with the applicable rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of Acquiror have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(d)            There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e)             Neither Acquiror (including, to the knowledge of Acquiror, any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any written claim or allegation regarding any of the foregoing.

Section 5.7.            Governmental Authorities; Approvals. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no Governmental Approval is required on the part of Acquiror or Merger Sub with respect to Acquiror’s or Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act, (ii) the filing with the SEC of the Joint Proxy Statement/Registration Statement (and the declaration of the effectiveness thereof by the SEC) and such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby or thereby, (iii) the filing with the SEC of the Extension Proxy Statement (and the clearance thereof by the SEC) and such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with the Acquiror Extension Approval, (iv) the filing with the Secretary of State of the State of Delaware of an amendment to Acquiror’s Governing Documents in connection with the Acquiror Extension Approval, (v) any filings in connection with the Acquiror Warrantholder Approval, (vi) applicable requirements under the rules and regulations of the Applicable Stock Exchange, and (vii) the filing of the Merger Certificate in accordance with the DGCL.

Section 5.8.            Trust Account. As of June 30, 2024, Acquiror had approximately $12,729,617 in the Trust Account, such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of December 9, 2021, between Acquiror and Continental Stock Transfer & Trust Company, as trustee (“Continental”) (the “Trust Agreement”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate or that would entitle any Person (other than stockholders of Acquiror holding Acquiror Common Shares sold in Acquiror’s initial public offering who shall have elected to redeem their shares of Acquiror Common Stock pursuant to Acquiror’s Governing Documents and the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Acquiror Share Redemptions. There are no claims or proceedings pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to Acquiror’s Governing Documents shall terminate, and as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to Acquiror’s Governing Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. To Acquiror’s knowledge, as of the date hereof, following the Effective Time, no Acquiror Stockholder (in its capacity as such) shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Stockholder is exercising an Acquiror Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, neither Acquiror nor Merger Sub have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account (after giving effect to Acquiror Share Redemptions) will not be available to Acquiror and Merger Sub on the Closing Date.

Section 5.9.            Investment Company Act; JOBS Act. Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.10.            Absence of Changes. Since December 31, 2023, (a) there has not been any event or occurrence that has had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform their obligations under this Agreement and (b) except as set forth in Section 5.10 of the Acquiror Disclosure Letter, Acquiror and Merger Sub have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice.

Section 5.11.           No Undisclosed Liabilities. Except for any fees and expenses payable by Acquiror or Merger Sub as a result of or in connection with the consummation of the transactions contemplated hereby, there is no liability, debt or obligation of or claim or judgment against Acquiror or Merger Sub (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due) required by GAAP to be included on a consolidated balance sheet of Acquiror and Merger Sub, except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Acquiror Financial Statements or disclosed in the notes thereto included in the Acquiror SEC Filings, (b) that have arisen since the date of the most recent balance sheet included in the Acquiror SEC Filings in the ordinary course of business of Acquiror and Merger Sub, or (c) which would not be, or would not reasonably be expected to be, material to Acquiror.

Section 5.12.           Capitalization of Acquiror.

(a)            As of the date of this Agreement, the authorized share capital of Acquiror is 221,000,000 divided into (i) 200,000,000 shares of Acquiror Class A Common Stock, 5,363,113 of which are issued and outstanding as of the date of this Agreement, (ii) 20,000,000 shares of Acquiror Class B Common Stock, 1,550,000 of which are issued and outstanding as of the date of this Agreement, and (iii) 1,000,000 shares of preferred stock, par value $0.0001, of which no shares are issued and outstanding as of the date of this Agreement ((i), (ii) and (iii) collectively, the “Acquiror Securities”). The foregoing represents all of the issued and outstanding Acquiror Securities as of the date of this Agreement. All issued and outstanding Acquiror Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents, and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound.

(b)            All holders of shares of Acquiror Class B Common Stock have irrevocably waived any anti-dilution adjustment as to the ratio by which shares of Acquiror Class B Common Stock convert into shares of Acquiror Class A Common Stock or any other measure with an anti-dilutive effect, in any case, that results from or is related to the transactions contemplated by this Agreement. Subject to the terms and conditions of the Warrant Agreement, this Agreement and the Sponsor Support Agreement, the Acquiror Warrants, to the extent outstanding at the Closing, will be exercisable (after giving effect to the Merger) for one share of Acquiror Class A Common Stock at an exercise price of eleven Dollars and fifty cents ($11.50) per share. As of the date of this Agreement, 11,500,000 Acquiror Public Warrants and 11,700,000 Acquiror Private Placement Warrants are issued and outstanding. The Acquiror Warrants are not exercisable until thirty (30) days after the Closing. All outstanding Acquiror Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound. Except as disclosed in the Acquiror SEC Filings and except for the Registration Rights Agreement and any Contract that Acquiror may enter into in connection with the Interim Financing, Acquiror is not a party to any stockholders agreement, voting agreement or registration rights agreement relating to Acquiror Common Stock or any other equity interests of Acquiror.

(c)            Except as set forth on Section 5.12(c) of the Acquiror Disclosure Letter or as contemplated by this Agreement or the other documents contemplated hereby, in connection with the Interim Financing and for redemptions required pursuant to Acquiror’s Governing Documents, Acquiror has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into, exchangeable or exercisable for or with a value that is linked to Acquiror Securities, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Acquiror Securities or the value of which is determined by reference to the Acquiror Securities, and there are no Contracts of any kind which may obligate Acquiror to issue, purchase, redeem or otherwise acquire any of its Acquiror Securities.

(d)            The Aggregate Merger Consideration, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Acquiror’s Governing Documents, or any Contract to which Acquiror is a party or otherwise bound.

(e)            Acquiror has no Subsidiaries apart from Merger Sub, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Acquiror is not party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contribution to any other Person.

Section 5.13.            Brokers’ Fees. Except for the fees described on Section 5.13 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by Acquiror or any of its Affiliates.

Section 5.14.           Taxes.

(a)            All material Tax Returns required to be filed by or with respect to Acquiror or Merger Sub have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all material Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b)            Acquiror and Merger Sub have each withheld from amounts owing to any employee, creditor or other Person all Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts, and otherwise complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c)            There are no Liens for any material amount of Taxes (other than Permitted Liens) upon the property or assets of Acquiror or Merger Sub.

(d)            No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against Acquiror or Merger Sub that remains unpaid except for deficiencies being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(e)            No material Tax audit or other examination of Acquiror or Merger Sub is presently in progress, nor has Acquiror or Merger Sub been notified in writing of (nor to the knowledge of Acquiror or Merger Sub has there been) any request or threat for such an audit or other examination.

(f)            There are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of Acquiror or Merger Sub.

(g)            Neither Acquiror nor Merger Sub has made a request for an advance tax ruling, a technical advice memorandum, a change of any method of accounting, or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes or requested, received, or entered into a closing agreement with any Governmental Authority with respect to any Taxes that would be binding on any of Acquiror or Merger Sub after the Closing Date.

(h)            Neither Acquiror nor Merger Sub is a party to or has any liability under any Tax indemnification or Tax sharing agreement or any other agreement providing for payments in respect of Taxes or Tax benefits (other than any such agreement solely between Acquiror and Merger Sub or Contracts entered into in the ordinary course of business not primarily related to Taxes).

(i)             Neither Acquiror nor Merger Sub has been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(j)             Neither Acquiror nor Merger Sub (i) is liable for Taxes of any other Person (other than Acquiror and Merger Sub) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than Contracts entered into in the ordinary course of business not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is Acquiror or Merger Sub.

(k)            No written claim has been made by any Governmental Authority within the last thirty-six (36) months where Acquiror or Merger Sub does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(l)             Neither Acquiror nor Merger Sub has, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization.

(m)            Neither Acquiror nor Merger Sub has participated in a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code.

(n)            Neither Acquiror nor Merger Sub has deferred the payment of any “applicable employment taxes” under Section 2302 of the Coronavirus Aid, Relief, and Economic Security Act (or any similar provision of state, local or foreign Law) or claimed or received any Tax refund or credit thereunder or pursuant any other Tax legislation related to the COVID-19 pandemic that remains unpaid.

(o)            Acquiror has not taken any action, nor to the knowledge of Acquiror are there any facts or circumstances, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations.

Section 5.15.           Business Activities.

(a)            Since formation, neither Acquiror or Merger Sub have conducted any business activities other than activities related to Acquiror’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in Acquiror’s Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Governmental Order binding upon Acquiror or Merger Sub or to which Acquiror or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or Merger Sub or any acquisition of property by Acquiror or Merger Sub or the conduct of business by Acquiror or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to Acquiror or Merger Sub.

(b)            Except for Merger Sub and the transactions contemplated by this Agreement and the Ancillary Agreements, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, Acquiror has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination. Except for the transactions contemplated by this Agreement and the Ancillary Agreements, Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c)            Merger Sub was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and at all times prior to the Effective Time, except as expressly contemplated by this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(d)            As of the date hereof, except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith), neither Acquiror nor Merger Sub are party to any Contract with any other Person that would require payments by Acquiror or any of its Subsidiaries after the date hereof in excess of $100,000 in the aggregate with respect to any individual Contract, other than Acquiror Transaction Expenses. As of the date hereof, there are no amounts outstanding under any Working Capital Loans.

Section 5.16.           OTC Market Quotation. The Acquiror Class A Common Stock, Acquiror Public Warrants and Acquiror Units are registered pursuant to Section 12(g) of the Exchange Act and are listed on the OTC Pink Marketplace under the symbols “PORT”, “PORTW” and “PORTU”, respectively. Acquiror is in compliance with the rules of the OTC Pink Marketplace and there is no Action or proceeding pending, or, to the knowledge of Acquiror, threatened against Acquiror by the OTC Pink Marketplace or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock, Acquiror Public Warrants or the Acquiror Units or terminate the listing of the Acquiror Class A Common Stock, Acquiror Public Warrants or the Acquiror Units on the OTC Pink Marketplace. None of Acquiror, Merger Sub or their respective Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Class A Common Stock, Acquiror Public Warrants or the Acquiror Units under the Exchange Act except as contemplated by this Agreement.

Section 5.17.           Registration Statement, Joint Proxy Statement and Joint Proxy Statement/Registration Statement. On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) and/or filed pursuant to Section 14A, the Joint Proxy Statement and the Joint Proxy Statement/Registration Statement (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. The (a) Registration Statement will not, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at each time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (b) Joint Proxy Statement will not, on the date of any filing of the Joint Proxy Statement with the SEC, on the date it is first mailed to the Company Stockholders, the Acquiror Stockholders and the Acquiror Warrantholders and at the time of the Company Stockholders’ Meeting, the Acquiror Stockholders’ Meeting and the Acquiror Warrantholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Registration Statement, Joint Proxy Statement or the Joint Proxy Statement/Registration Statement in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company specifically for inclusion in the Registration Statement, Joint Proxy Statement or the Joint Proxy Statement/Registration Statement.

Section 5.18.           No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, each of Acquiror and Merger Sub, and each of their respective directors, managers, officers, employees, equityholders, partners, members and representatives, acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article IV or in the Ancillary Agreements, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV with all faults and without any other representation or warranty of any nature whatsoever.

Section 5.19.           Employee Benefit Plans. Except for the Incentive Equity Plan, the Acquiror Warrants and the Acquiror Common Stock, Acquiror does not maintain, sponsor, contribute to and is not required to contribute to, and does not have any liability to and could not reasonably be expected to have any liability to any: “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), any severance, gratuity, termination indemnity, incentive or bonus, retention, change in control, deferred compensation, profit sharing, retirement, welfare, post-employment welfare, vacation or paid-time-off, stock purchase, stock option or equity incentive plan, program, policy, Contract or arrangement or any other stock purchase, stock option or other equity or equity-based, termination, severance, transition, employment, individual consulting, retention, transaction, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan or other compensation or benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) will (i) result in any material payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any shareholder, director, officer or employee of Acquiror or (ii) result in the acceleration, vesting or creation of any rights of any shareholder, director, officer or employee of Acquiror to material (x) payments or (y) benefits or (z) increases in any existing payments or benefits or any loan forgiveness.

Section 5.20.           No Additional Representations or Warranties. Except as provided in this Article V or in any Ancillary Agreement, neither Acquiror nor Merger Sub nor any of their respective Affiliates, nor any of their respective directors, managers, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates.

Article VI

COVENANTS OF THE COMPANY

Section 6.1.             Conduct of Business. From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as contemplated by this Agreement or the Ancillary Agreements, as required by Law, as set forth on Section 6.1 of the Company Disclosure Letter or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use reasonable best efforts to operate the business of the Company in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, during the Interim Period, the Company shall not, and the Company shall cause its Subsidiaries not to, except as contemplated by this Agreement or the Ancillary Agreements, as required by Law, as set forth on Section 6.1 of the Company Disclosure Letter or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied):

(a)            change or amend the Governing Documents of the Company or any of the Company’s Subsidiaries or form or cause to be formed any new Subsidiary of the Company;

(b)            make or declare any dividend or distribution to the stockholders of the Company or make any other distributions in respect of any of the Company’s or any of its Subsidiaries’ capital stock or equity interests, except dividends and distributions by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company;

(c)            split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company’s or any of its Subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly-owned Subsidiary of the Company that remains a wholly-owned Subsidiary of the Company after consummation of such transaction;

(d)            purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries, except for (i) the acquisition by the Company or any of its Subsidiaries of any shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries in connection with the forfeiture or cancellation of such interests without payment of any consideration by the Company or its Subsidiaries, (ii) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to Company Options or (iii) transactions between the Company and any wholly-owned Subsidiary of the Company or between wholly-owned Subsidiaries of the Company;

(e)            enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any Contract of a type required to be listed on Section 4.12(a) of the Company Disclosure Letter, or any Real Property Lease, in each case, other than entry into such agreements in the ordinary course of business consistent with past practice;

(f)             sell, assign, transfer, convey, lease or otherwise dispose of any material tangible assets or properties of the Company or its Subsidiaries, including the Leased Real Property, except for (i) dispositions of obsolete or worthless equipment, (ii) transactions among the Company and its wholly-owned Subsidiaries or among its wholly-owned Subsidiaries and (iii) transactions in the ordinary course of business consistent with past practice;

(g)            acquire any ownership interest in any real property, other than in the ordinary course of business;

(h)            except as otherwise required by existing Company Benefit Plans or the Contracts listed on Section 4.12(a) of the Company Disclosure Letter, (i) grant any material severance, retention, change in control or termination or similar pay, except in connection with the promotion, hiring or termination of employment of any employee with an annual base compensation of less than $350,000 in the ordinary course of business consistent with past practice, (ii) make any material change in the key management structure of the Company or any of the Company’s Subsidiaries, or hire, promote, demote or terminate the employment of employees of the Company or any of the Company’s Subsidiaries with an annual base compensation of $350,000 or above, other than terminations for cause or due to death or disability, (iii) terminate, adopt, enter into or materially amend any Company Benefit Plan, (iv) materially increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider with an annual base compensation of greater than $350,000, except in the ordinary course of business consistent with past practice, (v) establish any trust or take any other action to secure the payment of any compensation payable by the Company or any of the Company’s Subsidiaries or (vi) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries, except in the ordinary course of business consistent with past practice;

(i)             acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof, other than any such transaction (i) in which the aggregate consideration does not exceed, individually or in the aggregate, $10,000,000 and (ii) that is not reasonably expected to individually or in the aggregate, materially impair or delay the ability of the Company to perform its obligations hereunder;

(j)             make any material loans or material advances to any Person, except for (i) advances to employees, officers or independent contractors of the Company or any of the Company’s Subsidiaries for indemnification, attorneys’ fees, travel and other expenses incurred in the ordinary course of business consistent with past practice, (ii) loans or advances among the Company and its wholly-owned Subsidiaries or among the wholly-owned Subsidiaries and (iii) extended payment terms for customers in the ordinary course of business;

(k)            (i) make, change or revoke any material Tax election, (ii) amend, modify or otherwise change any filed material Tax Return, (iii) adopt or request permission of any taxing authority to change any accounting method for Tax purposes or change any Tax accounting period in respect of material Taxes, (iv) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) with any Governmental Authority, (v) seek or apply for any Tax ruling, (vi) settle any claim or assessment in respect of any material Taxes, (vii) knowingly surrender or allow to expire any right to claim a refund of any material Taxes or (viii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any material Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;

(l)             take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;

(m)           (i) incur or assume any indebtedness for borrowed money or guarantee any indebtedness for borrowed money of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary of the Company or guarantee any debt securities of another Person, other than any indebtedness or guarantee (A) incurred in the ordinary course of business pursuant to interest rate protection agreements and currency obligation swaps, hedges or similar arrangements, or letters of credit, bank guarantees, bankers’ acceptances and other similar instruments entered into in connection with Leased Real Property, or (B) incurred between the Company and any of its wholly owned Subsidiaries or between any of such wholly-owned Subsidiaries; or (ii) discharge any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate exceed $2,500,000, except as otherwise contemplated by this Agreement or as such obligations become due;

(n)            issue any additional shares of Company Common Stock or securities exercisable for or convertible into Company Common Stock or grant any additional equity or equity-based compensation (including any Company Options), other than (i) shares of Company Common Stock issuable upon exercise of Company Options outstanding on the date hereof in accordance with their terms as in effect as of the date of this Agreement, or (ii) in connection with the Company Interim Financing;

(o)            adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the Merger);

(p)            waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other Legal Proceedings, except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $1,000,000 individually and in the aggregate;

(q)            grant to, or agree to grant to, any Person a license, covenant not to sue or other right under any Intellectual Property that is material to the Company and its Subsidiaries, or sell, transfer, assign or otherwise dispose of, abandon or permit to lapse any rights to any such Intellectual Property (other than nonexclusive licenses entered into in the ordinary course of business) except for the expiration of Company Registered Intellectual Property in accordance with the applicable statutory term (or in the case of domain names, applicable registration period);

(r)             disclose or agree to disclose to any Person (other than Acquiror or any of its representatives) any material Trade Secret or any other material confidential or proprietary information, know-how or process of the Company or any of its Subsidiaries other than in the ordinary course of business or pursuant to written obligations to maintain the confidentiality thereof;

(s)            make or commit to make capital expenditures other than in an amount not in excess of the amount set forth on Section 6.1(s) of the Company Disclosure Letter, in the aggregate;

(t)             enter into, modify, amend, renew or extend any collective bargaining agreement or similar labor agreement, other than as required by applicable Law, or recognize or certify any labor union, labor organization, or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries;

(u)            waive the restrictive covenant obligations of any current or former employee of the Company or any of the Company’s Subsidiaries;

(v)            limit the right of the Company or any of the Company’s Subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person, in each case, except where such limitation does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the operation of the businesses of the Company and its Subsidiaries, taken as a whole, in the ordinary course of business consistent with past practice;

(w)            amend in a manner materially detrimental to the Company or any of the Company’s Subsidiaries, terminate, permit to lapse or fail to use reasonable best efforts to maintain any material Governmental Approval or material Permit required for the conduct of the business of the Company or any of the Company’s Subsidiaries to be conducted in all material respects as conducted on the date hereof or as contemplated as of the date hereof; or

(x)             enter into any agreement to do any action prohibited under this Section 6.1.

Section 6.2.             Inspection. Subject to confidentiality obligations that may be applicable to information furnished to the Company or any of the Company’s Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided, that to the extent reasonably possible, the Parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), to the extent permitted by applicable Law, the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its accountants, counsel and other representatives reasonable access during the Interim Period for the purpose of consummating the transactions contemplated hereby, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Company and its Subsidiaries, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as such representatives may reasonably request for the purpose of consummating the transactions contemplated hereby; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company.

Section 6.3.             Affiliate Agreements. All Affiliate Agreements set forth on Section 6.3 of the Company Disclosure Letter shall be terminated or settled, at or prior to the Closing, without further liability to Acquiror, the Company or any of the Company’s Subsidiaries.

Section 6.4.             Acquisition Proposals. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, the Company and its Subsidiaries shall not, and the Company shall instruct and use its reasonable best efforts to cause its representatives acting on its or their behalf not to (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or any of the Company’s Subsidiaries to any Person relating to, an Acquisition Proposal or afford to any Person access to the business, properties, assets or personnel of the Company or any of the Company’s Subsidiaries in connection with an Acquisition Proposal, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, in each case, in connection with an Acquisition Proposal, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal. Notwithstanding anything to the contrary in this Agreement, the Company and its Subsidiaries and their respective representatives shall not be restricted pursuant to the foregoing sentences with respect to any actions explicitly contemplated by this Agreement (including in connection with the Interim Financing) or the Ancillary Agreements.

Section 6.5.           Company Public Filings. From the date hereof through the Effective Time, the Company will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Article VII

COVENANTS OF ACQUIROR

Section 7.1.             Employee Matters.

(a)             Equity Plan. Prior to the Closing Date, Acquiror shall approve and adopt an incentive equity plan in the form attached hereto as Exhibit E (the “Incentive Equity Plan”), which Incentive Equity Plan shall become effective upon the Closing Date, and with any changes or modifications thereto as the Company and Acquiror may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by any of the Company or Acquiror, as applicable). Within two (2) Business Days following the expiration of the sixty (60) day period following the date Acquiror has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Acquiror shall file a registration statement on Form S-8 (or other applicable form) with respect to the Acquiror Common Stock issuable under the Incentive Equity Plan, and Acquiror shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Incentive Equity Plan remain outstanding.

(b)            No Third-Party Beneficiaries. Notwithstanding anything herein to the contrary, each of the Parties acknowledges and agrees that all provisions contained in this Section 7.1 are included for the sole benefit of Acquiror and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of Acquiror, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a Party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 7.2.             Trust Account Proceeds. Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to Continental (which notice Acquiror shall provide to Continental in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Acquiror (i) shall cause any documents, opinions and notices required to be delivered to Continental pursuant to the Trust Agreement to be so delivered and (ii) shall use its reasonable best efforts to cause Continental to, and Continental shall thereupon be obligated to (x) pay as and when due all amounts payable to Acquiror Stockholders pursuant to the Acquiror Share Redemptions, and (y) pay all remaining amounts then available in the Trust Account to Acquiror for immediate use, subject to this Agreement and the Trust Agreement and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 7.3.             Stock Exchange Listing. From the date hereof through the Effective Time, Acquiror shall prepare and submit to the Applicable Stock Exchange a listing application in connection with the transactions contemplated by this Agreement, covering the Registration Statement Securities (the “Listing Application”), and the Company shall reasonably cooperate with Acquiror with respect to the Listing Application. Acquiror shall use its reasonable best efforts to cause: (a) the Listing Application to have been approved by the Applicable Stock Exchange; (b) Acquiror to satisfy all applicable initial listing requirements of the Applicable Stock Exchange; and (c) the Registration Statement Securities to be approved for listing on the Applicable Stock Exchange with the trading ticker “AGSD”, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event as of immediately following the Effective Time, and in each of case (a), (b) and (c), the Company shall, and shall cause its Subsidiaries to, reasonably cooperate with Acquiror with respect thereto.

Section 7.4.             No Solicitation by Acquiror. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, Acquiror shall not, and shall cause its Subsidiaries not to, and Acquiror shall instruct its and their representatives acting on its and their behalf, not to, (i) make any proposal or offer that constitutes a Business Combination Proposal, (ii) initiate any discussions or negotiations with any Person with respect to a Business Combination Proposal or (iii) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, in each case, other than to or with the Company and its respective representatives. From and after the date hereof, Acquiror shall, and shall instruct its officers and directors to, and Acquiror shall instruct and cause its representatives acting on its behalf, its Subsidiaries and their respective representatives (acting on their behalf) to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than the Company and its representatives). Notwithstanding anything to the contrary in this Agreement, Acquiror, its Subsidiaries and their respective representatives shall not be restricted pursuant to the foregoing sentences with respect to any actions explicitly contemplated by this Agreement (including in connection with the Interim Financing) or the Ancillary Agreements.

Section 7.5.             Acquiror Conduct of Business.

(a)             During the Interim Period, Acquiror shall, and shall cause Merger Sub to, except as contemplated by this Agreement (including in connection with the Acquiror Extension Approval, the Interim Financing and the Warrant Conversion) or the Ancillary Agreements, as required by Law, as set forth on Section 7.5 of the Acquiror Disclosure Letter or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use reasonable best efforts to operate its business in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, during the Interim Period, except as contemplated by this Agreement (including in connection with the Acquiror Extension Approval, the Interim Financing and the Warrant Conversion) or the Ancillary Agreements, as required by Law, as set forth on Section 7.5 of the Acquiror Disclosure Letter or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Acquiror shall not, and Acquiror shall cause Merger Sub not to:

(i)              seek any approval from the Acquiror Stockholders to change, modify or amend the Trust Agreement or the Governing Documents of Acquiror or Merger Sub, except as contemplated by the Transaction Proposals, the Extension Proposal or the Warrant Conversion;

(ii)             (x) make or declare any dividend or distribution to the stockholders of Acquiror or make any other distributions in respect of any of Acquiror’s or Merger Sub Capital Stock, share capital or equity interests, (y) split, combine, reclassify or, except as contemplated by the Transaction Proposals or Warrant Conversion, otherwise amend any terms of any shares or series of Acquiror’s or Merger Sub Capital Stock or equity interests, or (z) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of Acquiror or Merger Sub, other than a redemption of shares of Acquiror Common Stock required to be made as part of the Acquiror Share Redemptions;

(iii)            (s) make, change or revoke any material Tax election, (t) amend, modify or otherwise change any filed material Tax Return, (u) adopt or request permission of any taxing authority to change any accounting method for Tax purposes or change any Tax accounting period in respect of material Taxes, (v) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) with any Governmental Authority, (w) seek or apply for any Tax ruling, (x) settle any claim or assessment in respect of any material Taxes, (y) knowingly surrender or allow to expire any right to claim a refund of any material Taxes or (z) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any material Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;

(iv)           take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;

(v)            enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror or Merger Sub (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(vi)           incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness for borrowed money or otherwise incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations, other than (x) in support of the ordinary course operations of Acquiror or incident to the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements, which are not, individually or in the aggregate, material to Acquiror, provided that, such liabilities, debts or obligations shall not be used to pay for liabilities or expenses, that if outstanding at the Closing would constitute Acquiror Transaction Expenses (other than Working Capital Loans) (y) pursuant to any Contract set forth on Section 5.15 of the Acquiror Disclosure Letter or (z) incurred between Acquiror and Merger Sub;

(vii)          waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include any pending or threatened Action);

(viii)         (A) issue any Acquiror Securities or any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable into, or for, Acquiror Securities, other than the issuance of the Aggregate Merger Consideration or in connection with any Interim Financing or the Warrant Conversion, (B) grant any options, warrants or other equity-based awards with respect to Acquiror Securities not outstanding on the date hereof, or (C) amend, modify or waive any of the material terms set forth in any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein, other than in connection with the Warrant Conversion;

(ix)            enter into any agreement to do any action prohibited under this Section 7.5.

(b)            During the Interim Period, Acquiror shall, and shall cause its Subsidiaries (including Merger Sub) to comply with, and continue performing under, as applicable, Acquiror’s Governing Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party.

Section 7.6.             Post-Closing Directors and Officers of Acquiror. Subject to the terms of the Acquiror’s Governing Documents, Acquiror shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time:

(a)            the Board of Directors of Acquiror shall consist of five (5) directors, at least a majority of whom shall be “independent” directors for the purposes of the rules of the Applicable Stock Exchange, to initially consist of the five (5) individuals set forth on Section 7.6(a) of the Company Disclosure Letter and who shall serve in such capacity in accordance with the terms of the Acquiror’s Governing Documents following the Effective Time;

(b)            each member of the Board of Directors shall be a member of the class of the Board of Directors as indicated on Section 7.6(b) of the Company Disclosure Letter; and

(c)            the initial officers of Acquiror shall be as set forth on Section 7.6(c) of the Company Disclosure Letter, who shall serve in such capacity in accordance with the terms of Acquiror’s Governing Documents following the Effective Time.

Section 7.7.             Indemnification and Insurance.

(a)            From and after the Effective Time, Acquiror agrees that it shall indemnify and hold harmless (x) each present and former director and officer of the Company and each of its Subsidiaries (the “Company Indemnified Parties”) and (y) the Sponsor, each present and former director, officer and Affiliate of Sponsor, Acquiror and each of their respective Subsidiaries (the “Acquiror Indemnified Parties”, and the Acquiror Indemnified Parties together with the Company Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, Acquiror or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). For the avoidance of doubt, the right to indemnification pursuant to the preceding sentence in favor of each of the Sponsor and each present and former director, officer and Affiliate of Sponsor, shall be subject to the same limitations as if such D&O Indemnified Party were an officer or director of Acquiror as of the applicable time. Without limiting the foregoing, Acquiror shall, and shall cause its Subsidiaries to (i) maintain for a period of not less than six (6) years from the Effective Time provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of Acquiror’s and its Subsidiaries’ (including the Company’s and its Subsidiaries’) former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Governing Documents of the Company, Acquiror or their respective Subsidiaries, as applicable, in each case, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, each of the covenants in this Section 7.7.

(b)            For a period of six (6) years from the Effective Time, Acquiror shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Acquiror’s, the Company’s or their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage; provided, however, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 7.7 shall be continued in respect of such claim until the final disposition thereof.

(c)            Notwithstanding anything contained in this Agreement to the contrary, this Section 7.7 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Acquiror and all successors and assigns of Acquiror. In the event that Acquiror or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror shall ensure that proper provision shall be made so that the successors and assigns of Acquiror shall succeed to the obligations set forth in this Section 7.7.

(d)            On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Acquiror with the post-Closing directors and officers of Acquiror, which indemnification agreements shall continue to be effective following the Closing.

(e)            Acquiror hereby acknowledges that certain D&O Indemnified Parties may have rights to indemnification and advancement of expenses (directly or through insurance obtained by any such entity) provided by one or more third parties (collectively, the “Other Indemnitors”), and which may include third parties for whom such D&O Indemnified Party serves as a manager, member, officer, employee or agent. Acquiror hereby agrees and acknowledges that notwithstanding any such rights that a D&O Indemnified Party may have with respect to any Other Indemnitor(s), (i) Acquiror is the indemnitor of first resort with respect to all D&O Indemnified Parties in respect of all obligations hereunder to indemnify and provide advancement of expenses to D&O Indemnified Parties, (ii) Acquiror shall be required to indemnify and advance the full amount of expenses incurred by the D&O Indemnified Parties, to the fullest extent required by this Agreement, applicable Law, the terms of the Acquiror Governing Documents, any agreement to which Acquiror is a party, any vote of the stockholders or the Board of Directors of Acquiror, or otherwise, without regard to any rights the D&O Indemnified Parties may have against the Other Indemnitors and (iii) to the fullest extent permitted by applicable Law, Acquiror irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof. Acquiror further agrees that no advancement or payment by the Other Indemnitors with respect to any claim for which the D&O Indemnified Parties have sought indemnification from Acquiror shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of any such advancement or payment to all of the rights of recovery of the D&O Indemnified Parties against Acquiror. Notwithstanding anything to the contrary herein, the obligations of Acquiror under this Section 7.7(e) shall only apply to D&O Indemnified Parties in their capacity as D&O Indemnified Parties.

Section 7.8.             Acquiror Public Filings. From the date hereof through the Effective Time, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 7.9.             Acquiror Extension. Acquiror shall (a) by no later than the twentieth (20th) Business Day immediately following the date hereof, file with the SEC a proxy statement (such proxy statement, together with any amendments and supplements thereto, the “Extension Proxy Statement”) pursuant to which it will seek the approval of the Acquiror Stockholders of a proposal (the “Extension Proposal”) to amend the Acquiror’s Governing Documents to extend the deadline by which Acquiror must complete its initial business combination from December 14, 2024 to September 30, 2025, (b) cause the Extension Proxy Statement, which shall contain the recommendation of the Board of Directors of Acquiror that Acquiror Stockholders approve the Extension Proposal, to be mailed to the Acquiror Stockholders as promptly as possible after the date the SEC staff advises that it has no further comments on the Extension Proxy Statement or that Acquiror may commence mailing the Extension Proxy Statement, (c) no later than twenty (20) days immediately following the mailing of the Extension Proxy Statement, convene and hold a meeting of the Acquiror Stockholders for the purpose of voting on the Extension Proposal and obtaining the Acquiror Extension Approval and (d) taking such other actions as are necessary or advisable in connection with the Extension Proposal and obtaining the Acquiror Extension Approval.

Section 7.10.           Acquiror Anti-Dilution Adjustment. During the Interim Period, Acquiror shall use reasonable best efforts to seek waivers, to the fullest extent permitted by applicable Laws and Acquiror’s Governing Documents, and to the extent such waivers are necessary in connection with the Transactions (including any Interim Financing), from the holders of Acquiror Class B Common Stock (other than Sponsor) of any rights to adjustment or other anti-dilution protections with respect to the rate at which shares of Acquiror Class B Common Stock held by such holders convert into shares of Acquiror Class A Common Stock in connection with the Transactions.

Article VIII

JOINT COVENANTS

Section 8.1.             HSR Act and Foreign Antitrust Approvals; Other Filings.

(a)             In connection with the transactions contemplated hereby, each of the Company and Acquiror shall (and, to the extent required, shall cause its controlled Affiliates to) (i) comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act and (ii) as soon as practicable, make such other filings with any foreign Governmental Authorities (including all Permits) as may be required under any applicable similar foreign Law. Each of the Company and Acquiror shall substantially comply with any Antitrust Information or Document Requests.

(b)            Each of the Company and Acquiror shall request early termination (if available) of any waiting period under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and (ii) prevent the entry, in any Legal Proceeding brought by an Antitrust Authority or any other Person, of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated hereby.

(c)            Each of the Company and Acquiror shall cooperate in good faith with the Antitrust Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated hereby as soon as practicable (but in any event prior to the Agreement End Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Antitrust Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger, including, with the other Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned, delayed or denied), (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Company or Acquiror or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of the Company or Acquiror and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, in each case, effective as of the Closing or such later time as may be necessary to permit the lawful consummation of the transactions contemplated hereby on or prior to the Agreement End Date.

(d)            With respect to each of the above filings, and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company and Acquiror shall (and, to the extent required, shall cause its controlled Affiliates to) (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Approval under Laws prescribed or enforceable by any Governmental Authority for the transactions contemplated by this Agreement and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (ii) cooperate with each other in the defense and conduct of such matters. To the extent not prohibited by Law, each Party shall keep the other Party reasonably informed regarding the status and any material developments regarding any Governmental Approval processes, and the Company shall promptly furnish to Acquiror, and Acquiror shall promptly furnish to the Company, copies of any notices or written communications received by such Party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby, and each Party shall permit counsel to the other Parties an opportunity to review in advance, and each Party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such Party and/or its Affiliates to any Governmental Authority concerning the transactions contemplated hereby; provided, that none of the Parties shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the other Parties. To the extent not prohibited by Law, the Company agrees to provide Acquiror and its counsel, and Acquiror agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such Party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby, provided that the Governmental Authority permits both Parties to participate in the same meeting or discussion.

Section 8.2.            Preparation of Joint Proxy Statement/Registration Statement; Stockholders’ Meeting and Approvals.

(a)            Registration Statement and Prospectus.

(i)              As promptly as practicable after the execution of this Agreement, (x) Acquiror and the Company shall jointly prepare and Acquiror shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Company Stockholders relating to the Company Stockholders’ Meeting, the Acquiror Stockholders relating to the Acquiror Stockholders’ Meeting and the Acquiror Warrantholders relating to the Acquiror Warrantholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Joint Proxy Statement”) and (y) Acquiror shall prepare (with the Company’s reasonable cooperation (including causing its Subsidiaries and representatives to cooperate)) and file with the SEC the Registration Statement, in which the Joint Proxy Statement will be included as a prospectus (the “Joint Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of shares of Acquiror Common Stock that are included in the Aggregate Merger Consideration (collectively, the “Registration Statement Securities”). Each of Acquiror and the Company shall use its reasonable best efforts to cause the Joint Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Acquiror also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” Permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of Acquiror and the Company agrees to furnish to the other Party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Joint Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Subsidiaries to any regulatory authority (including the Applicable Stock Exchange) in connection with the Merger and the other transactions contemplated hereby (the “Offer Documents”). Acquiror will cause the Joint Proxy Statement to be mailed to the Acquiror Stockholders and the Acquiror Warrantholders in each case promptly after the Registration Statement is declared effective under the Securities Act. The Company will cause the Joint Proxy Statement to be mailed to the Company Stockholders promptly after the Registration Statement is declared effective under the Securities Act.

(ii)             To the extent not prohibited by Law, Acquiror will advise the Company, reasonably promptly after Acquiror receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Joint Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, the Company and their counsel shall be given a reasonable opportunity to review and comment on the Joint Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, Acquiror shall provide the Company and their counsel with (A) any comments or other communications, whether written or oral, that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Joint Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of Acquiror to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC (to the extent permitted by the SEC).

(iii)            Each of Acquiror and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at each time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Joint Proxy Statement will, on the date of any filing of the Joint Proxy Statement with the SEC, on the date it is first mailed to the Company Stockholders, the Acquiror Stockholders and the Acquiror Warrantholders and at the time of the Company Stockholders’ Meeting, the Acquiror Stockholders’ Meeting and the Acquiror Warrantholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv)            If at any time prior to the Effective Time any information relating to the Company, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Acquiror, which is required to be set forth in an amendment or supplement to the Joint Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Joint Proxy Statement, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Company Stockholders, the Acquiror Stockholders and Acquiror Warrantholders.

(b)            Acquiror Stockholder and Warrantholder Approval.

(i)              Acquiror shall (A) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (x) cause the Joint Proxy Statement to be disseminated to Acquiror Stockholders and Acquiror Warrantholders in compliance with applicable Law, (y) duly give notice of and convene and hold a meeting of its stockholders (the “Acquiror Stockholders’ Meeting”) and a meeting of its warrantholders (the “Acquiror Warrantholders’ Meeting”) in accordance with Acquiror’s Governing Documents and the listing rules of the Applicable Stock Exchange for a date no later than thirty (30) Business Days following the date the Registration Statement is declared effective, and (z) solicit proxies from the Acquiror Stockholders to vote in favor of each of the Transaction Proposals and from the Acquiror Warrantholders to vote in favor of the Warrant Amendment Proposal, and (B) provide its stockholders with the opportunity to elect to effect an Acquiror Share Redemption.

(ii)             Acquiror shall, through its Board of Directors, recommend to its stockholders the (A) adoption and approval of this Agreement in accordance with applicable Law and the rules and regulations of the Applicable Stock Exchange, (B) amendment and restatement of Acquiror’s Governing Documents, in substantially the form attached as Exhibits A and B to this Agreement (with such changes as may be agreed in writing by Acquiror and the Company before the effectiveness of the Registration Statement), including any separate or unbundled proposals as are required to implement the foregoing, (C) approval of the issuance of shares of Acquiror Common Stock in connection with the Merger, (D) approval of the adoption by Acquiror of the equity plans described in Section 7.1, (E) appointment of directors effective as of the Closing as contemplated by Section 7.6, (F) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (G) adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby and (H) adjournment of the Acquiror Stockholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (H), together, the “Transaction Proposals”), and include such recommendation in the Joint Proxy Statement.

(iii)            Acquiror shall, through its Board of Directors, recommend to the Acquiror Warrantholders (A) the adoption and approval of an amendment to the terms of the Acquiror Public Warrants to provide for the Warrant Conversion, and after giving effect to the Warrant Conversion, no Acquiror Public Warrants will be outstanding, and (B) any other matters necessary or advisable to effect the Warrant Conversion (such proposals in (A) and (B), together, the “Warrant Amendment Proposal”), and include such recommendation in the Joint Proxy Statement.

(iv)            The Board of Directors of Acquiror shall not withdraw, amend, qualify or modify its recommendation to the stockholders of Acquiror that they vote in favor of the Transaction Proposals or its recommendation to the Acquiror Warrantholders that they vote in favor of the Warrant Amendment Proposal (together with any withdrawal, amendment, qualification or modification of its recommendation to the Acquiror Stockholders and Acquiror Warrantholders described in the Recitals hereto, an “Acquiror Modification in Recommendation”). To the fullest extent permitted by applicable Law, (x) Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Acquiror Stockholders’ Meeting and the Acquiror Warrantholders’ Meeting and submit for approval the Transaction Proposals and Warrant Amendment Proposal and (y) Acquiror agrees that if the Acquiror Stockholder Approval and Acquiror Warrantholder Approval shall not have been obtained at any such Acquiror Stockholders’ Meeting or Acquiror Warrantholders’ Meeting, then Acquiror shall promptly continue to take all such necessary actions, including the actions required by this Section 8.2(b), and hold additional Acquiror Stockholders’ Meetings or Acquiror Warrantholders’ Meetings in order to obtain the Acquiror Stockholder Approval and Acquiror Warrantholder Approval. Acquiror may only adjourn the Acquiror Stockholders’ Meeting or Acquiror Warrantholders’ Meetings (i) to solicit additional proxies for the purpose of obtaining the Acquiror Stockholder Approval or Acquiror Warrantholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Acquiror Stockholders or the Acquiror Warrantholders prior to the Acquiror Stockholders’ Meeting or the Acquiror Warrantholders’ Meeting; provided, that the Acquiror Stockholders’ Meeting or the Acquiror Warrantholders’ Meeting (x) may not be adjourned to a date that is more than fifteen (15) days after the date for which the Acquiror Stockholders’ Meeting or the Acquiror Warrantholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than three (3) Business Days prior to the Agreement End Date. Acquiror agrees that it shall provide the holders of shares of Acquiror Class A Common Stock the opportunity to elect redemption of such shares of Acquiror Class A Common Stock in connection with the Acquiror Stockholders’ Meeting, as required by Acquiror’s Governing Documents.

(c)            Company Stockholder Approval.

(i)              The Company shall as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (A) cause the Joint Proxy Statement to be disseminated to the Company Stockholders in compliance with applicable Law, (B) duly give notice of and convene and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”) in accordance with the Company’s Governing Documents for a date no later than thirty (30) Business Days following the date the Registration Statement is declared effective, and (C) solicit proxies from the Company Stockholders to vote in favor of and obtain the Company Stockholder Approval.

(ii)             The Company shall, through its Board of Directors, recommend to its stockholders the (A) adoption and approval of this Agreement in accordance with the terms and conditions of the Company’s Governing Documents and applicable Law, (B) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (C) adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby and (D) adjournment of the Company Stockholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (D), together, the “Company Transaction Proposals”), and include such recommendation in the Joint Proxy Statement.

(iii)            The Board of Directors of the Company shall not withdraw, amend, qualify or modify its recommendation to the Company Stockholders that they vote in favor of the Company Transaction Proposals (together with any withdrawal, amendment, qualification or modification of its recommendation to the Company Stockholders described in the Recitals hereto, a “Company Modification in Recommendation”). To the fullest extent permitted by applicable Law, (x) the Company agrees to establish a record date for, duly call, give notice of, convene and hold the Company Stockholders’ Meeting and submit for approval the Company Transaction Proposals and (y) the Company agrees that if the Company Stockholder Approval shall not have been obtained at any such Company Stockholders’ Meeting, then the Company shall promptly continue to take all such necessary actions, including the actions required by this Section 8.2(c), and hold additional Company Stockholders’ Meetings in order to obtain the Company Stockholder Approval. The Company may only adjourn the Company Stockholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Company Stockholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that the Company has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company Stockholders prior to the Company Stockholders’ Meeting; provided, that the Company Stockholders’ Meeting (x) may not be adjourned to a date that is more than fifteen (15) days after the date for which the Company Stockholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than three (3) Business Days prior to the Agreement End Date.

Section 8.3.             Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, Acquiror and the Company shall each, and each shall cause its Subsidiaries to (a) use reasonable best efforts to obtain as soon as practicable all material consents and approvals of third parties (including any Governmental Authority) that any of Acquiror or the Company or their respective Affiliates are required to obtain in order to consummate the Merger, and (b) take such other action as soon as practicable as may be reasonably necessary or as another Party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable and in accordance with all applicable Law. Notwithstanding anything to the contrary contained herein, no action taken by (i) the Company under this Section 8.3 will constitute a breach of Section 6.1 or (ii) Acquiror under this Section 8.3 will constitute a breach of Section 7.5.

Section 8.4.             Transaction Litigation. From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, Acquiror, on the one hand, and the Company, on the other hand, shall each notify the other promptly after learning of any stockholder demand (or threat thereof) or other stockholder claim, action, suit, audit, examination, arbitration, mediation, inquiry, Legal Proceeding, or investigation, whether or not before any Governmental Authority (including derivative claims), relating to this Agreement, or any of the transactions contemplated hereby (collectively, “Transaction Litigation”) commenced or to the knowledge of Acquiror or the Company, as applicable, threatened in writing against (a) in the case of Acquiror, Acquiror, any of Acquiror’s controlled Affiliates or any of their respective officers, directors, employees or stockholders (in their capacity as such) or (b) in the case of the Company, the Company, any of the Company’s Subsidiaries or controlled Affiliates or any of their respective officers, directors, employees or stockholders (in their capacity as such). Acquiror and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other with respect to any Transaction Litigation; provided, however, that in no event shall (x) the Company, any of the Company’s Affiliates or any of their respective officers, directors or employees settle or compromise any Transaction Litigation without the prior written consent of Acquiror (not to be unreasonably withheld, conditioned or delayed) or (y) Acquiror, any of Acquiror’s Affiliates or any of their respective officers, directors or employees settle or compromise any Transaction Litigation without the Company’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

Section 8.5.             Section 16 Matters. Prior to the Effective Time, each of Acquiror and the Company, as applicable, shall use all reasonable efforts to approve in advance in accordance with the applicable requirements of Rule 16b-3 promulgated under the Exchange Act, any dispositions of the Company Common Stock (including derivative securities with respect to the Company Common Stock) or Acquiror Common Shares, and acquisitions of Acquiror Common Shares (including derivative securities with respect to Acquiror Common Shares) resulting from the transactions contemplated by this Agreement by each officer or director of Acquiror or the Company who is subject to Section 16 of the Exchange Act (or who will become subject to Section 16 of the Exchange Act) as a result of the transactions contemplated hereby.

Section 8.6.             Additional Financing. During the Interim Period, each of the Company and Acquiror shall use reasonable best efforts to enter into equity or debt (including any convertible note) financing arrangements for the benefit of the combined company following the Closing in the amount the Company reasonably determines to be necessary (the “Interim Financing” and any such Interim Financing entered into by the Company during the Interim Period, the “Company Interim Financing”), it being understood and agreed that (a) the consummation of any such Interim Financing by the Company or Acquiror shall be subject to the Parties’ mutual agreement (not to be unreasonably withheld, conditioned or delayed) and the consummation of any such Interim Financing by Acquiror shall be subject to the prior or substantially concurrent occurrence of the Closing and (b) the consummation, during the Interim Period, of any sales of shares of Company Common Stock pursuant to subscription or purchase agreements that were entered into prior to the date hereof, shall not constitute Interim Financing. Without limiting the foregoing, each Party shall (i) provide such information and assistance as the other Party may reasonably request, (ii) granting such access to the other Party and its representatives as may be reasonably necessary for their due diligence, and (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of the Company and its Subsidiaries at reasonable times and locations). Except as otherwise agreed by Acquiror and the Company, all such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, Acquiror or any of their respective representatives.

Section 8.7.             Expense Statements. At least three (3) Business Days prior to the Closing Date, (a) Acquiror shall deliver to the Company a written statement (email being sufficient) setting forth Acquiror’s good faith estimate of each accrued and unpaid Acquiror Transaction Expense as of the Closing Date and (b) the Company shall deliver to Acquiror a written statement (email being sufficient) setting forth the Company’s good faith estimate of each accrued and unpaid Transaction Expense as of the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof and, if reasonably required by Continental, the Taxpayer Identification Numbers of each payee. Acquiror and the Company shall use commercially reasonable efforts to cause the aggregate amount of accrued and unpaid Acquiror Transaction Expenses and Transaction Expenses payable at Closing to be $11,000,000 or less; provided that any expenses in excess of such cap shall be paid as set forth in Section 2.4(c).

Article IX

CONDITIONS TO OBLIGATIONS

Section 9.1.             Conditions to Obligations of Acquiror, Merger Sub, and the Company. The obligations of Acquiror, Merger Sub, and the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such Parties:

(a)            the Acquiror Stockholder Approval shall have been obtained;

(b)            the Acquiror Extension Approval shall have been obtained;

(c)            the Company Stockholder Approval shall have been obtained;

(d)            the waiting period or periods under the HSR Act applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have expired or been terminated;

(e)            there shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Merger; provided, that the Governmental Authority issuing such Governmental Order has jurisdiction over the Parties with respect to the transactions contemplated hereby;

(f)             Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to any Interim Financing and the payment of the Acquiror Share Redemption Amount;

(g)            the Listing Application shall have been approved by the Applicable Stock Exchange (subject to official notice of issuance) and, as of immediately following the Effective Time, Acquiror shall be in compliance, in all material respects, with applicable listing requirements of the Applicable Stock Exchange, and Acquiror shall not have received any notice of non-compliance therewith from the Applicable Stock Exchange that has not been cured or would not be cured at or immediately following the Effective Time, and the Registration Statement Securities shall have been approved for listing on the Applicable Stock Exchange; and

(h)            the Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

Section 9.2.             Conditions to Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror and Merger Sub:

(a)            (i) the Company Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct in all material respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date and (ii) each of the representations and warranties of the Company contained in this Agreement other than the Company Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in the case of this clause (ii), inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and

(b)            each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects.

Section 9.3.             Conditions to the Obligations of the Company. The obligation of the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)            (i) the representations and warranties of Acquiror contained in Section 5.12 (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct in all material respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date and (ii) each of the other representations and warranties of Acquiror contained in this Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in the case of this clause (ii), inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Acquiror’s ability to consummate the transactions contemplated by this Agreement;

(b)            each of the covenants of Acquiror to be performed as of or prior to the Closing shall have been performed in all material respects, including the covenant set forth in Section 8.2(b) with respect to the Acquiror Warrantholder Approval; and

(c)            Acquiror shall have filed a certificate of incorporation with the Secretary of State of Delaware and adopted bylaws (in substantially the forms attached as Exhibits A and B hereto, respectively, with such changes as may be agreed in writing by Acquiror and the Company).

Article X

TERMINATION/EFFECTIVENESS

Section 10.1.          Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a)            by written consent of the Company and Acquiror;

(b)            by the Company or Acquiror if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;

(c)            by the Company or Acquiror if the Acquiror Extension Approval shall not have been obtained by reason of the failure to obtain the required vote at the meeting duly convened therefor or at any adjournment or postponement thereof;

(d)            by the Company or Acquiror if the Company Stockholder Approval or the Acquiror Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Company Stockholders’ Meeting or the Acquiror Stockholders’ Meeting, respectively, in each case, duly convened therefor or at any adjournment or postponement thereof;

(e)            by the Company if there has been an Acquiror Modification in Recommendation, or by Acquiror if there has been a Company Modification in Recommendation;

(f)             by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or before December 14, 2024 (which date shall automatically be extended to September 30, 2025 upon receipt of the Acquiror Extension Approval) (the “Agreement End Date”), unless Acquiror is in material breach hereof; or

(g)            by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement, such that the conditions specified in Section 9.3(a) and Section 9.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period or (ii) the Closing has not occurred on or before the Agreement End Date, unless the Company is in material breach hereof.

Section 10.2.          Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors or stockholders, other than liability of the Company, Acquiror or Merger Sub, as the case may be, for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 10.2 and Article XI and the Confidentiality Agreement shall survive any termination of this Agreement.

Article XI

MISCELLANEOUS

Section 11.1.          Trust Account Waiver. The Company acknowledges that Acquiror is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the prospectus dated December 9, 2021 (the “Prospectus”) available at www.sec.gov, substantially all of Acquiror assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a trust account for the benefit of Acquiror, certain of its public stockholders and the underwriters of Acquiror’s initial public offering (the “Trust Account”). The Company acknowledges that it has been advised by Acquiror that, except with respect to interest earned on the funds held in the Trust Account that may be released to Acquiror to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if Acquiror completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus; (ii) if Acquiror fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Acquiror in limited amounts to permit Acquiror to pay the costs and expenses of its liquidation and dissolution, and then to Acquiror’s public stockholders; and (iii) if Acquiror holds a stockholder vote to amend Acquiror’s amended and restated certificate of incorporation (A) to modify the substance or timing of its obligation to allow redemption in connection with its initial Business Combination or to redeem 100% of its public shares if it does not complete its initial Business Combination by December 14, 2024 or (B) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity, then for the redemption of any Acquiror Common Shares properly tendered in connection with such vote. For and in consideration of Acquiror entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind it has or may have in the future in or to any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with Acquiror; provided, that (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account (other than funds to be paid in connection with the Acquiror Share Redemptions), for specific performance or other equitable relief in connection with the consummation of the transactions contemplated hereby (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Share Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Acquiror’s ability to fulfill its obligation to effectuate the Acquiror Share Redemptions, or for actual fraud and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account (other than funds to be paid in connection with the Acquiror Share Redemptions) and any assets that have been purchased or acquired with any such funds).

Section 11.2.          Waiver. Any Party to this Agreement may, at any time prior to the Closing, by action taken by its Board of Directors or officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of another Party that are contained in this Agreement or (c) waive compliance by the other Parties with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party granting such extension or waiver.

Section 11.3.          Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

(a)            If to Acquiror or Merger Sub:

 Southport Acquisition Corporation
 8 Bolling Place
 Greenwich, CT 06830

Attention:	Jeb Spencer, Chief Executive Officer
Jared Stone, Chairman
Email:	jspencer@tvccapital.com
jaredwstone@gmail.com

 with copies to (which shall not constitute notice):

 Wachtell, Lipton, Rosen & Katz
 51 West 52nd Street
 New York, New York 10019

Attention:	Matthew M. Guest
Raaj S. Narayan
Email:	MGuest@wlrk.com
RSNarayan@wlrk.com

(b)            If to the Company:

 Angel Studios, Inc.
 295 West Center St.
 Provo, Utah 84601

Attention:	Patrick Reilly
Email:	patrick@angel.com

 with copies to (which shall not constitute notice):

 Mayer Brown LLP
 1221 Avenue of the Americas

 New York, New York 10020

 and

 Mayer Brown LLP

 201 S Main St #1100

 Salt Lake City, Utah 84111

Attention:	Mark Bonham
Andrew Noreuil
Email:	mbonham@mayerbrown.com
anoreuil@mayerbrown.com

or to such other address or addresses as the Parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 11.4.          Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties and any such assignment without such prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

Section 11.5.          Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that the D&O Indemnified Parties are intended third-party beneficiaries of, and may enforce, Section 7.7, and the past, present and future directors, managers, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.16.

Section 11.6.          Expenses. Except as otherwise set forth in this Agreement (including Section 2.4(c)), each Party shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.

Section 11.7.          Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.8.          Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.9.          Company and Acquiror Disclosure Letters. The Company Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. Any disclosure made by a Party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.10.        Entire Agreement. (a) This Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter and all Exhibits hereto), (b) the Sponsor Support Agreement and Company Holders Support Agreement (collectively, the “Ancillary Agreements”), and (c) the Confidentiality Agreement, dated as of June 9, 2024, between Acquiror and the Company (the “Confidentiality Agreement”), constitute the entire agreement among the Parties to this Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such Parties except as expressly set forth in this Agreement, the Ancillary Agreements and the Confidentiality Agreement.

Section 11.11.        Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the Parties and which makes reference to this Agreement.

Section 11.12.        Publicity.

(a)            All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and the Company, which approval shall not be unreasonably withheld by any Party; provided, that no Party shall be required to obtain consent pursuant to this Section 11.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11.12(a).

(b)            The restriction in Section 11.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the Party making the announcement shall use its commercially reasonable efforts to consult with the other Party in advance as to its form, content and timing. Disclosures resulting from the Parties’ efforts to obtain approval or early termination under the HSR Act and to make any relating filing shall be deemed not to violate this Section 11.12.

Section 11.13.        Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 11.14.        Jurisdiction; Waiver of Jury Trial.

(a)            Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, only to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware), and each of the Parties irrevocably and unconditionally (i) consents and submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of such proceeding or Action shall be heard and determined only in any such court and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any proceeding or Action brought in accordance with this Section 11.14(a).

(b)            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.15.        Enforcement. The Parties agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any Party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law, and each Party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 11.16.        Non-Recourse. Except in the case of claims against a Person in respect of such Person’s actual fraud:

(a)            this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, Acquiror and Merger Sub as named Parties; and

(b)            except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of the Company, Acquiror or Merger Sub and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing, shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or Merger Sub under this Agreement or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 11.17.         Non-Survival of Representations, Warranties and Covenants. Except (a) as otherwise contemplated by Section 10.2 or (b) in the case of claims against a Person in respect of such Person’s actual fraud, all of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall not survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein or therein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.

Section 11.18.        Legal Representation.

(a)            Acquiror hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates and each of their respective successors and assigns (including after the Closing, the Surviving Corporation) (all such parties, the “Mayer Brown Waiving Parties”), that Mayer Brown (“Mayer Brown”) may represent the stockholders or holders of other equity interests of the Company or any of their respective directors, members, partners, officers, employees or Affiliates (other than Acquiror or its Subsidiaries) (collectively, the “Mayer Brown WP Group”), in each case, solely in connection with any Action or obligation arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby, notwithstanding its prior representation of the Company and its Subsidiaries or other Mayer Brown Waiving Parties, and each of Acquiror and the Company on behalf of itself and the Mayer Brown Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising from or relating to Mayer Brown’s prior representation of the Company, its Subsidiaries or of Mayer Brown Waiving Parties. Acquiror and the Company, for itself and the Mayer Brown Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between the Company and its Subsidiaries or any member of the Mayer Brown WP Group, on the one hand, and Mayer Brown, on the other hand, made prior to the Closing, in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Surviving Corporation notwithstanding the Merger, and instead survive, remain with and are controlled by the Mayer Brown WP Group (the “Mayer Brown Privileged Communications”), without any waiver thereof. Acquiror and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Mayer Brown Privileged Communications, whether located in the records or email server of the Surviving Corporation and its Subsidiaries, in any Action against or involving any of the Parties after the Closing, and Acquiror and the Company agree not to assert that any privilege has been waived as to the Mayer Brown Privileged Communications, by virtue of the Merger.

(b)            Each of Acquiror and the Company hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates and each of their respective successors and assigns (including after the Closing, the Surviving Corporation) (all such parties, the “Wachtell Lipton Waiving Parties”), that Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”) may represent the stockholders or holders of other equity interests of the Sponsor or of Acquiror or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “Wachtell Lipton WP Group”), in each case, solely in connection with any Action or obligation arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby, notwithstanding its prior representation of the Sponsor, Acquiror and its Subsidiaries, or other Wachtell Lipton Waiving Parties. Each of Acquiror and the Company, on behalf of itself and the Wachtell Lipton Waiving Parties, hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising from or relating to Wachtell Lipton’s prior representation of the Sponsor, Acquiror and its Subsidiaries, or other Wachtell Lipton Waiving Parties. Each of Acquiror and the Company, for itself and the Wachtell Lipton Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between the Sponsor, Acquiror, or its Subsidiaries, or any other member of the Wachtell Lipton WP Group, on the one hand, and Wachtell Lipton, on the other hand, made prior to the Closing, in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Surviving Corporation notwithstanding the Merger, and instead survive, remain with and are controlled by the Wachtell Lipton WP Group (the “Wachtell Lipton Privileged Communications”), without any waiver thereof. Acquiror and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Wachtell Lipton Privileged Communications, whether located in the records or email server of Acquiror and its Subsidiaries, in any Action against or involving any of the Parties after the Closing, and Acquiror and the Company agree not to assert that any privilege has been waived as to the Wachtell Lipton Privileged Communications, by virtue of the Merger.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have hereunto caused this Agreement to be duly executed as of the date first above written.

SOUTHPORT ACQUISITION CORPORATION

By:	/s/ Jeb Spencer
	Name:	Jeb Spencer
	Title:	Chief Executive Officer

SIGMA MERGER SUB, INC.

By:	/s/ Jeb Spencer
	Name:	Jeb Spencer
	Title:	Chief Executive Officer

ANGEL STUDIOS, INC.

By:	/s/ Neal Harmon
	Name:	Neal Harmon
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
Southport Acquisition Corporation, Inc.

Dated [●]

Southport Acquisition Corporation, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”), hereby certifies that:

FIRST. The Corporation was initially incorporated in the State of Delaware on April 13, 2021. An Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 13, 2021. A first amendment to the Amended and Restated Certificate, which amended the provisions of the Amended and Restated Certificate, was filed with the Secretary of State of the State of Delaware on June 9, 2023. A second amendment to the Amended and Restated Certificate, which amended the provisions of the Amended and Restated Certificate, was filed with the Secretary of State of the State of Delaware on March 14, 2024. A third amendment to the Amended and Restated Certificate, which amended the provisions of the Amended and Restated Certificate, was filed with the Secretary of State of the State of Delaware on [●], 2024.

SECOND. This Second Amended and Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL and by the required vote of the stockholders in accordance with Section 211 of the DGCL.

THIRD. The Amended and Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended and restated in its entirety as follows:

ARTICLE I

The name of the Corporation is Angel Studios, Inc.

ARTICLE II

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

ARTICLE III

The present address of the principal office of the Corporation is 295 W Center St., Provo, UT 84601.

ARTICLE IV

The address of the Corporation’s registered office in the State of Delaware 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE V

A.           Classes of Stock. The total number of shares of stock that the Corporation shall have the authority to issue is [●] shares of capital stock, with [●] shares of common stock, with a par value of $0.0001 per share (the “Common Stock”), of which (i) [●] shall be designated Class A Common Stock (the “Class A Common Stock”), and (ii) [●] shall be designated Class B Common Stock (the “Class B Common Stock”) (the Class A Common Stock and the Class B Common Stock are sometimes referred to herein collectively as the “Common Stock”). The Corporation is authorized to issue [●] shares of preferred stock having with a par value of $0.0001 per share (“Preferred Stock”).

B.            Rights of Common Stock. The relative powers, rights, qualifications, limitations and restrictions granted to or imposed on the shares of the Class A Common Stock and Class B Common Stock are as follows:

1.            Voting Rights.

(a)            General Right to Vote Together; Exceptions. Except as otherwise expressly provided in Article V(B)(3)(g) or required by applicable law, the holders of Class A Common Stock and Class B Common Stock shall vote together as a single class on all matters submitted to a vote of the stockholders; provided, however, notwithstanding the provisions of Section 242(b)(2) of the DGCL, the number of authorized shares of Class A Common Stock and Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote, voting together as a single class. There shall be no cumulative voting.

(b)            Votes Per Share. Except as otherwise expressly provided herein or required by applicable law, on any matter that is submitted to a vote of the stockholders, each holder of Class A Common Stock shall be entitled to one (1) vote for each such share, and each holder of Class B Common Stock shall be entitled to ten (10) votes for each such share.

2.            Identical Rights. Except as otherwise expressly provided herein or required by applicable law, shares of Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters, including, without limitation:

(a)            Dividends and Distributions. Shares of Common Stock shall be entitled to share equally, identically and ratably, on a per share basis, with respect to any Distribution paid or distributed by the Corporation; provided, however, that in the event that a Distribution is paid in the form of Common Stock (or Rights to acquire Common Stock), then unless otherwise specified by the Board of Directors, holders of Class A Common Stock and Class B Common Stock shall receive Common Stock of the same such class (or Rights to acquire such stock, as the case may be) provided, such different treatment is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

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(b)            Subdivision or Combination. In the event that the outstanding shares of any class of the Common Stock shall be subdivided or combined, by stock split, reverse split or similar event, into a greater or lesser number of shares of such class of Common Stock, the outstanding shares of all other classes of Common Stock shall, concurrently with the effectiveness of such subdivision or combination, be subdivided or combined in the same proportion and manner, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of each such class, each voting separately as a class.

(c)            Merger or Consolidation. In connection with any merger, consolidation, business combination or other similar transaction of the Corporation with or into any other entity, shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed to stockholders of the Corporation.

3.            Voluntary and Automatic Conversion into Class A Common Stock.

(a)            Voluntary Conversion. Each one (1) share of Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the transfer agent of the Corporation.

(b)            Automatic Conversion. Each one (1) share of Class B Common Stock shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon the earliest of:

(i)            a Transfer of such share; provided that no such automatic conversion shall occur in the case of a Transfer by a holder of Class B Common Stock to a person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the holder (such person or entity, an “affiliate”), or, for tax or estate planning purposes, to any of the persons or entities listed in clauses (A) through (F) below (each, a “Permitted Transferee”) and from any such Permitted Transferee back to such holder of Class B Common Stock and/or any other Permitted Transferee established by or for such holder of Class B Common Stock, as follows:

(A)            a trust for the benefit of such holder or persons other than such holder so long as such holder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust; provided such Transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust) to such holder and, provided, further, that in the event that such holder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of the Class B Common Stock held by such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

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(B)            a trust under the terms of which such holder has retained a “qualified interest” within the meaning of §2702(b)(1) of the Internal Revenue Code and/or a reversionary interest so long as such holder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust; provided, however, that in the event that such holder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(C)            an individual retirement account, as defined in Section 408(a) of the Internal Revenue Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which such holder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code; provided that in each case such holder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust, and provided, further, that in the event that such holder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such account, plan or trust, each share of Class B Common Stock then held by such account, plan or trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(D)            a corporation in which such holder directly, or indirectly through one or more Permitted Transferees, owns shares with sufficient Voting Control in the corporation, or otherwise has legally enforceable rights, such that such holder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation; provided that in the event that such holder no longer owns sufficient shares or no longer has sufficient legally enforceable rights to ensure that such holder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation, each share of Class B Common Stock then held by such corporation shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(E)            a partnership in which such holder directly, or indirectly through one or more Permitted Transferees, owns partnership interests with sufficient Voting Control in the partnership, or otherwise has legally enforceable rights, such that such holder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such partnership; provided that in the event that such holder no longer owns sufficient partnership interests or no longer has sufficient legally enforceable rights to ensure that such holder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such partnership, each share of Class B Common Stock then held by such partnership shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock; or

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(F)            a limited liability company in which such holder directly, or indirectly through one or more Permitted Transferees, owns membership interests with sufficient Voting Control in the limited liability company, or otherwise has legally enforceable rights, such that such holder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such limited liability company; provided that in the event that such holder no longer owns sufficient membership interests or no longer has sufficient legally enforceable rights to ensure that such holder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such limited liability company, each share of Class B Common Stock then held by such limited liability company shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock.

(ii)            the date specified by a written notice and certification request of the Corporation to the holder of such share of Class B Common Stock requesting a certification, in a form satisfactory to the Corporation, verifying such holder’s ownership of Class B Common Stock and confirming that a conversion to Class A Common Stock has not occurred, which date shall not be less than sixty (60) calendar days after the date of such notice and certification request; provided that no such automatic conversion pursuant to this subsection (ii) shall occur in the case of a holder or its Permitted Transferees that furnishes a certification satisfactory to the Corporation prior to the specified date. Such written notice and certification request shall be mailed to the stockholder at his or her address as it appears on the Corporation’s records or electronically transmitted in the manner provided in the Bylaws of the Corporation.

(c)            Conversion Upon Death or Permanent Incapacity. Each share of Class B Common Stock held of record by a holder who is a natural person, or by such holder’s Permitted Transferees, shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon the death or Permanent Incapacity of such holder.

(d)            Procedures. The Corporation may, from time to time, establish such policies and procedures, not in violation of applicable law or the other provisions of this Second Amended and Restated Certificate of Incorporation, relating to the conversion of shares of Class B Common Stock to shares of Class A Common Stock, as it may deem necessary or advisable in connection therewith, and the general administration of this dual-class stock structure, including the issuance of stock certificates (or equivalent ownership evidence) with respect thereto, as it may deem necessary or advisable, and may from time to time request that holders of shares of Common Stock furnish certifications, affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred. A determination by the Secretary of the Corporation that a Transfer results in a conversion to Class A Common Stock shall be conclusive and binding.

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(e)            Immediate Effect. In the event of a conversion of shares of Class B Common Stock to shares of Class A Common Stock pursuant to Article V(B)(3)(b)(i), such conversion shall be deemed to have been made at the time that the Transfer of shares occurred. Upon any conversion of shares of Class B Common Stock to shares of Class A Common Stock, all rights of the holder of shares of Class B Common Stock shall cease and the person or persons in whose name or names the certificate or certificates, if any, representing the shares of Class B Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock. Shares of Class B Common Stock that are converted into shares of Class A Common Stock as provided in this Article V(B) shall be retired and no longer authorized and may not be reissued.

(f)            Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.

(g)            Protective Provisions. The Corporation shall not, whether by merger, consolidation or otherwise, amend, alter, repeal or waive this Article V(B)(3) (or adopt any provision inconsistent therewith), unless such action is first approved by the affirmative vote (or written consent) of the holders of a majority of the then-outstanding shares of Class B Common Stock, voting as a separate class, in addition to any other vote required by applicable law, this Second Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, and the holders of Class A Common Stock shall have no right to vote thereon.

C.            Preferred Stock. The Board of Directors is hereby authorized to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional, or other special rights, if any, and any qualifications, limitations, or restrictions thereof, of the shares of such series, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors.

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ARTICLE VI

The following terms, where capitalized in this Second Amended and Restated Certificate of Incorporation, shall have the meanings ascribed to them in this Article VI:

“Distribution” means (i) any dividend or distribution of cash, property or shares of the Corporation’s capital stock and (ii) any distribution following or in connection with any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary.

“Permanent Incapacity” means permanent and total disability such that such holder is unable to engage in any substantial gainful activity by reason of any medically determinable mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months as determined by a licensed medical practitioner. In the event of a dispute as to whether such holder is “Permanently Incapacitated”, no Permanent Incapacity of such holder shall be deemed to have occurred unless and until an affirmative ruling regarding such Permanent Incapacity has been made by a court of competent jurisdiction, and such ruling has become final and non-appealable.

“Rights” means any option, warrant, conversion right or contractual right of any kind to acquire shares of the Corporation’s authorized but unissued capital stock.

“Transfer” of a share of capital stock shall mean, directly or indirectly, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law. A “Transfer” shall also include, without limitation, (i) a transfer of a share of capital stock to a broker or other nominee (regardless of whether or not there is a corresponding change in beneficial ownership) or (ii) the transfer of, or entering into a binding agreement with respect to, Voting Control over a share of capital stock by proxy or otherwise, other than the Transfer of exclusive Voting Control with respect to shares of capital stock of a holder as permitted in Article V(B)(3)(b) and Article V(B)(3)(c); provided, however, that the following shall not be considered a “Transfer”: (a) the grant of a proxy to officers or directors of the Corporation at the request of the Board of Directors of the Corporation in connection with actions to be taken at an annual or special meeting of stockholders; (b) the pledge of shares of capital stock by a holder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction so long as such holder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares of capital stock or other similar action by the pledgee shall constitute a “Transfer”; (c) the fact that, as of the adoption of this Second Amended and Restated Certificate of Incorporation of the Corporation or any time thereafter, the spouse of any holder of capital stock possesses or obtains an interest in such holder’s shares of capital stock arising solely by reason of the application of the community property laws of any jurisdiction; or (d) entering into a voting agreement (with or without a proxy) solely with stockholders who are holders of capital stock that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (B) either has a term not exceeding one year or is terminable by the holder of the shares subject thereto at any time, and (C) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer” of such shares of capital stock.

“Voting Control” with respect to a share of capital stock means the exclusive power (whether directly or indirectly) to vote or direct the voting of such share of capital stock by proxy, voting agreement, or otherwise.

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ARTICLE VII

A.            Board Size. The total number of authorized directors constituting the Board of Directors (the “Whole Board”) shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board.

B.            Classified Board. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the Board of Directors shall be divided into three (3) classes: Class I, Class II and Class III. The number of directors in each class shall be as nearly equal as possible. The initial term of office of the Class I directors shall expire at the Corporation’s first annual meeting of stockholders following the date on which this Second Amended and Restated Certificate of Incorporation is first effective (the “Effective Date”), the initial term of office of the Class II directors shall expire at the Corporation’s second annual meeting of stockholders following the Effective Date, and the initial term of office of the Class III directors shall expire at the Corporation’s third annual meeting of stockholders following the Effective Date. At each annual meeting of stockholders following the Effective Date, directors elected to succeed those directors of the class whose terms then expire shall be elected for a term of office expiring at the third succeeding annual meeting of stockholders after their election.

C.            Tenure. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, following election pursuant to Article VII(B); (i) each director, including a director elected to fill a vacancy, shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal; (ii) any director may resign at any time upon written notice to the attention of the President or Secretary at the principal office of the Corporation; and (iii) any director may be removed at any time only with cause by the affirmative vote of the holders of a majority in voting power of the shares of the Common Stock. In the event of any increase or decrease in the authorized number of directors constituting the Whole Board, (i) each director then serving as such shall nevertheless continue as a director of the class of which he or she is a member and (ii) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board among the classes of directors so as to make all classes as nearly equal in number as possible, provided that no decrease in the number of directors constituting the Whole Board shall shorten the term of any director.

ARTICLE VIII

In furtherance and not in limitation of the powers conferred by the DGCL, and subject to the terms of any series of Preferred Stock, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation. The stockholders of the Corporation shall also have the power to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE IX

A.            Director and Officer Exculpation. To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

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B.            Indemnification and Advancement of Expenses.

1.            To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses, as incurred (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement), reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Article IX(B) or otherwise. The rights to indemnification and advancement of expenses conferred by this Article IX(B) shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Article IX(B)(1), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors.

2.            The rights to indemnification and advancement of expenses conferred on any indemnitee by this Article IX(B) shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation, an agreement, vote of stockholders or disinterested directors, or otherwise.

3.            Any repeal or amendment of this Article IX(B) by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate of Incorporation inconsistent with this Article IX(B), shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

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4.            This Article IX(B) shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE X

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, including any claim alleging the aiding and abetting of such a breach of fiduciary duty; (iii) any action asserting a claim against the Corporation or any current or former director, officer or other employee of the Corporation arising pursuant to any provision of the DGCL, the Second Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation; or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine; provided, that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action or proceeding shall be brought in another state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal court for the District of Delaware). The foregoing sentence shall not apply to claims arising under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article X.

ARTICLE XI

Subject to the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, special meetings of stockholders for any purpose or purposes shall be called only: (i) by the Board of Directors, the Chair of the Board, the Chief Executive Officer or president (in the absence of a Chief Executive Officer) or (ii) by the Secretary, upon the written request, made in accordance with, and subject to, the Bylaws of the Corporation, of one or more stockholders of record who own, and have continuously owned for at least one year prior to the date such request is delivered to the Secretary, in the aggregate, at least 25% of the voting power of the shares of capital stock of the Corporation then entitled to vote on the matter or matters to be brought before the proposed special meeting. Business transacted at a special meeting requested by stockholders shall be limited to the matters described in the special meeting request; provided, however, that nothing herein or in the Bylaws of the Corporation shall prohibit the Board of Directors from submitting matters to the stockholders at any special meeting requested by stockholders.

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ARTICLE XII

To the fullest extent permitted by law (including without limitation Section 122(17) of the DGCL), the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its non-employee directors or stockholders, or any of their respective affiliates, and the Corporation renounces any expectancy that any of the non-employee directors or stockholders of the Corporation, or any of their respective affiliates, will offer any such corporate opportunity of which he or she may become aware to the Corporation, except, the doctrine of corporate opportunity shall apply with respect to any of the non-employee directors of the Corporation only with respect to a corporate opportunity that was offered to such person solely and exclusively in his or her capacity as a director of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue, and to the extent such director is permitted to refer that opportunity to the Corporation without violating another legal obligation (an “Excluded Opportunity”). No non-employee director or stockholder of the Corporation, or any of their respective affiliates, shall have any liability to the Corporation, any of its affiliates or stockholders for breach of any duty, as a director or otherwise, by reason of the fact that such person pursues or acquires an Excluded Opportunity, directs an Excluded Opportunity to another person or fails to present an Excluded Opportunity, or information regarding an Excluded Opportunity, to the Corporation or any of its affiliates or stockholders.

Any person or entity purchasing or otherwise acquiring or obtaining any interest in any capital stock of the Corporation shall be deemed to have notice and to have consented to the provisions of this Article XII.

This Article XII shall not limit any protections or defenses available to, or indemnification rights of, any non-employee director of the Corporation under this Second Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation (as either may be amended from time to time) or applicable law. The renunciation of any interest in or expectancy with respect to any corporate opportunity in this Article XII shall not be deemed exclusive of or limit in any way any other renunciation of a corporate opportunity by the Corporation or the Board of Directors or protection to which any person covered by this Article XII may be or may become entitled under any statute, bylaw, resolution, agreement, vote of stockholders or disinterested directors or otherwise.

Neither the alteration, amendment, termination, expiration or repeal of this Article XII nor the adoption of any provision inconsistent with this Article XII shall eliminate or reduce the effect of this Article XII in respect of any matter occurring, or any cause of action that, but for this Article XII, would accrue or arise, prior to such alteration, amendment, termination, expiration or repeal.

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ARTICLE XIII

If any provision of this Second Amended and Restated Certificate of Incorporation becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Second Amended and Restated Certificate of Incorporation, and the court will replace such illegal, void or unenforceable provision of this Second Amended and Restated Certificate of Incorporation with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Second Amended and Restated Certificate of Incorporation shall be enforceable in accordance with its terms.

Except as provided in Article IX above, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

* * *

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IN WITNESS WHEREOF, this Second Amended and Restated Certificate of Incorporation has been signed on behalf of the Corporation by its duly authorized officer effective as of the date first written above.

ANGEL STUDIOS, INC. (f/k/a Southport Acquisition Corporation)

By:
Name: [●]
Title: [●]

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Exhibit B

AMENDED AND RESTATED BYLAWS OF ANGEL STUDIOS, INC.

These Amended and Restated Bylaws (these “Bylaws”) of Angel Studios, Inc. (f/k/a Southport Acquisition Corporation), a Delaware corporation (the “Corporation”), are effective as of [●] (the “Effective Date”) and hereby amend and restate the previous Bylaws of the Corporation, which are deleted in their entirety and replaced with the following:

ARTICLE I
Offices

Section 1.01          Registered Office. The registered office of Angel Studios, Inc. (the “Corporation”) will be fixed in the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”).

Section 1.02          Other Offices. The Corporation may have other offices, both within and without the State of Delaware, as the board of directors of the Corporation (the “Board of Directors”) from time to time shall determine or the business of the Corporation may require.

ARTICLE II
Meetings of the Stockholders

Section 2.01          Place of Meetings; Meetings by Remote Communications.

(a)            Place of Meetings. All meetings of the stockholders shall be held at such place, if any, either within or without the State of Delaware, or by means of remote communication, as shall be designated from time to time by resolution of the Board of Directors (or Chairman of the Board of Directors) and stated in the notice of meeting. If no designation is so made, the place of meeting shall be the principal office of the Corporation.

(b)            Meetings by Remote Communications. If authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxyholders not physically present at a meeting of stockholders may, by means of remote communication: (i) participate in a meeting of stockholders, and (ii) be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication; provided that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder; (B) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and (C) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

Section 2.02          Annual Meeting. The annual meeting of the stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting in accordance with these by laws shall be held at such date, time, and place, if any, as shall be determined by the Board of Directors and stated in the notice of the meeting.

Section 2.03          Special Meetings.

(a)            Purpose. Special meetings of the stockholders of the Corporation may be called only in the manner set forth in the Certificate of Incorporation.

(b)            Notice. A request to the Secretary shall be delivered to the Secretary at the Corporation’s principal executive offices and signed by each stockholder, or a duly authorized agent of such stockholder, requesting the special meeting and shall set forth:

(i)            a brief description of each matter of business desired to be brought before the special meeting;

(ii)           the reasons for conducting such business at the special meeting;

(iii)          the text of any proposal or business to be considered at the special meeting (including the text of any resolutions proposed to be considered and in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment); and

(iv)          the information required in Section 2.13(b) (Advance Notice of Stockholder Nominations and Proposals-Stockholder Nominations) of these Bylaws (for stockholder nomination demands) or Section 2.13(c) (Advance Notice of Stockholder Nominations and Proposals-Other Stockholder Proposals) of these Bylaws (for all other stockholder proposal demands), as applicable.

(c)            Business. Business transacted at a special meeting requested by stockholders shall be limited to the matters described in the special meeting request; provided, however, that nothing herein shall prohibit the Board of Directors from submitting matters to the stockholders at any special meeting requested by stockholders.

(d)            Time and Date. A special meeting requested by stockholders shall be held at such date and time as may be fixed by the Board of Directors; provided, however, that the date of any such special meeting shall be not more than 90 days after the request to call the special meeting is received by the Secretary. Notwithstanding the foregoing, a special meeting requested by stockholders shall not be held if:

(i)            the Board of Directors has called or calls for an annual or special meeting of the stockholders to be held within 90 days after the Secretary receives the request for the special meeting and the Board of Directors determines in good faith that the business of such meeting includes (among any other matters properly brought before the meeting) the business specified in the request;

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(ii)           the stated business to be brought before the special meeting is not a proper subject for stockholder action under applicable law;

(iii)          an identical or substantially similar item (a “Similar Item”) was presented at any meeting of stockholders held within 90 days prior to the receipt by the Secretary of the request for the special meeting (and, for purposes of this Section 2.03(d)(iii), the election of directors shall be deemed a Similar Item with respect to all items of business involving the election or removal of directors); or

(iv)          the special meeting request was made in a manner that involved a violation of Regulation 14A under the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder (the “Exchange Act”).

(e)            Revocation. A stockholder may revoke a request for a special meeting at any time by written revocation delivered to the Secretary at the Corporation’s principal executive offices, and if, following such revocation, there are unrevoked requests from stockholders holding in the aggregate less than the requisite number of shares entitling the stockholders to request the calling of a special meeting, the Board of Directors, in its discretion, may cancel the special meeting.

Section 2.04          Quorum. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, at each meeting of stockholders the presence in person or by proxy of the holders of shares of stock constituting 1/3 of the votes which could be cast by the holders of all outstanding shares of stock entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum; provided, however, that where a separate vote by a class or classes or series of capital stock is required by law or the Certificate of Incorporation, the holders of 1/3 in voting power of the shares of such class or classes or series of the capital stock of the Corporation issued and outstanding and entitled to vote on such matter, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on such matter. If, however, such quorum shall not be present or represented at any meeting of the stockholders, then either (a) the chair of the meeting or (b) the stockholders by the affirmative vote of the holders of a majority of the voting power of the stock present in person or represented by proxy at the meeting entitled to vote thereon, shall have power to adjourn the meeting from time to time, in the manner provided in Section 2.05 (Adjournments), until a quorum shall be present or represented. A quorum, once established, shall not be broken by the subsequent withdrawal of enough votes to leave less than a quorum. At any such adjourned meeting at which there is a quorum, any business may be transacted that might have been transacted at the meeting originally called.

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Section 2.05          Adjournments. Any meeting of the stockholders, annual or special, may be adjourned from time to time to reconvene at the same or some other place, if any, and notice need not be given of any such adjourned meeting if the time, place, if any, thereof and the means of remote communication, if any, are provided in accordance with applicable law. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date is fixed for stockholders entitled to vote at the adjourned meeting, the Board of Directors shall fix a new record date for notice of the adjourned meeting and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at the adjourned meeting as of the record date fixed for notice of the adjourned meeting. Any previously scheduled meeting of the stockholders may be postponed, and any special meeting of the stockholders may be cancelled, by resolution of the Board of Directors upon public notice given prior to the date previously scheduled for such meeting of stockholders.

Section 2.06          Notice of Meetings. Notice of the place (if any), date, hour, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting), and means of remote communication, if any, of every meeting of stockholders shall be given by the Corporation not less than 10 days nor more than 60 days before the meeting (unless a different time is specified by law) to every stockholder entitled to vote at the meeting as of the record date for determining the stockholders entitled to notice of the meeting. Notices of special meetings shall also specify the purpose or purposes for which the meeting has been called. Notices of meetings to stockholders may be given by mailing the same, addressed to the stockholder entitled thereto, at such stockholder’s mailing address as it appears on the records of the corporation and such notice shall be deemed to be given when deposited in the U.S. mail, postage prepaid. Without limiting the manner by which notices of meetings otherwise may be given effectively to stockholders, any such notice may be given by electronic transmission in accordance with applicable law. If notice is given by electronic transmission, such notice shall be deemed to be delivered at the times provided in the DGCL. Meetings may be held without notice if all stockholders entitled to vote are present. Notice of any meeting need not be given to any stockholder who shall, either before or after the meeting, submit a waiver of notice or who shall attend such meeting, except when the stockholder attends for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of the meeting shall be bound by the proceedings of the meeting in all respects as if due notice thereof had been given.

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Section 2.07          List of Stockholders. The Corporation shall prepare a complete list of the stockholders entitled to vote at any meeting of stockholders (provided, however, if the record date for determining the stockholders entitled to vote is less than ten days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares of capital stock of the Corporation registered in the name of each stockholder no later than the tenth day before each meeting of the stockholders. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of ten days ending on the day before the meeting date: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list was provided with the notice of the meeting; or (b) during ordinary business hours, at the principal place of business of the Corporation. Except as provided by applicable law, the stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger and the list of stockholders or to vote in person or by proxy at any meeting of stockholders.

Section 2.08          Organization. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of the stockholders as it shall deem appropriate. At every meeting of the stockholders, the Chair of the Board, or in their absence or inability to act, the Chief Executive Officer (as defined in Section 4.01 (Positions and Election)), or, in their absence or inability to act, the officer or director whom the Board of Directors shall appoint, shall act as chair of, and preside at, the meeting. The Secretary or, in the Secretary’s absence or inability to act, the person whom the chair of the meeting shall appoint secretary of the meeting, shall act as secretary of the meeting and keep the minutes thereof. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chair of any meeting of the stockholders shall have the right and authority to prescribe such rules, regulations, and procedures and to do all such acts as, in the judgment of such chair, are appropriate for the proper conduct of the meeting. Such rules, regulations, or procedures, whether adopted by the Board of Directors or prescribed by the chair of the meeting, may include, without limitation, the following:

(a)            the establishment of an agenda or order of business for the meeting;

(b)            the determination of when the polls shall open and close for any given matter to be voted on at the meeting;

(c)            rules and procedures for maintaining order at the meeting and the safety of those present;

(d)            limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies, or such other persons as the chair of the meeting shall determine;

(e)            restrictions on entry to the meeting after the time fixed for the commencement thereof; and

(f)            limitations on the time allotted to questions or comments by participants.

Section 2.09          Voting.

(a)            General. Except (i) as required by law or (ii) as provided in the Certificate of Incorporation, each stockholder shall be entitled to one vote, in person or by proxy, for each share of capital stock held by such stockholder.

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(b)            Election of Directors. Unless otherwise required by the Certificate of Incorporation, the election of directors shall be by written ballot. If authorized by the Board of Directors, such requirement of a written ballot shall be satisfied by a ballot submitted by electronic transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder or proxy holder. Unless otherwise required by law, the Certificate of Incorporation, or these Bylaws, the election of directors shall be decided by a majority of the votes cast with respect to a nominee at a meeting of the stockholders for the election of directors, at which a quorum is present, by the holders of stock entitled to vote in the election. For purposes of this Section 2.09(b), a majority of the votes cast means that the number of shares voted “for” a nominee must exceed the votes cast “against” such nominee’s election. If a nominee for director who is not an incumbent director does not receive a majority of the votes cast, the nominee shall not be elected. The Corporate Governance Committee has established procedures under which a director standing for reelection in an uncontested election must tender a resignation conditioned on the incumbent director’s failure to receive a majority of the votes cast. If an incumbent director who is standing for reelection does not receive a majority of the votes cast, the Corporate Governance Committee will make a recommendation to the Board of Directors on whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will act on the committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The director who fails to receive a majority vote will not participate in the committee’s recommendation or the Board of Directors’ decision.

(c)            Other Matters. Unless otherwise required by law, the Certificate of Incorporation, or these Bylaws, any matter, other than the election of directors, properly brought before any meeting of stockholders, at which a quorum is present, shall be decided by the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the matter.

Section 2.10          Proxies. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The authorization of a person to act as proxy may be documented, signed, and delivered in accordance with Section 116 of the General Corporation Law of the State of Delaware (the “DGCL”) provided that such authorization shall set forth, or be delivered with, information enabling the Corporation to determine the identity of the stockholder granting such authorization. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary a revocation of the proxy or a new proxy bearing a later date. Any stockholder soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board of Directors.

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Section 2.11          Inspectors at Meetings of Stockholders. In advance of any meeting of the stockholders, the Board of Directors shall, appoint one or more inspectors, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and make a written report thereof. The Board of Directors may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of the inspector’s duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of their ability. The inspector or inspectors may appoint or retain other persons or entities to assist the inspector or inspectors in the performance of their duties. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders, the inspector or inspectors may consider such information as is permitted by applicable law. No person who is a candidate for office at an election may serve as an inspector at such election. When executing the duties of inspector, the inspector or inspectors shall:

(a)            ascertain the number of shares outstanding and the voting power of each;

(b)            determine the shares represented at the meeting and the validity of proxies and ballots;

(c)            count all votes and ballots;

(d)           determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and

(e)            certify their determination of the number of shares represented at the meeting and their count of all votes and ballots.

Section 2.12          Fixing the Record Date.

(a)            In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the determination of stockholders entitled to vote at the adjourned meeting and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for the determination of stockholders entitled to vote therewith at the adjourned meeting.

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(b)            In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion, or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 2.13          Advance Notice of Stockholder Nominations and Proposals.

(a)            Annual Meetings. At a meeting of the stockholders, only such nominations of persons for the election of directors and such other business shall be conducted as shall have been properly brought before the meeting. Except for nominations that are included in the Corporation’s annual meeting proxy statement pursuant to Section 2.14 (Proxy Access), to be properly brought before an annual meeting, nominations or such other business must be:

(i)            specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors or any committee thereof;

(ii)           otherwise properly brought before the meeting by or at the direction of the Board of Directors or any committee thereof; or

(iii)          otherwise properly brought before an annual meeting by a stockholder who is a stockholder of record of the Corporation at the time such notice of meeting is delivered and at the time of the annual meeting of stockholders, who is entitled to vote at the meeting, and who complies with the notice procedures set forth in this Section 2.13.

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In addition, any proposal of business (other than the nomination of persons for election to the Board of Directors) must be a proper matter for stockholder action. For business (including, but not limited to, director nominations) to be properly brought before an annual meeting by a stockholder pursuant to Section 2.13(a)(iii) (Notice of Stockholder Nominations and Proposals-Annual Meetings), the stockholder or stockholders of record intending to propose the business (the “Proposing Stockholder”) must have given timely notice thereof pursuant to this Section 2.13(a), in writing to the Secretary even if such matter is already the subject of any notice to the stockholders or Public Disclosure from the Board of Directors. To be timely, a Proposing Stockholder’s notice for an annual meeting must be delivered to the Secretary at the principal executive offices of the Corporation: (x) not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, in advance of the anniversary of the previous year’s annual meeting if such meeting is to be held on a day which is not more than 30 days in advance of the anniversary of the previous year’s annual meeting or not later than 60 days after the anniversary of the previous year’s annual meeting; and (y) with respect to any other annual meeting of stockholders, including in the event that no annual meeting was held in the previous year, not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of: (1) the 90th day prior to the annual meeting and (2) the close of business on the 10th day following the first date of Public Disclosure of the date of such meeting. In no event will the adjournment or postponement (or the public announcement thereof) of an annual meeting for which notice has already been given or for which a public announcement of the meeting date has already been made, commence a new notice time period (or extend any notice time period) for the giving of a stockholder’s notice as described above. For the purposes of this Section 2.13 and Section 2.14 (Proxy Access), “Public Disclosure” shall mean a disclosure made in a press release reported by the Dow Jones News Services, The Associated Press, or a comparable national news service or in a document filed by the Corporation with the Securities and Exchange Commission (“SEC”) pursuant to Section 13, 14, or 15(d) of the Exchange Act. The number of nominees a Proposing Stockholder may nominate for election at an annual meeting (or in the case of a Proposing Stockholder giving the notice on behalf of a beneficial owner, the number of nominees a Proposing Stockholder may nominate for election at the annual meeting on behalf of the beneficial owner) shall not exceed the number of directors to be elected by stockholders generally at such annual meeting.

(b)            Stockholder Nominations. For the nomination of any person or persons for election to the Board of Directors pursuant to Section 2.13(a)(iii) (Notice of Stockholder Nominations and Proposals-Annual Meetings) or Section 2.13(d) (Notice of Stockholder Nominations and Proposals-Special Meetings of Stockholders), a Proposing Stockholder’s timely notice to the Secretary (in accordance with the time periods for delivery of timely notice as set forth in this Section 2.13) shall set forth or include:

(i)            the name, age, business address, and residence address of each nominee proposed in such notice;

(ii)           the principal occupation or employment of each such nominee;

(iii)          the class and number of shares of capital stock of the Corporation which are owned of record and beneficially by each such nominee (if any);

(iv)          such other information concerning each such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved) or that is otherwise required to be disclosed, under Section 14(a) of the Exchange Act;

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(v)           a written questionnaire with respect to the background, qualification, and independence of such proposed nominee, completed and executed by such proposed nominee, in the form to be provided by the Secretary upon written request of any stockholder of record within 10 days of such request, and a written statement and agreement executed by each such nominee acknowledging that such person:

(A)            consents to being named as a nominee in the proxy statement and form of proxy relating to the meeting at which directors are to be elected and to serving as a director if elected,

(B)            intends to serve as a director for the full term for which such person is standing for election,

(C)            makes the following representations: (1) that the director nominee has read and agrees to adhere to the Corporation’s [CORPORATE GOVERNANCE GUIDELINES], and any other of the Corporation’s policies or guidelines applicable to directors, and (2) that the director nominee is not and will not become a party to any agreement, arrangement, or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any nomination or other business proposal, issue, or question (a “Voting Commitment”) that has not been disclosed to the Corporation or any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, and (3) that the director nominee is not and will not become a party to any agreement, arrangement, or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with such person’s nomination for director or service as a director of the Corporation (“Compensation Arrangement”) that has not been disclosed to the Corporation; and

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(vi)          as to the Proposing Stockholder, the beneficial owner, if any on whose behalf the nomination or other business proposal is being made, and if such Proposing Stockholder or beneficial owner is an entity, as to each director, executive, managing member, or control person of such entity (any such individual or control person, a “control person”):

(A)            the name and address of the Proposing Stockholder as they appear on the Corporation’s books and of the beneficial owner, if any, on whose behalf the nomination or other business proposal is being made,

(B)            the class and number of shares of the Corporation which are owned as of the date of the Proposing Stockholder’s notice by the Proposing Stockholder (beneficially and of record), the beneficial owner, if any, on whose behalf the nomination or other business proposal is being made, and any control person,

(C)            a description of any agreement, arrangement, or understanding with respect to such nomination or other business proposal between or among the Proposing Stockholder, the beneficial owner, if any, on whose behalf the nomination or other business proposal is being made, and any control person; including without limitation (1) any agreements that would be required to be disclosed pursuant to Item 5 or Item 6 of Schedule 13D under the Exchange Act and (2) any plans or proposals which relate to or would result in any action that would be required to be disclosed pursuant to Item 4 of Schedule 13D under the Exchange Act (in each case, regardless of whether the requirement to file a Schedule 13D under the Exchange Act is applicable),

(D)            a description of any agreement, arrangement, or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the Proposing Stockholder’s notice by, or on behalf of, the Proposing Stockholder, the beneficial owner, if any, on whose behalf the nomination or other business proposal is being made, and any control person, whether or not such instrument or right shall be subject to settlement in underlying shares of capital stock of the Corporation, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the Proposing Stockholder, beneficial owner, or any of control person with respect to shares of stock of the Corporation

(E)            a representation that the Proposing Stockholder is a holder of record of shares of the Corporation entitled to vote at the meeting and intends to appear in person at the meeting (or a qualified representative thereof intends to appear in person at the meeting) to nominate the person or persons specified in the notice or propose such other business proposal,

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(F)            a representation whether the Proposing Stockholder, the beneficial owner, if any, on whose behalf the nomination or other business proposal is being made, any control person, or any other participant (as defined in Item 4 of Schedule 14A under the Exchange Act) will engage in a solicitation with respect to such nomination or other business proposal and, if so, the name of each participant in such solicitation; and a statement: (1) confirming whether, the stockholder, beneficial owner, or any control person intends, or is part of a group that (x) in the case of a nomination, intends to solicit proxies or votes in support of such director nominees or nomination in accordance with Rule 14a-19 under the Exchange Act, including but not limited to, delivering a proxy statement and form of proxy and soliciting at least the percentage of the voting power of all of the shares of the stock of the Corporation required under applicable law to elect the nominee, and (y) in the case of a business proposal, intends to deliver a proxy statement and form of proxy and solicit at least the percentage of voting power of all of the shares of stock of the Corporation required under applicable law to approve the proposal; and (2) whether or not any such stockholder, beneficial owner, or any control person intends to otherwise solicit proxies from stockholders in support of such nomination or other business proposal, and

(G)            any other information relating to such Proposing Stockholder and beneficial owner, if any, on whose behalf the nomination or other business proposal is being made, and any control person that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the business proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder.

The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

(c)            Other Stockholder Proposals. For all business other than director nominations, a Proposing Stockholder’s timely notice to the Secretary (in accordance with the time periods for delivery of timely notice as set forth in this Section 2.13) shall set forth as to each matter the Proposing Stockholder proposes to bring before the annual meeting:

(i)            a brief description of the business desired to be brought before the annual meeting;

(ii)           the reasons for conducting such business at the annual meeting;

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(iii)          the text of any proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment);

(iv)          any substantial interest (within the meaning of Item 5 of Schedule 14A under the Exchange Act) in such business of such Proposing Stockholder, beneficial owner, if any, on whose behalf the business is being proposed, and any control person;

(v)           any other information relating to such Proposing Stockholder, beneficial owner, if any, on whose behalf the proposal is being made, any control person or any other participants (as defined in Item 4 of Schedule 14A under the Exchange Act) required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal and pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder;

(vi)          a description of all agreements, arrangements, or understandings between or among such stockholder, the beneficial owner, if any, on whose behalf the proposal is being made, and any control person and any other person or persons (including their names) in connection with the proposal of such business and any material interest of such stockholder, beneficial owner, or any control person, in such business, including any anticipated benefit therefrom to such stockholder, beneficial owner, or control person; and

(vii)         all of the other information required by Section 2.13(b)(iv) above.

(d)            Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders called by the Board of Directors at which directors are to be elected pursuant to the Corporation’s notice of meeting:

(i)            by or at the direction of the Board of Directors or any committee thereof; or

(ii)           provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 2.13(d) is delivered to the Secretary and at the time of the special meeting of stockholders, who is entitled to vote at the meeting, and upon such election and who complies with the notice procedures set forth in this Section 2.13.

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In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if such stockholder delivers a stockholder’s notice that complies with the requirements of Section 2.13(b) (Advance Notice of Stockholder Nominations and Proposals-Stockholder Nominations) to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of: (x) the 90th day prior to such special meeting; or (y) the tenth (10th) day following the date of the first Public Disclosure of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall an adjournment or postponement (or the public announcement thereof) commence a new time period (or extend any notice time period) for the giving of a stockholder’s notice as described above. The number of nominees a stockholder may nominate for election at a special meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the special meeting on behalf of the beneficial owner) shall not exceed the number of directors to be elected by stockholders generally at such special meeting.

Notwithstanding anything in this Section 2.13 to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased by the Board of Directors, and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least ten (10) days prior to the deadline for nominations that would otherwise be applicable under this Section 2.13, a stockholder’s notice required by this Section 2.13 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation. The number of nominees a stockholder may nominate for election shall not exceed the number of directors to be elected at the annual meeting.

(e)            Effect of Noncompliance.

(i)            Only such persons who are nominated in accordance with the procedures set forth in this Section 2.13 or Section 2.14 (Proxy Access) shall be eligible to be elected at any meeting of stockholders of the Corporation to serve as directors and only such other business shall be conducted at a meeting as shall be brought before the meeting in accordance with the procedures set forth in this Section 2.13. The chair of the meeting, as determined pursuant to Section 2.08 (Organization), shall have the power and duty to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 2.13. If any proposed nomination was not made or proposed in compliance with this Section 2.13, or other business was not made or proposed in compliance with this Section 2.13, or if any stockholder, beneficial owner, control person, or any nominee for director acted contrary to any representation or other agreement required by this Section 2.13 (or with any law, rule, or regulation identified therein) or provided false or misleading information to the Corporation, then except as otherwise required by law, the chair of the meeting shall have the power and duty to declare that such nomination shall be disregarded or that such proposed other business shall not be transacted. Notwithstanding anything in these Bylaws to the contrary, unless otherwise required by law, if a Proposing Stockholder intending to propose business or make nominations at an annual meeting or propose a nomination at a special meeting pursuant to this Section 2.13 does not comply with or provide the information required under this Section 2.13 to the Corporation, including the updated information required by Section 2.13(b)(vi)(B), Section 2.13(b)(vi)(C), and Section 2.13(b)(vi)(D) within five business days after the record date for such meeting or the evidence required by Section 2.13(e)(ii) by no later than five business days prior to the applicable meeting or the Proposing Stockholder (or a qualified representative of the Proposing Stockholder) does not appear at the meeting to present the proposed business or nominations, such business or nominations shall not be considered, notwithstanding that proxies in respect of such business or nominations may have been received by the Corporation.

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(ii)            If any stockholder provides notice pursuant to Rule 14a-19 under the Exchange Act, such stockholder shall deliver to the Corporation, no later than five business days prior to the applicable meeting, reasonable evidence that it has met all of the applicable requirements of Rule 14a-19 under the Exchange Act. Without limiting the other provisions and requirements of this Section 2.13, unless otherwise required by law, if any Proposing Stockholder provides such notice and either (A) fails to comply with the requirements of Rule 14a-19 under the Exchange Act, or (B) fails to timely provide reasonable evidence of such compliance as required by this Section 2.13(e)(ii), then the Proposing Stockholder’s nomination of each such proposed nominee shall be disregarded, notwithstanding that the nominee is included as a nominee in the Corporation’s proxy statement, notice of meeting, or other proxy materials for any annual meeting (or any supplement thereto) and the Corporation shall disregard any proxies or votes solicited for such stockholder’s nominees.

(f)            Rule 14a-8. This Section 2.13 and Section 2.14 (Proxy Access) shall not apply to a proposal proposed to be made by a stockholder if the stockholder has notified the Corporation of the stockholder’s intention to present the proposal at an annual or special meeting only pursuant to and in compliance with Rule 14a-8 under the Exchange Act and such proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such meeting.

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(g)            In addition, to be considered timely, a stockholder’s notice (for an annual meeting or a special meeting) shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten (10) days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary at the principal executive offices of the Corporation not later than five (5) days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight (8) days prior to the date for the meeting or any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten (10) days prior to the meeting or any adjournment or postponement thereof. The obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business and or resolutions proposed to be brought before a meeting of the stockholders.

Section 2.14          Proxy Access.

(a)            Inclusion of Proxy Access Stockholder Nominee in Proxy Statement. Subject to the provisions of this Section 2.14, the Corporation shall include in its proxy statement (including its form of proxy) for an annual meeting of stockholders the name of any stockholder nominee for election to the Board of Directors submitted pursuant to this Section 2.14 (each a “Proxy Access Stockholder Nominee”) provided:

(i)            timely written notice of such Proxy Access Stockholder Nominee satisfying this Section 2.14 (“Proxy Access Notice”) is delivered to the Corporation by a stockholder of record or stockholder group that, at the time the Proxy Access Notice is delivered, satisfies the ownership and other requirements of this Section 2.14 (such stockholder or stockholder group, the “Eligible Stockholder”);

(ii)           the Eligible Stockholder expressly elects in writing at the time of providing the Proxy Access Notice to have its Proxy Access Stockholder Nominee included in the Corporation’s proxy statement pursuant to this Section 2.14; and

(iii)          the Eligible Stockholder and the Proxy Access Stockholder Nominee otherwise satisfy the requirements of this Section 2.14.

(b)            Timely Notice. To be timely, the Proxy Access Notice must be delivered to the Secretary at the principal executive offices of the Corporation, not later than 120 days nor more than 150 days prior to the first anniversary of the date (as stated in the Corporation’s proxy materials) that the Corporation’s definitive proxy statement was first sent to stockholders in connection with the preceding year’s annual meeting of stockholders/of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year, the Proxy Access Notice must be so delivered not earlier than the close of business on the 150th day prior to such annual meeting and not later than the close of business on the later of: (i) the 120th day prior to such annual meeting; or (ii) the 10th day following the day on which Public Disclosure of the date of such annual meeting is first made by the Corporation. In no event shall an adjournment or postponement (or the public announcement thereof) of an annual meeting commence a new time period (or extend any time period) for the giving of the Proxy Access Notice.

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(c)            Information to be Included in Proxy Statement. In addition to including the name of the Proxy Access Stockholder Nominee in the Corporation’s proxy statement for the annual meeting, the Corporation shall also include (collectively, the “Required Information”):

(i)            the information concerning the Proxy Access Stockholder Nominee and the Eligible Stockholder that is required to be disclosed in the Corporation’s proxy statement pursuant to the Exchange Act, and the rules and regulations promulgated thereunder; and

(ii)            if the Eligible Stockholder so elects, a written statement of the Eligible Stockholder (or in the case of a group, a written statement of the group), not to exceed 500 words, in support of its Proxy Access Stockholder Nominee, which must be provided at the same time as the Proxy Access Notice for inclusion in the Corporation’s proxy statement for the annual meeting (a “Statement”).

Notwithstanding anything to the contrary contained in this Section 2.14, the Corporation may omit from its proxy materials any information or Statement that it, in good faith, believes is untrue in any material respect (or omits a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading) or would violate any applicable law, rule, regulation, or listing standard. Additionally, nothing in this Section 2.14 shall limit the Corporation’s ability to solicit against and include in its proxy statement its own statements relating to any Proxy Access Stockholder Nominee.

(d)            Proxy Access Stockholder Nominee Limits. The number of Proxy Access Stockholder Nominees (including Proxy Access Stockholder Nominees that were submitted by an Eligible Stockholder for inclusion in the Corporation’s proxy statement pursuant to this Section 2.14 but either are subsequently withdrawn or that the Board of Directors decides to nominate) appearing in the Corporation’s proxy statement with respect to a meeting of stockholders shall not exceed the greater of: (x) two; or (y) 20% of the number of directors in office as of the last day on which notice of a nomination may be delivered pursuant to this Section 2.14 (the “Final Proxy Access Nomination Date”) or, if such amount is not a whole number, the closest whole number below 20% (the “Permitted Number”); provided, however, that:

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(i)            in the event that one or more vacancies for any reason occurs on the Board of Directors at any time after the Final Proxy Access Nomination Date and before the date of the applicable annual meeting of stockholders and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the Permitted Number shall be calculated based on the number of directors in office as so reduced; and

(ii)           any Proxy Access Stockholder Nominee who is included in the Corporation’s proxy statement for a particular meeting of stockholders but either: (A) withdraws from or becomes ineligible or unavailable for election at the meeting, or (B) does not receive a number of votes cast in favor of their election at least equal to 25% of the votes cast with respect to the nominee of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the Proxy Access Stockholder Nominee’s election, shall be ineligible to be included in the Corporation’s proxy statement as a Proxy Access Stockholder Nominee pursuant to this Section 2.14 for the next annual meeting of stockholders following the meeting for which the Proxy Access Stockholder Nominee has been nominated for election.

In the event that the number of Proxy Access Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 2.14 exceeds the Permitted Number, each Eligible Stockholder shall select one Proxy Access Stockholder Nominee for inclusion in the Corporation’s proxy statement until the Permitted Number is reached, going in order of the amount (from greatest to least) of voting power of the Corporation’s capital stock entitled to vote on the election of directors as disclosed in the Proxy Access Notice. If the Permitted Number is not reached after each Eligible Stockholder has selected one Proxy Access Stockholder Nominee, this selection process shall continue as many times as necessary, following the same order each time, until the Permitted Number is reached.

(e)            Eligibility of Nominating Stockholder; Stockholder Group. An Eligible Stockholder, and the beneficial owner, if any, on whose behalf the Proxy Access Stockholder Nominee is being proposed, must have owned (as defined below) continuously for at least three years a number of shares that represents 3% or more of the aggregate voting power of the outstanding shares of the Corporation entitled to vote in the election of directors (the “Required Shares”) as of both the date the Proxy Access Notice is delivered to or received by the Corporation in accordance with this Section 2.14 and the record date for determining stockholders entitled to vote at the meeting. For purposes of satisfying the ownership requirement under this Section 2.14, the voting power represented by the shares of the Corporation’s capital stock owned by one or more stockholders of record, or by the beneficial owners, if any, on whose behalf the Proxy Access Stockholder Nominee is being proposed, may be aggregated, provided that:

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(i)            the number of stockholders of record and, if and to the extent that a holder of record is acting on behalf of one or more beneficial owners, of such beneficial owners, whose stock ownership is aggregated for the purpose of satisfying the ownership requirement under this Section 2.14 shall not exceed 20; and

(ii)            each stockholder of record or beneficial owner whose shares are aggregated shall have held such shares continuously for at least three years.

Whenever an Eligible Stockholder consists of a group of stockholders of record and/or beneficial owners, any and all requirements and obligations for an Eligible Stockholder set forth in this Section 2.14 must be satisfied by and as to each such stockholder or beneficial owner, except that shares may be aggregated to meet the Required Shares as provided in this Section 2.14(e). With respect to any one particular annual meeting, no shares may be attributed to more than one Eligible Stockholder, and no stockholder of record or beneficial owner, alone or together with any of its affiliates, may individually or as a member of a group qualify as or constitute more than one Eligible Stockholder under this Section 2.14.

(f)            Funds. A group of two or more funds shall be treated as one stockholder of record or beneficial owner for this Section 2.14 provided that the other terms and conditions in this Section 2.14 are met (including Section 2.14(h)(v)(A)) and the funds are:

(i)            under common management and investment control;

(ii)           under common management and funded primarily by the same employer (or by a group of related employers that are under common control); or

(iii)          a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended.

(g)            Ownership. For purposes of this Section 2.14, a stockholder of record or a beneficial owner, as the case may be, shall be deemed to “own” only those outstanding shares of the Corporation’s capital stock as to which the stockholder of record, or, if such stockholder is a nominee, custodian, or other agent that is holding the shares on behalf of a beneficial owner, that the beneficial owner on whose behalf the Proxy Access Stockholder Nominee is being proposed, possesses both:

(i)            the full voting and investment rights pertaining to the shares; and

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(ii)           the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares:

(A)            sold by such stockholder or beneficial owner or any of their respective affiliates in any transaction that has not been settled or closed,

(B)            borrowed by such stockholder or beneficial owner or any of their respective affiliates for any purposes or purchased by such stockholder or beneficial owner or any of their respective affiliates pursuant to an agreement to resell, or

(C)            subject to any option, warrant, forward contract, swap, contract of sale, other derivative, or similar agreement entered into by such stockholder, beneficial owner, or any of their respective affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Corporation’s capital stock, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of: (1) reducing in any manner, to any extent or at any time in the future, such stockholder’s, beneficial owner’s or affiliates’ full right to vote or direct the voting of any such shares; and/or (2) hedging, offsetting, or altering to any degree gain or loss arising from the full economic ownership of such shares by such stockholder, beneficial owner, or affiliate.

An Eligible Stockholder and beneficial owner, if any, on whose behalf the Proxy Access Stockholder Nominee is proposed “owns” shares held in the name of a nominee or other intermediary so long as the Eligible Stockholder or beneficial owner, as applicable, retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. An Eligible Stockholder’s and beneficial owner’s ownership of shares shall be deemed to continue during any period in which the Eligible Stockholder or beneficial owner, as applicable, has delegated any voting power by means of a proxy, power of attorney, or other instrument or arrangement that is revocable at any time by the Eligible Stockholder or beneficial owner, as applicable. An Eligible Stockholder’s and beneficial owner’s ownership of shares shall be deemed to continue during any period in which the Eligible Stockholder or beneficial owner, as applicable, has loaned such shares, provided that the Eligible Stockholder or beneficial owner, as applicable, has the power to recall such loaned shares on five business days’ notice. The terms “owned,” “owning,” and other variations of the word “own” shall have correlative meanings. For purposes of this Section 2.14, the term “affiliate” shall have the meaning ascribed thereto in the regulations promulgated under the Exchange Act.

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(h)            Nomination Notice and Other Eligible Stockholder Deliverables. An Eligible Stockholder must provide with its Proxy Access Notice the following information in writing to the Secretary:

(i)            one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the requisite three-year holding period) verifying that, as of a date within seven calendar days prior to the date the Proxy Access Notice is delivered to or received by the Corporation, the Eligible Stockholder and beneficial owner, if any, on whose behalf the Proxy Access Stockholder Nominee is proposed owns, and has owned continuously for the preceding three years, the Required Shares, and the Eligible Stockholder’s and beneficial owner’s agreement to provide:

(A)            within five business days after the record date for the meeting, written statements from the record holder and intermediaries verifying the Eligible Stockholder’s and any applicable beneficial owner’s continuous ownership of the Required Shares through the record date, and

(B)            immediate notice if the Eligible Stockholder, or beneficial owner, if any, on whose behalf the Proxy Access Stockholder Nominee is proposed ceases to own any of the Required Shares prior to the date of the applicable annual meeting of stockholders;

(ii)            the representation and agreement of the Eligible Stockholder and beneficial owner, if any, on whose behalf the Proxy Access Stockholder Nominee is proposed that it:

(A)            intends to continue to satisfy the eligibility requirements described in this Section 2.14 through the date of the annual meeting, including a statement,

(B)            acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control of the Corporation, and does not presently have such intent,

(C)            has not nominated and will not nominate for election to the Board of Directors at the meeting any person other than the Proxy Access Stockholder Nominee(s) being nominated pursuant to this Section 2.14,

(D)            has not engaged and will not engage in, and has not and will not be, a “participant” in another person’s “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the meeting other than its Proxy Access Stockholder Nominee(s) or any nominee of the Board of Directors,

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(E)            will not distribute to any stockholder any form of proxy for the meeting other than the form distributed by the Corporation,

(F)            has provided and will provide facts, statements, and other information in all communications with the Corporation and its stockholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading,

(G)            agrees to assume all liability stemming from any legal or regulatory violation arising out of its communications with the Corporation’s stockholders or out of the information that it provides to the Corporation,

(H)            agrees to indemnify and hold harmless the Corporation and each of its directors, officers, and employees individually against any liability, loss, or damages in connection with any threatened or pending action, suit, or proceeding, whether legal, administrative, or investigative, against the Corporation or any of its directors, officers, or employees arising out of any nomination submitted by the Eligible Stockholder pursuant to this Section 2.14,

(I)            will file with the SEC any solicitation or other communication with the Corporation’s stockholders relating to the meeting at which the Proxy Access Stockholder Nominee will be nominated, regardless of whether any such filing is required under Section 14 of the Exchange Act and the rules and regulations promulgated thereunder or whether any exemption from filing is available for such solicitation or other communication under Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, and

(J)            will comply with all other applicable laws, rules, regulations, and listing standards with respect to any solicitation in connection with the meeting;

(iii)            the written consent of each Proxy Access Stockholder Nominee to be named in the Corporation’s proxy statement, and form of proxy and, as a nominee and, if elected, to serve as a director;

(iv)            a copy of the Schedule 14N (or any successor form) that has been filed with the SEC as required by Rule 14a-18 under the Exchange Act;

(v)            in the case of a nomination by a stockholder group that together is an Eligible Stockholder:

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(A)            documentation satisfactory to the Corporation demonstrating that a group of funds qualifies pursuant to the criteria set forth in Section 2.14(f) to be treated as one stockholder or person for purposes of this Section 2.14, and

(B)            the designation by all group members of one group member that is authorized to act on behalf of all members of the nominating stockholder group with respect to the nomination and matters related thereto, including withdrawal of the nomination; and

(vi)            if desired, a Statement.

(i)            Stockholder Nominee Agreement. Each Proxy Access Stockholder Nominee must:

(i)            provide within five business days of the Corporation’s request an executed agreement, in a form deemed satisfactory to the Corporation, providing the following representation:

(A)            the Proxy Access Stockholder Nominee has read and agrees to adhere to the Corporation’s [CORPORATE GOVERNANCE GUIDELINES], and any other of the Corporation’s policies or guidelines applicable to directors,

(B)            the Proxy Access Stockholder Nominee is not and will not become a party to: (1) any Voting Commitment that has not been disclosed to the Corporation; or (2) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, and

(C)            the Proxy Access Stockholder Nominee is not and will not become a party to any Compensation Arrangement in connection with such person’s nomination for director or service as a director that has not been disclosed to the Corporation;

(ii)            complete, sign, and submit all questionnaires required of the Corporation’s Board of Directors within five business days of receipt of each such questionnaire from the Corporation; and

(iii)            provide within five business days of the Corporation’s request such additional information as the Corporation determines may be necessary to permit the Board of Directors to determine whether such Proxy Access Stockholder Nominee meets the requirements of this Section 2.14 or the Corporation’s requirements with regard to director qualifications and policies and guidelines applicable to directors, including whether:

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(A)            such Proxy Access Stockholder Nominee is independent under the independence requirements set forth in the listing standards of the stock exchange on which shares of the Corporation’s capital stock are listed, any applicable rules of the SEC, and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the directors (the “Independence Standards”),

(B)            such Proxy Access Stockholder Nominee has any direct or indirect relationship with the Corporation that has not been deemed categorically immaterial pursuant to the Corporation’s [CORPORATE GOVERNANCE GUIDELINES], and

(C)            such Proxy Access Stockholder Nominee is not and has not been subject to: (1) any event specified in Item 401(f) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), or (2) any order of the type specified in Rule 506(d) of Regulation D under the Securities Act.

(j)            Eligible Stockholder/Proxy Access Stockholder Nominee Undertaking. In the event that any information or communications provided by the Eligible Stockholder or Proxy Access Stockholder Nominee to the Corporation or its stockholders ceases to be true and correct in any respect or omits a fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, each Eligible Stockholder or Proxy Access Stockholder Nominee, as the case may be, shall promptly notify the Secretary in writing of any such inaccuracy or omission in such previously provided information and of the information that is required to make such information or communication true and correct. Notwithstanding the foregoing, the provision of any such notification pursuant to the preceding sentence shall not be deemed to cure any defect or limit the Corporation’s right to omit a Proxy Access Stockholder Nominee from its proxy materials as provided in this Section 2.14.

(k)            Exceptions Permitting Exclusion of Proxy Access Stockholder Nominee. The Corporation shall not be required to include pursuant to this Section 2.14 a Proxy Access Stockholder Nominee in its proxy statement (or, if the proxy statement has already been filed, to allow the nomination of a Proxy Access Stockholder Nominee, notwithstanding that proxies in respect of such vote may have been received by the Corporation):

(i)            if the Eligible Stockholder who has nominated such Proxy Access Stockholder Nominee, or the beneficial owner, if any, on whose behalf such Proxy Access Stockholder Nominee has been proposed, has nominated for election to the Board of Directors at the meeting any person other than pursuant to this Section 2.14, or has or is engaged in, or has been or is a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the meeting other than its Proxy Access Stockholder Nominee(s) or any nominee of the Board of Directors;

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(ii)            if the Corporation has received a notice (whether or not subsequently withdrawn) that a stockholder intends to nominate any candidate for election to the Board of Directors pursuant to the advance notice requirements in Section 2.13 (Advance Notice of Stockholder Nominations and Proposals) of these Bylaws;

(iii)            who is not independent under the Independence Standards;

(iv)            whose election as a member of the Board of Directors would violate or cause the Corporation to be in violation of these Bylaws, the Certificate of Incorporation, [CORPORATE GOVERNANCE GUIDELINES], or other document setting forth qualifications for directors, the listing standards of the stock exchange on which shares of the Corporation’s capital stock is listed, or any applicable state or federal law, rule, or regulation;

(v)            who is or has been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914;

(vi)            who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten years;

(vii)            who is subject to any order of the type specified in Rule 506(d) of Regulation D under the Securities Act; or

(viii)            if such Proxy Access Stockholder Nominee or the applicable Eligible Stockholder, or the beneficial owner, if any, on whose behalf the Proxy Access Stockholder Nominee is proposed, shall have provided information to the Corporation in respect of such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which they were made, not misleading or shall have breached its or their agreements, representations, undertakings, or obligations pursuant to this Section 2.14.

(l)            Invalidity. Notwithstanding anything to the contrary set forth herein, the Board of Directors or the person presiding at the meeting shall be entitled to declare a nomination by an Eligible Stockholder to be invalid, and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the Corporation; and the Corporation shall not be required to include in its proxy statement any successor or replacement nominee proposed by the applicable Eligible Stockholder or any other Eligible Stockholder if:

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(i)            the Proxy Access Stockholder Nominee, the applicable Eligible Stockholder, or applicable beneficial owner, if any, on whose behalf the Proxy Access Stockholder Nominee is proposed shall have breached its or their agreements, representations, undertakings, or obligations pursuant to this Section 2.14, as determined by the Board of Directors or the person presiding at the meeting; or

(ii)            the Eligible Stockholder (or a qualified representative thereof) does not appear at the meeting to present any nomination pursuant to this Section 2.14.

(m)            Interpretation. The Board of Directors (and any other person or body authorized by the Board of Directors) shall have the power and authority to interpret this Section 2.14 and to make any and all determinations necessary or advisable to apply this Section 2.14to any persons, facts, or circumstances, including the power to determine whether:

(i)            a person or group of persons qualifies as an Eligible Stockholder;

(ii)           outstanding shares of the Corporation’s capital stock are “owned” for purposes of meeting the ownership requirements of this Section 2.14;

(iii)          a notice complies with the requirements of this Section 2.14;

(iv)          a person satisfies the qualifications and requirements to be a Proxy Access Stockholder Nominee;

(v)           inclusion of the Required Information in the Corporation’s proxy statement is consistent with all applicable laws, rules, regulations, and listing standards; and

(vi)          any and all requirements of this Section 2.14 have been satisfied.

Any such interpretation or determination adopted in good faith by the Board of Directors (or any other person or body authorized by the Board of Directors) shall be conclusive and binding on all persons, including the Corporation and all record or beneficial owners of stock of the Corporation.

Section 2.15          Notices to the Corporation. Whenever notice is to be given to the Corporation by a stockholder under any provision of law or of the Certificate of Incorporation or these Bylaws, such notice shall be delivered to the Secretary at the principal executive offices of the Corporation. If delivered by electronic transmission, the stockholder’s notice shall be directed to the Secretary at the electronic mail address or facsimile number, as the case may be, specified in the Corporation’s most recent proxy statement.

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ARTICLE III
Board of Directors

Section 3.01          General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors may adopt such rules and procedures, not inconsistent with the Certificate of Incorporation, these Bylaws, or applicable law, as it may deem proper for the conduct of its meetings and the management of the Corporation.

Section 3.02          Number; Term of Office. Subject to any rights of the holders of any class or series of Preferred Stock, the number of directors shall be determined from time to time by resolution of the Board of Directors, or as set forth in the Certificate of Incorporation. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires. Each director shall hold office until a successor is duly elected and qualified or until the director’s earlier death, resignation, disqualification, or removal.

Section 3.03          Newly Created Directorships and Vacancies. Subject to the rights of the holders of any series of Preferred Stock, any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in the Board of Directors, may be filled by the affirmative votes of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director. A director so elected shall be elected to hold office until the earlier of the expiration of the term of office of the director whom the director has replaced, a successor is duly elected and qualified, or the earlier of such director’s death, resignation, or removal.

Section 3.04          Resignation. Any director may resign at any time by notice given in writing or by electronic transmission to the Corporation. Such resignation shall take effect at the date of receipt of such notice by the Corporation or at such later effective date or upon the happening of an event or events as is therein specified. A resignation that is conditioned on a director failing to receive a specified vote for reelection as a director may provide that it is irrevocable.

Section 3.05          Fees and Expenses. Directors shall receive such reasonable fees for their services on the Board of Directors and any committee thereof and such reimbursement of their actual and reasonable expenses as may be fixed or determined by the Board of Directors.

Section 3.06          Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such times and at such places, if any, as may be determined from time to time by the Board of Directors.

Section 3.07          Special Meetings. Special meetings of the Board of Directors may be held at such times and at such places, if any, as may be determined by the Chair of the Board, or the Chief Executive Officer on at least 48 hours’ notice to each director given by one of the means specified in Section 3.10 (Notices) hereof other than by mail or on at least 3 days’ notice if given by mail. Special meetings shall be called by the Chair of the Board or the Chief Executive Officer in like manner and on like notice on the written request of any two or more directors.

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Section 3.08          Telephone Meetings. Board of Directors or Board of Directors committee meetings may be held by means of telephone conference or other communications equipment by means of which all persons participating in the meeting can hear each other and be heard. Participation by a director in a meeting pursuant to this Section 3.08 shall constitute presence in person at such meeting.

Section 3.09          Adjourned Meetings. A majority of the directors present at any meeting of the Board of Directors, including an adjourned meeting, whether or not a quorum is present, may adjourn and reconvene such meeting to another time and place. At least 24 hours’ notice of any adjourned meeting of the Board of Directors shall be given to each director whether or not present at the time of the adjournment, if such notice shall be given by one of the means specified in Section 3.10 (Notices) hereof other than by mail, or at least three days’ notice if by mail. Any business may be transacted at an adjourned meeting that might have been transacted at the meeting as originally called.

Section 3.10          Notices. Subject to Section 3.07 (Special Meetings), Section 3.09 (Adjourned Meetings), and Section 3.11 (Waiver of Notice) hereof, whenever notice is required to be given to any director by applicable law, the Certificate of Incorporation, or these Bylaws, such notice shall be deemed given effectively if given in person or by telephone, mail addressed to such director at such director’s address as it appears on the records of the Corporation, facsimile, email, or by other means of electronic transmission.

Section 3.11          Waiver of Notice. Whenever notice to directors is required by applicable law, the Certificate of Incorporation, or these Bylaws, a waiver thereof, in writing signed by, or by electronic transmission by, the director entitled to the notice, whether before or after such notice is required, shall be deemed equivalent to notice. Attendance by a director at a meeting shall constitute a waiver of notice of such meeting except when the director attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting was not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special Board of Directors or committee meeting need be specified in any waiver of notice.

Section 3.12          Organization. At each regular or special meeting of the Board of Directors, the Chair of the Board or, in the Chair of the Board’s absence, another director or officer selected by the Board of Directors shall preside. The Secretary shall act as secretary at each meeting of the Board of Directors. If the Secretary is absent from any meeting of the Board of Directors, an assistant secretary of the Corporation shall perform the duties of secretary at such meeting; and in the absence from any such meeting of the Secretary and all assistant secretaries of the Corporation, the person presiding at the meeting may appoint any person to act as secretary of the meeting.

Section 3.13          Quorum of Directors. Except as otherwise provided by these Bylaws, the Certificate of Incorporation, or required by applicable law, the presence of a majority of the total number of directors on the Board of Directors shall be necessary and sufficient to constitute a quorum for the transaction of business at any meeting of the Board of Directors.

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Section 3.14          Action by Majority Vote. Except as otherwise provided by these Bylaws, the Certificate of Incorporation, or required by applicable law, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 3.15          Directors’ Action Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all directors or members of such committee, as the case may be, consent thereto in writing or by electronic transmission and any consent may be documented, signed, and delivered in any manner permitted by Section 116 of the DGCL After an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the Board of Directors or committee in accordance with applicable law.

Section 3.16          Chair of the Board. The Board of Directors shall annually elect one of its members to be its chair (the “Chair of the Board”) and shall fill any vacancy in the position of Chair of the Board at such time and in such manner as the Board of Directors shall determine. Except as otherwise provided in these Bylaws, the Chair of the Board shall preside at all meetings of the Board of Directors and of stockholders. The Chair of the Board shall perform such other duties and services as shall be assigned to or required of the Chair of the Board by the Board of Directors.

Section 3.17          Committees of the Board of Directors. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. If a member of a committee shall be absent from any meeting, or disqualified from voting, the remaining member or members present at the meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent permitted by applicable law, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers that may require it to the extent so authorized by the Board of Directors. Unless the Board of Directors provides otherwise, at all meetings of such committee, a majority of the then authorized members of the committee shall constitute a quorum for the transaction of business, and the vote of a majority of the members of the committee present at any meeting at which there is a quorum shall be the act of the committee. Each committee shall keep regular minutes of its meetings. Unless the Board of Directors provides otherwise, each committee designated by the Board of Directors may make, alter, and repeal rules and procedures for the conduct of its business. In the absence of such rules and procedures each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to this ARTICLE III.

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ARTICLE IV
Officers

Section 4.01          Positions and Election. The officers of the Corporation shall be chosen by the Board of Directors and shall include a chief executive officer (the “Chief Executive Officer”), a president (the “President”), a chief financial officer (the “Chief Financial Officer”), a treasurer (the “Treasurer”), and a secretary (the “Secretary”). The Board of Directors, in its discretion, may also elect one or more vice presidents, assistant treasurers, assistant secretaries, and other officers in accordance with these Bylaws. Any two or more offices may be held by the same person.

Section 4.02          Term. Each officer of the Corporation shall hold office until such officer’s successor is elected and qualified or until such officer’s earlier death, resignation, or removal. Any officer elected or appointed by the Board of Directors may be removed by the Board of Directors at any time with or without cause by the majority vote of the members of the Board of Directors then in office. The removal of an officer shall be without prejudice to such officer’s contract rights, if any. The election or appointment of an officer shall not of itself create contract rights. Any officer of the Corporation may resign at any time by giving notice of their resignation in writing, or by electronic transmission, to the President or the Secretary. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Should any vacancy occur among the officers, the position shall be filled for the unexpired portion of the term by appointment made by the Board of Directors.

Section 4.03          Chief Executive Officer. The Chief Executive Officer shall, subject to the provisions of these Bylaws and the control of the Board of Directors, have general supervision, direction, and control over the business of the Corporation and over its officers. The Chief Executive Officer shall perform all duties incident to the office of the Chief Executive Officer, and any other duties as may be from time to time assigned to the Chief Executive Officer by the Board of Directors, in each case subject to the control of the Board of Directors.

Section 4.04          President. The President shall report and be responsible to the Chief Executive Officer. The President shall have such powers and perform such duties as from time to time may be assigned or delegated to the President by the Board of Directors or the Chief Executive Officer or that are incident to the office of president.

Section 4.05          Vice Presidents. Each vice president of the Corporation shall have such powers and perform such duties as may be assigned to them from time to time by the Board of Directors, the Chief Executive Officer, or the President, or that are incident to the office of vice president.

Section 4.06          Secretary. The Secretary shall attend all sessions of the Board of Directors and all meetings of the stockholders and record all votes and the minutes of all proceedings, and shall perform like duties for committees of the Board of Directors when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors, the Chair of the Board, or the Chief Executive Officer. The Secretary shall keep in safe custody the seal of the Corporation and have authority to affix the seal to all documents requiring it and attest to the same.

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Section 4.07          Chief Financial Officer. The Chief Financial Officer shall be the principal financial officer of the Corporation and shall have such powers and perform such duties as may be assigned by the Board of Directors, the Chair of the Board, or the Chief Executive Officer.

Section 4.08          Treasurer. The treasurer of the Corporation shall have the custody of the Corporation’s funds and securities, except as otherwise provided by the Board of Directors, and shall keep full and accurate accounts of receipts and disbursements in records belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Chief Executive Officer and the President and the directors, at the regular meetings of the Board of Directors, or whenever they may require it, an account of all of the treasurer’s transactions as treasurer and of the financial condition of the Corporation.

Section 4.09          Other Officers. Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

Section 4.10          Duties of Officers May Be Delegated. In case any officer is absent, or for any other reason that the Board of Directors may deem sufficient, the Chief Executive Officer or the President or the Board of Directors may delegate for the time being the powers or duties of such officer to any other officer or to any director.

ARTICLE V
INDEMNIFICATION

Section 5.01          Right to Indemnification. To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such proceeding; provided, however, that, except as provided in Section 5.03 (Right of Indemnitee to Bring Suit) with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors.

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Section 5.02          Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 5.01 (Right to Indemnification), an Indemnitee shall also have the right to be paid by the Corporation to the fullest extent not prohibited by applicable law the expenses (including, without limitation, attorneys’ fees) incurred in defending or otherwise participating in any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation’s receipt of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article V or otherwise.

Section 5.03          Right of Indemnitee to Bring Suit. If a claim under Section 5.01 (Right to Indemnification) or Section 5.02 (Right to Advancement of Expenses) is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article V or otherwise shall be on the Corporation.

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Section 5.04          Non-Exclusivity of Rights. The rights provided to any Indemnitee pursuant to this Article V shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, the Certificate of Incorporation, these By Laws, an agreement, a vote of stockholders or disinterested directors, or otherwise.

Section 5.05          Insurance. The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 5.06          Indemnification of Other Persons. This Article V shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article V with respect to the indemnification and advancement of expenses of Indemnitees under this Article V.

Section 5.07          Amendments. Any repeal or amendment of this Article V by the Board of Directors or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these By Laws inconsistent with this Article V, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision; provided however, that amendments or repeals of this Article V shall require the affirmative vote of the stockholders holding at least 66.7% of the voting power of all outstanding shares of capital stock of the Corporation.

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Section 5.08          Certain Definitions. For purposes of this Article V, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” for purposes of Section 145 of the DGCL.

Section 5.09          Contract Rights. The rights provided to Indemnitees pursuant to this Article V shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 5.10          Severability. If any provision or provisions of this Article V shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article V shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article V (including, without limitation, each such portion of this Article V containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable

ARTICLE VI
Stock Certificates and Their Transfer

Section 6.01          Certificates Representing Shares. The shares of stock of the Corporation shall be represented by certificates; provided that the Board of Directors may provide by resolution or resolutions that some or all of any class or series shall be uncertificated shares that may be evidenced by a book-entry system maintained by the registrar of such stock. If shares are represented by certificates, such certificates shall be in the form, other than bearer form, approved by the Board of Directors. The certificates representing shares of stock shall be signed by, or in the name of, the Corporation by any two authorized officers of the Corporation. Any or all such signatures may be facsimiles. In case any officer, transfer agent, or registrar who has signed such a certificate ceases to be an officer, transfer agent, or registrar before such certificate has been issued, it may nevertheless be issued by the Corporation with the same effect as if the signatory were still such at the date of its issue.

Section 6.02          Transfers of Stock. Stock of the Corporation shall be transferable in the manner prescribed by law and in these Bylaws. Transfers of stock shall be made on the books administered by or on behalf of the Corporation only by the direction of the registered holder thereof or such person’s attorney, lawfully constituted in writing, and, in the case of certificated shares, upon the surrender to the Corporation or its transfer agent or other designated agent of the certificate thereof, which shall be cancelled before a new certificate or uncertificated shares shall be issued.

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Section 6.03          Transfer Agents and Registrars. The Board of Directors may appoint, or authorize any officer or officers to appoint, one or more transfer agents and one or more registrars.

Section 6.04          Lost, Stolen, or Destroyed Certificates. The Board of Directors or the Secretary may direct a new certificate or uncertificated shares to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen, or destroyed upon the making of an affidavit of that fact by the owner of the allegedly lost, stolen, or destroyed certificate. When authorizing such issue of a new certificate or uncertificated shares, the Board of Directors or the Secretary may, in its discretion and as a condition precedent to the issuance thereof, require the owner of the lost, stolen, or destroyed certificate, or the owner’s legal representative to give the Corporation a bond sufficient to indemnify it against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen, or destroyed or the issuance of such new certificate or uncertificated shares.

ARTICLE VII
General Provisions

Section 7.01          Seal. The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board of Directors. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

Section 7.02          Fiscal Year. The fiscal year of the Corporation shall be the twelve (12)-month period ending December 31 in each year and may be changed by the Board of Directors.

Section 7.03          Checks, Notes, Drafts, Etc. All checks, notes, drafts, or other orders for the payment of money of the Corporation shall be signed, endorsed, or accepted in the name of the Corporation by such officer, officers, person, or persons as from time to time may be designated by the Board of Directors or by an officer or officers authorized by the Board of Directors to make such designation.

Section 7.04          Conflict with Applicable Law or Certificate of Incorporation. These Bylaws are adopted subject to any applicable law and the Certificate of Incorporation. Whenever these Bylaws may conflict with any applicable law or the Certificate of Incorporation, such conflict shall be resolved in favor of such law or the Certificate of Incorporation.

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Section 7.05          Books and Records. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be maintained on any information storage device, method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases); provided that the records so kept can be converted into clearly legible paper form within a reasonable time, and, with respect to the stock ledger, the records so kept comply with Section 224 of the DGCL. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect such records pursuant to applicable law.

ARTICLE VIII
Amendments

These Bylaws may be adopted, amended, or repealed by the affirmative vote of 66% of the voting power of the stockholders entitled to vote; provided, however, that the Corporation may, in its Certificate of Incorporation, confer the power to adopt, amend, or repeal these Bylaws upon the Board of Directors; and, provided further, that any proposal by a stockholder to amend these Bylaws will be subject to the provisions of ARTICLE II of these Bylaws except as otherwise required by law. The fact that such power has been so conferred upon the Board of Directors will not divest the stockholders of the power, nor limit their power to adopt, amend, or repeal Bylaws.

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Exhibit C

AMENDED AND RESTATED
REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], is made and entered into by and among Angel Studios, Inc., a Delaware corporation (the “Company”) (formerly known as Southport Acquisition Corporation, a Delaware corporation), Southport Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”), certain stockholders of Angel Studios, Inc., a Delaware corporation (“Angel Studios”), as set forth on Schedule 1 hereto (such stockholders, the “Angel Studios Holders”), Jared Stone (the “Director Holder”) and the parties set forth on Schedule 2 hereto (collectively, the “Investor Stockholders” and, collectively with the Sponsor, the Angel Studios Holders, the Director Holder and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2or Section 5.10 of this Agreement, the “Holders” and each, a “Holder”).

RECITALS

WHEREAS, the Company and the Sponsor are party to that certain Registration Rights Agreement, dated as of December 9, 2021 (the “Original RRA”);

WHEREAS, pursuant to those certain non-redemption agreements and side letters entered into by and among the Company, the Sponsor and the Investor Stockholders, dated as of May 25, 2023 (as amended, modified or supplemented from time to time), the Investor Stockholders are deemed to be Holders (as defined in the Original RRA) under the Original RRA;

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger, dated as of September 11, 2024 (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among the Company, Sigma Merger Sub, Inc., a Delaware corporation, and Angel Studios;

WHEREAS, on the date hereof, pursuant to the Merger Agreement, the Angel Studios Holders received shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), of the Company, and shares of Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), of the Company convertible into Class A Common Stock;

WHEREAS, pursuant to Section 5.7 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Original RRA) of at least a majority-in-interest of the Registrable Securities (as defined in the Original RRA) at the time in question, and the Sponsor is a Holder (as defined in the Original RRA) in the aggregate of at least a majority-in-interest of the Registrable Securities (as defined in the Original RRA) as of the date hereof; and

WHEREAS, the Company and the Sponsor desire to amend and restate the Original RRA in its entirety and enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to the Registrable Securities (as defined below), on the terms and conditions set forth in this Agreement, and terminate the Original RRA.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1             Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Additional Holder” shall have the meaning given in Section 5.10.

“Additional Holder Common Stock” shall have the meaning given in Section 5.10.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or the Chief Financial Officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any Prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) either (A) could reasonably be expected to have a material adverse effect on the Company’s ability to effect a material proposed acquisition, disposition, financing, reorganization, recapitalization or similar transaction or (B) relates to information the accuracy of which has yet to be determined by the Company or which is the subject of an ongoing investigation or inquiry; provided that the Company takes all action as necessary to as expeditiously as possible make such determination or conclude such investigation or inquiry.

“Agreement” shall have the meaning given in the Preamble hereto.

“Angel Studios” shall have the meaning given in the Preamble hereto.

“Angel Studios Holders” shall have the meaning given in the Preamble hereto.

“Block Trade” shall have the meaning given in Section 2.4.1.

“Block Trade Demanding Holder” shall have the meaning given in Section 2.4.1.

“Board” shall mean the Board of Directors of the Company.

“Closing” shall have the meaning given in the Merger Agreement.

“Closing Date” shall have the meaning given in the Merger Agreement.

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“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Competing Registration Rights” shall have the meaning given in Section 5.7.

“Demanding Holder” shall have the meaning given in Section 2.1.4.

“Director Holder” shall have the meaning given in the Preamble hereto.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“FINRA” shall mean the Financial Industry Regulatory Authority, Inc.

“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“Investor Stockholders” shall have the meaning given in the Preamble hereto.

“Joinder” shall have the meaning given in Section 5.10.

“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Original RRA” shall have the meaning given in the Recitals hereto.

“Permitted Transferees” shall mean any person or entity to whom a Holder of Registrable Securities transfers such Registrable Securities, including prior to the expiration of any lock-up period applicable to such Registrable Securities (provided, in each case, such transfer is not prohibited by any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company), and any transferee thereafter.

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“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any outstanding shares of Common Stock (including the shares of Common Stock issued or issuable upon the exercise or settlement of warrants or any other equity security) held by a Holder immediately following the Closing (including any securities distributable pursuant to the Merger Agreement); (b) any Additional Holder Common Stock; (c) any shares of Common Stock or any other equity security of the Company acquired by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or held by any person or entity that is, or within the three months prior to such date was, an “affiliate” (as defined in Rule 144) of the Company; and (d) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a), (b) or (c) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) so long as such Holder and its affiliates beneficially own less than one percent (1%) of the outstanding shares of the Common Stock in the aggregate, new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) so long as such Holder and its affiliates beneficially own less than one percent (1%) of the outstanding shares of the Common Stock in the aggregate, such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale or the availability of current public information); (E) such securities have been sold without registration pursuant to Section 4(a)(1) of the Securities Act or Rule 145 promulgated under the Securities Act or any successor rules promulgated under the Securities Act; and (F) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

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“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A)          all registration, listing and filing fees (including fees with respect to filings required to be made with FINRA) and any national securities exchange on which the Class A Common Stock is then listed;

(B)          fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities and the fees and expenses of any “qualified independent underwriter” as such term is defined in FINRA Rule 5121);

(C)          printing, messenger, telephone and delivery expenses;

(D)          fees and disbursements of counsel for the Company;

(E)           fees and disbursements of all independent registered public accountants of the Company and any other persons, including special experts, retained by the Company, incurred in connection with such Registration;

(F)           all expenses in connection with the preparation, printing and filing of a Registration Statement, any Prospectus and amendments and supplements thereto and the mailing and delivering of copies thereof to any Holders, underwriters and dealers and all expenses incidental to delivery of the Registrable Securities;

(G)          the expenses incurred in connection with making “road show” presentations and holding meetings with potential investors to facilitate the sale of Registrable Securities in an Underwritten Offering; and

(H)          in an Underwritten Offering, reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders (not to exceed $100,000 per Underwritten Offering without the consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed).

“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holders” shall have the meaning given in Section 2.1.5.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

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“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration or Block Trade.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public (including for the avoidance of doubt a Block Trade).

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.

“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

ARTICLE II

REGISTRATIONS AND OFFERINGS

2.1           Shelf Registration.

2.1.1            Filing. As soon as practicable but no later than three (3) business days following the Closing Date, the Company shall submit to or file with the Commission a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), if the Company is then eligible to use a Form S-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the submission or filing thereof, but no later than the earlier of (a) the ninetieth (90th) calendar day following the submission or filing date thereof if the Commission notifies the Company that it will “review” the Registration Statement and (b) the tenth (10th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4. The Company shall, if requested by the Holder, use its commercially reasonable efforts to: (i) cause the removal of any restrictive legend related to compliance with the federal securities laws set forth on the Registrable Securities; (ii) cause its legal counsel to deliver an opinion, if necessary, to the transfer agent in connection with the instruction under subclause (i) to the effect that removal of such legends in such circumstances may be effected in compliance with the Securities Act; and (iii) issue Registrable Securities without any such legend in certificated or book-entry form or by electronic delivery through The Depository Trust Company, at the Holder’s option, within two (2) business days of such request, if (A) the Registrable Securities are registered for resale under the Securities Act and no suspension of the effectiveness of such registration statement, or of sales thereunder, is then in effect, (B) the Registrable Securities may be sold by the Holder without restriction under Rule 144, including without limitation, any volume, public information, manner of sale or similar requirements, or (C) the Holder has sold or transferred, or proposes to sell or transfer within five (5) business days of such request, Registrable Securities pursuant to the Registration Statement or in compliance with Rule 144. The Company’s obligation to remove legends under this Section 2.1.1 may be conditioned upon the Holder timely providing such representations and other documentation as are reasonably necessary and customarily required in connection with the removal of restrictive legends related to compliance with the federal securities laws.

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2.1.2            Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing). If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.

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2.1.3            Additional Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of the Sponsor, an Angel Studios Holder, the Director Holder or an Investor Stockholder, shall cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year for each of the Sponsor, each Angel Studios Holder, the Director Holder and each Investor Stockholder; provided further that prior to making such filing with respect to any written request by a Holder, the Company shall notify the other Holders and provide such other Holders a reasonable opportunity to include additional Registrable Securities held by such other Holders in such filing.

2.1.4            Requests for Underwritten Shelf Takedowns. Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, the Sponsor, an Angel Studios Holder or an Investor Stockholder (any such Person being in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $20 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.4.4, the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks) shall be selected by the majority-in-interest of the Demanding Holders, subject to the Company’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Sponsor, an Angel Studios Holder and an Investor Stockholder may each demand not more than (i) one (1) Underwritten Shelf Takedown pursuant to this Section 2.1.4 within any six (6) month period or (ii) two (2) Underwritten Shelf Takedowns pursuant to this Section 2.1.4 in any twelve (12) month period. Notwithstanding anything to the contrary in this Agreement, the Company may affect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.

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2.1.5            Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and the shares of Common Stock or other equity securities, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any shares of Common Stock or other equity securities proposed to be sold by Company or by other holders of Common Stock or other equity securities, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities.

2.1.6            Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, any Demanding Holder initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that the Sponsor, an Angel Studios Holder or an Investor Stockholder may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Sponsor, the Angel Studios Holders, the Investor Stockholders or any of their respective Permitted Transferees, as applicable. If withdrawn by a Demanding Holder, the Sponsor, an Angel Studios Holder or an Investor Stockholder may elect to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence and such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Sponsor, such Angel Studios Holder or such Investor Stockholder, as applicable, for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown and shall not include the Registrable Securities of such withdrawing Demanding Holder in the applicable registration and such Registrable Securities shall continue to be Registrable Securities for all purposes of this Agreement (subject to the other terms and conditions of this Agreement). Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6.

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2.2           Piggyback Registration.

2.2.1            Piggyback Rights. Subject to Section 2.4.3, if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan or (v) a Block Trade, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering (or such shorter period of days (but not less than five (5) days) as may be agreed by holders of at least 25% of the outstanding Registrable Securities), which notice shall (A) describe the amount and type of securities to be included in such offering, the proposed filing date, the intended method(s) of distribution, the name of the proposed managing Underwriter or Underwriters, if any, in such offering and to the extent then known a good faith estimate of the proposed minimum offering price, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days (or such shorter period of days (but not less than three (3) days) as may be agreed by holders of at least 25% of the outstanding Registrable Securities) after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.

2.2.2            Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company desires to sell, taken together with (i) the Registrable Securities as to which registration has been requested pursuant to Section 2.2.1, and (ii) the shares of Common Stock or other equity securities, if any, of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual piggyback registration rights held by such persons or entities, exceeds the Maximum Number of Securities, then:

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(a)            if the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual piggy-back registration rights held by such persons or entities, which can be sold without exceeding the Maximum Number of Securities; or

(b)            if the Registration or registered offering is pursuant to a demand by persons or entities other than the Holders of Registrable Securities (and not undertaken for the Company’s account), then the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities, subject to Section 5.7; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities, if any, of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual piggy-back registration rights held by such persons or entities, which can be sold without exceeding the Maximum Number of Securities; and

(c)            if the Registration or registered offering and Underwritten Shelf Takedown is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.5.

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2.2.3            Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf or other Registration pursuant to Section 2.1) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4            Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4.

2.3           Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company pursuant to this Agreement (other than a Block Trade), each participating Holder and each other Holder who, together with its affiliates, beneficially owns greater than five percent (5%) of the outstanding shares of Common Stock in the aggregate agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders ).

2.4           Block Trades.

2.4.1            Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if the Sponsor, an Angel Studios Holder or an Investor Stockholder (any such Person being in such case, a “Block Trade Demanding Holder”) wishes to engage in an underwritten registered offering not involving a “roadshow,” i.e., an offering commonly known as a “block trade” (a “Block Trade”), with a total offering price reasonably expected to exceed, in the aggregate, either (x) $10 million or (y) all remaining Registrable Securities held by the Block Trade Demanding Holder, then such Block Trade Demanding Holder shall notify the Company of its request to engage in a Block Trade and, subject to Section 3.1.8 or the waiver thereof by such Block Trade Demanding Holder, the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade; provided that such Block Trade Demanding Holder shall use commercially reasonable efforts to work with the Company and any Underwriters prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade.

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2.4.2            Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or the issuance of a press release by the applicable Block Trade Demanding Holder or by the Company with respect thereto, the Block Trade Demanding Holders initiating such Block Trade shall have the right to submit a Withdrawal Notice to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Block Trade. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade prior to its withdrawal under this Section 2.4.2.

2.4.3            Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade initiated by a Block Trade Demanding Holder pursuant to this Agreement.

2.4.4            The Block Trade Demanding Holder in a Block Trade shall have the right to select the Underwriters for such Block Trade (which shall consist of one or more reputable nationally recognized investment banks).

2.4.5            A Holder in the aggregate may make unlimited demands in respect of Block Trades pursuant to this Section 2.4. For the avoidance of doubt, any Block Trade effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.4.

ARTICLE III

COMPANY PROCEDURES

3.1           General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1            prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities have ceased to be Registrable Securities;

3.1.2            without limiting the provisions set forth in Section 2.1.3, prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least one percent (1%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

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3.1.3            prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), any free writing prospectus (as defined in Rule 405 of the Securities Act) and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request (including any comment letter from the Commission), and all such documents shall be subject to the review and reasonable comment of such counsel who shall, if requested, have a reasonable opportunity to participate in the preparation of such documents in order to facilitate the disposition of the Registrable Securities owned by such Holders. The Company shall not file any such Registration Statement or Prospectus, or any amendment or supplement thereto, to which a majority-in-interest of the Holders of Registrable Securities included in such Registration or their respective counsels shall reasonably object in writing on a timely basis;

3.1.4            prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5            cause all such Class A Common Stock to be listed on each national securities exchange on which similar securities issued by the Company are then listed and, if no such securities are so listed, use commercially reasonable efforts to cause such Class A Common Stock to be listed on the New York Stock Exchange or the Nasdaq Stock Market;

3.1.6            provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7            advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

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3.1.8            at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9            as promptly as practicable notify the Holders in writing upon any of the following events: (A) the filing of the Registration Statement, any Prospectus and any amendment or supplement thereto, and, with respect to the Registration Statement or any post-effective amendment thereto, when the same has become effective; (B) any request by the Commission or any other U.S. or state governmental authority for amendments or supplements to the Registration Statement or any Prospectus or for additional information; (C) the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction or the initiation or threat of any proceeding for such purpose; (D) if at any time the representations and warranties of the Company contained in any underwriting agreement contemplated by Section 3.1.13 below cease to be true and correct in any respect, provided that notice shall only be required if required to be given to the underwriters pursuant to such underwriting agreement; and (E) at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;

3.1.10          in the event of an Underwritten Offering, (A) permit representatives of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration, including to enable them to exercise their due diligence responsibility; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company prior to the release or disclosure of any such information and (B) cause the officers, directors and employees of the Company and its subsidiaries (and use its commercially reasonable efforts to cause its auditors) to participate in customary due diligence calls;

3.1.11          obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering or a sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

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3.1.12          in the event of an Underwritten Offering, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurance letter, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;

3.1.13          in an Underwritten Offering, enter into an underwriting agreement in form, scope and substance as is customary in underwritten offerings and in connection therewith, (A) make representations and warranties to the Holders of such Registrable Securities and the Underwriters, if any, with respect to the business of the Company and its subsidiaries, and the Registration Statement, Prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in form, substance and scope as are customarily made by issuers in underwritten offerings, and, if true, confirm the same if and when requested, (B) include in the underwriting agreement indemnification provisions and procedures substantially to the effect set forth in Article IV hereof with respect to the Underwriters and all parties to be indemnified pursuant to said Article except as otherwise agreed by a majority-in-interest of the aggregate number of Registrable Securities held by the participating Holders and (C) deliver such documents and certificates as are reasonably requested by a majority-in-interest of the aggregate number of Registrable Securities held by the participating Holders, their counsel and the Underwriters to evidence the continued validity of the representations and warranties made pursuant to sub-clause (A) above and to evidence compliance with any customary conditions contained in the underwriting agreement;

3.1.14          in the event of any Underwritten Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;

3.1.15          make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);

3.1.16          with respect to an Underwritten Offering pursuant to Section 2.1.4, make available senior executives of the Company to participate in meetings with analysts or customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering;

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3.1.17          cooperate with the participating Holders and the Underwriters, if any, to facilitate the timely preparation and delivery of certificates (if such securities are certificated and which shall not bear any restrictive legends unless required under applicable law) representing securities sold under any Registration Statement, and enable such securities to be in such denominations and registered in such names as such Holders or Underwriters may request and keep available and make available to the Company’s transfer agent prior to the effectiveness of such Registration Statement a supply of such certificates (if such securities are certificated);

3.1.18          file the applicable Registration Statement with FINRA within three (3) Business Days of the date such Registration Statement is filed with or submitted to the SEC, and cooperate with each participating Holder and Underwriter, if any, and their respective counsels in connection with any other filings required to be made with FINRA; and

3.1.19          otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter, broker, sales agent or placement agent if such Underwriter, broker, sales agent or placement agent has not then been selected as an Underwriter, broker, sales agent or placement agent, as applicable, with respect to the applicable Underwritten Offering or other offering involving a registration.

3.2           Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all Underwriters’ commissions and discounts, brokerage fees, transfer taxes and, other than as set forth in the definition of “Registration Expenses,” all fees and expenses of any legal counsel representing the Holders.

3.3           Requirements for Participation in Registration Statement in Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

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3.4           Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1            Upon receipt of written notice from the Company that: (a) a Registration Statement or Prospectus contains a Misstatement; or (b) any request by the Commission for any amendment or supplement to any Registration Statement or Prospectus or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement or Prospectus, such Registration Statement or Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, each of the Holders shall forthwith discontinue disposition of Registrable Securities pursuant to such Registration Statement covering such Registrable Securities until it has received copies of a supplemented or amended Prospectus (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice) or until it is advised in writing by the Company that the use of the Prospectus may be resumed, and, if so directed by the Company, each such Holder will deliver to the Company all copies, other than permanent file copies then in such Holder’s possession, of the most recent Prospectus covering such Registrable Securities at the time of receipt of such notice. In the event that a Holder exercises a demand right pursuant to Section 2.1 and the related offering is expected to, or may, occur during a quarterly earnings blackout period of the Company (such blackout periods determined in accordance with the Company’s written insider trading compliance program adopted by the Board), the Company and such Holder shall act reasonably and work cooperatively in view of such quarterly earnings blackout period.

3.4.2            Subject to Section 3.4.4, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure or (b) be seriously detrimental to the Company and as a result it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose; provided, that in the event of an Adverse Disclosure in respect of clause (iii)(B) of the definition thereof, any such delay or suspension shall not in any event exceed 30 days. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

3.4.3            (a) During the period starting with the date thirty (30) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date ninety (90) days after the effective date of, a Company-initiated Registration, and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4 and, (b) during the period starting with the date fifteen (15) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date forty five (45) days after the effective date of, a Company-initiated Registration, and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.4.

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3.4.4            The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 or a registered offering pursuant to Section 3.4.3 shall be exercised by the Company, in the aggregate, on not more than three occasions, or for more than ninety (90) consecutive calendar days, or more than one hundred and twenty (120) total calendar days, in each case during any twelve-month period.

3.5           Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall (i) take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect) and (ii) certify to the Holders in writing that it has filed current Form 10 information with the Commission within four (4) Business Days following the Closing. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1           Indemnification.

4.1.1            The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors, partners, members and agents and each person or entity who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees and reasonable expenses of investigation) arising out of, resulting from or based upon any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

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4.1.2            In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers, partners, members and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees and reasonable expenses of investigation) arising out of, resulting from or based upon any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any Holder Information so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several and not joint among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds actually received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement.

4.1.3            Any person or entity entitled to indemnification herein shall give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party through the forfeiture of substantive rights or defenses) and in no event shall such failure relieve the indemnifying party from any other liability that it may have to such indemnified party and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party under this Article IV for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation, unless (i) such indemnified party reasonably objects to such assumption on the grounds that there may be defenses available to it which are different from or in addition to the defenses available to such indemnifying party, (ii) the indemnifying party shall have failed within a reasonable period of time to assume such defense or, having assumed such defense, has not conducted the defense of such claim actively and diligently or (iii) the named parties in any such proceeding (including any impleaded parties) include both the indemnified party and the indemnifying party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interest between them, in which case the indemnified party shall be promptly reimbursed by the indemnifying party for the expenses incurred in connection with retaining one separate legal counsel, in addition to any local counsel (for the avoidance of doubt, for all indemnified parties in connection therewith). If such defense is assumed, (A) the indemnifying party shall keep the indemnified party informed as to the status of such claim at all stages thereof (including all settlement negotiations and offers), promptly submit to such indemnified party copies of all pleadings, responsive pleadings, motions and other similar legal documents and paper received or filed in connection therewith, permit such indemnified party and their respective counsels to confer with the indemnifying party and its counsel with respect to the conduct of the defense thereof, and permit indemnified party and its counsel a reasonable opportunity to review all legal papers to be submitted prior to their submission and (B) the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). In any action hereunder as to which the indemnifying party has assumed the defense thereof with counsel satisfactory to the indemnified party, the indemnified party shall continue to be entitled to participate in the defense thereof, with counsel of its own choice, but the indemnifying party shall not be obligated hereunder to reimburse the indemnified party for the costs thereof. No indemnifying party shall, without the prior written consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault, culpability or failure to act on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation that shall be in form and substance satisfactory to such indemnified party.

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4.1.4            The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities.

4.1.5            If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds actually received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.

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4.1.6            The obligations of the parties under this Article IV shall be in addition to any liability which any party may otherwise have to any other party.

ARTICLE V

MISCELLANEOUS

5.1           Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, (i) in the case of mailed notices, on the third business day following the date on which it is mailed and (ii) in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: Angel Studios, Inc., 295 West Center St., Provo, Utah 84601, Attn: Patrick Reilly, Email: patrick@angel.com; and, if to any Holder, at such Holder’s address, electronic mail address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective as set forth in this Section 5.1 with respect to such notice of change of address.

5.2           Assignment; No Third Party Beneficiaries.

5.2.1            This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2            Subject to Section 5.2.4 and Section 5.2.5, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees; provided, that, with respect to the Sponsor, the Angel Studios Holders, the Director Holder or the Investor Stockholders, the rights hereunder that are personal to such Holders may not be assigned or delegated in whole or in part, except that (x) the Sponsor shall be permitted to transfer its rights hereunder as the Sponsor to one or more affiliates or any direct or indirect partners, members or equity holders of the Sponsor and any such transferee shall thereafter have all rights and obligations of the Sponsor hereunder (it being understood that no such transfer shall reduce any rights of the Sponsor or such transferees), (y) each of the Angel Studios Holders shall be permitted to transfer its rights hereunder as the Angel Studios Holders to one or more affiliates or any direct or indirect partners, members or equity holders of such Angel Studios Holder (it being understood that no such transfer shall reduce any rights of such Angel Studios Holder or such transferees) and (z) each of the Investor Stockholders shall be permitted to transfer its rights hereunder as the Investor Stockholders to one or more affiliates or any direct or indirect partners, members or equity holders of such Investor Stockholder (it being understood that no such transfer shall reduce any rights of such Investor Stockholder or such transferees).

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5.2.3            This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4            This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement.

5.2.5            No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3           Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

5.4           Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (1) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AND (2) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

5.5            TRIAL BY JURY. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

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5.6           Amendments and Modifications. Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of the Sponsor so long as the Sponsor (together with its Permitted Transferees and their respective equityholders and affiliates) holds, in the aggregate, at least one percent (1%) of the outstanding shares of Common Stock of the Company; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each Angel Studios Holder so long as such Angel Studios Holder and its affiliates hold, in the aggregate, at least one percent (1%) of the outstanding shares of Common Stock of the Company; and provided, further, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party. Notwithstanding anything herein to the contrary, any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party.

5.7           Other Registration Rights. The Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. For so long as (a) the Sponsor (together with its Permitted Transferees and their respective equityholders and affiliates) holds, in the aggregate, at least one percent (1%) of the outstanding shares of Common Stock of the Company, the Company hereby agrees and covenants that it will not grant rights to register any Common Stock (or securities convertible into or exchangeable for Common Stock) pursuant to the Securities Act that are more favorable, pari passu or senior to those granted to the Holders hereunder (such rights “Competing Registration Rights”) without the prior written consent of the Sponsor, and (b) an Angel Studios Holder and its affiliates hold, in the aggregate, at least one percent (1%) of the outstanding shares of Common Stock of the Company, the Company hereby agrees and covenants that it will not grant Competing Registration Rights without the prior written consent of such Angel Studios Holder. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.8           Term. This Agreement shall terminate on the earlier of (a) the fifth (5th) anniversary of the date of this Agreement and (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of Sections 3.2 and 3.5 and Articles IV and V shall survive any termination.

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5.9           Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

5.10         Additional Holders; Joinder. In addition to persons or entities who may become Holders pursuant to Section 5.2, subject to the prior written consent of each of the Sponsor and each Angel Studios Holder (in each case, so long as such Holder and its affiliates (and, in the case of the Sponsor, including the Sponsor’s equityholders and Permitted Transferees and their respective affiliates) hold, in the aggregate, at least one percent (1%) of the outstanding shares of Common Stock of the Company), the Company may make any person or entity who acquires Common Stock or rights to acquire Common Stock after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Common Stock of the Company then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Stock”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock.

5.11         Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

5.12         Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, to the fullest extent permitted by law, each of the parties agrees that, without posting bond or other undertaking, the other parties will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action, claim or suit in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate.

5.13         Entire Agreement; Restatement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the Closing, the Original RRA shall no longer be of any force or effect.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

Angel Studios, Inc.

By:

Name:	[●]
Title:	[●]

[Signature Page to Amended and Restated Registration Rights Agreement]

HOLDER:

Southport Acquisition Sponsor LLC

By:

Name:	Jeb Spencer
Title:	Chief Executive Officer

[Signature Page to Amended and Restated Registration Rights Agreement]

HOLDER:

Jared Stone

By:

Name:	Jared Stone

[Signature Page to Amended and Restated Registration Rights Agreement]

HOLDER:

[●]

By:

Name:	[●]

[Signature Page to Amended and Restated Registration Rights Agreement]

Schedule 11

Angel Studios Holders

[●]

1 NTD: To be updated.

Schedule 22

Investor Stockholders

[●]

2 NTD: To be updated.

Exhibit A

REGISTRATION RIGHTS AGREEMENT JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Amended and Restated Registration Rights Agreement, dated as of [●] (as the same may hereafter be amended, the “Registration Rights Agreement”), by and among Angel Studios, Inc., a Delaware corporation (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s shares of Common Stock shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein [; provided, however, that the undersigned and its permitted assigns (if any) shall not have any rights as a Holder, and the undersigned’s (and its transferees’) shares of Common Stock shall not be included as Registrable Securities, for purposes of the Excluded Sections.

For purposes of this Joinder, “Excluded Sections” shall mean [●].]

Accordingly, the undersigned has executed and delivered this Joinder as of the [●] day of [●].

Signature of Stockholder

Print Name of Stockholder
Its:

Address:

Agreed and Accepted as of [●]

ANGEL STUDIOS, INC.

By:

Name:
Its:

Exhibit D

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of [•] by and among Angel Studios, Inc., a Delaware corporation (the “Company”) (formerly known as Southport Acquisition Corporation, a Delaware corporation), Southport Acquisition Sponsor LLC, a Delaware limited liability company (“Sponsor”), and certain stockholders of Angel Studios, Inc., a Delaware corporation (“Angel Studios”) set forth on Schedule 1 hereto (such stockholders, the “Angel Studios Holders”). The Sponsor, the Angel Studios Holders and any Person who hereafter becomes a party to this Agreement pursuant to Section 2 are referred to herein, individually, as a “Holder” and, collectively, as the “Holders.”

WHEREAS, capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Agreement and Plan of Merger, dated as of September 11, 2024, by and among the Company, Sigma Merger Sub, Inc. and Angel Studios (as it may be amended or supplemented from time to time, the “Merger Agreement”); and

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, effective upon the consummation thereof, and in view of the valuable consideration to be received by the parties thereunder, the Company and each of the Holders desire to enter into this Agreement, pursuant to which the Holders’ Lock-Up Shares (as defined below) shall become subject to limitations on Transfer as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, in consideration of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the Company hereby agrees with each of the Holders as follows:

1.            Definitions. The terms defined in this Section 1 shall, for all purposes of this Agreement, have the respective meanings set forth below:

(a)            “Lock-Up Period” shall mean the period beginning on the Closing Date and ending on the earlier of (i) the date that is one (1) year after the Closing Date and (ii) (A) for 33% of the Lock-Up Shares held by each Holder and such Holder’s Permitted Transferees, the date on which the last reported sale price of Acquiror Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) Trading Days within any thirty (30)-Trading Day period commencing at least thirty (30) days after the Closing Date and (B) for an additional 50% of the Lock-Up Shares held by each Holder and such Holder’s Permitted Transferees (i.e., clauses (A) plus (B) totaling an aggregate of 83% of the Lock-Up Shares held by each Holder and such Holder’s Permitted Transferees), the date on which the last reported sale price of Acquiror Common Stock equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) Trading Days within any thirty (30)-Trading Day period commencing at least thirty (30) days after the Closing Date. For the avoidance of doubt, the Lock-Up Period for any Lock-Up Shares for which the Lock-Up Period has not ended on the date that is one (1) year after the Closing Date shall end on such first (1st) anniversary of the Closing Date.

(b)            “Lock-Up Shares” shall mean with respect to (i) Sponsor and its Permitted Transferees to whom Lock-Up Shares are Transferred, the shares of Acquiror Common Stock held by such Person immediately following the Closing (other than shares of Acquiror Common Stock acquired in the public market after the Closing) and (ii) the Angel Studios Holders and their respective Permitted Transferees to whom Lock-Up Shares are Transferred, (A) the shares of Acquiror Common Stock held by such Person immediately following the Closing (other than shares of Acquiror Common Stock acquired in the public market after the Closing) and (B) shares of Acquiror Common Stock issued to directors and officers of the Company upon settlement or exercise of restricted stock units, stock options or other equity awards outstanding as of immediately following the Closing in respect of awards of Angel Studios outstanding immediately prior to the Closing.

(c)            “Permitted Transferee” shall mean any Person to whom a Holder is permitted to transfer Lock-Up Shares prior to the expiration of the Lock-Up Period pursuant to Section 2(b).

(d)            “Trading Day” shall mean a day on which the Applicable Stock Exchange is open for the buying and selling of securities.

(e)            “Transfer” shall mean the (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecation, pledge, grant of any option to purchase or other disposal of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

2.            Lock-Up Provisions.

(a)            Subject to Section 2(b), each Holder agrees that it shall not Transfer any Lock-Up Shares until the end of the applicable Lock-Up Period with respect to such Lock-Up Shares.

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(b)            Notwithstanding the provisions set forth in Section 2(a), each Holder or its respective Permitted Transferees may Transfer the Lock-Up Shares during the Lock-Up Period (i) to (A) the Company’s officers or directors, (B) any affiliates or family members of the Company’s officers or directors, (C) any direct or indirect partners, members or equity holders of the Sponsor, any affiliates of the Sponsor or any of its direct or indirect partners, members or equity holders, or any related investment funds or vehicles controlled or managed by the Sponsor or its affiliates or its direct or indirect partners, members or equity holders, or (D) the Angel Studios Holders or any direct or indirect partners, members or equity holders of the Angel Studios Holders, any affiliates of the Angel Studios Holders or any related investment funds or vehicles controlled or managed by such Persons or their respective affiliates; (ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is such individual or a member of such individual’s immediate family or an affiliate of such Person, or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order, divorce settlement, divorce decree or final binding separation agreement; (v) to a nominee or custodian of a Person to whom a Transfer would be permitted under clauses (i) through (iv) above; (vi) to the partners, members or equityholders of such Holder by virtue of the Sponsor’s organizational documents, as amended; (vii) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof; (viii) to the Company; (ix) as forfeitures of shares of Acquiror Common Stock pursuant to a “net” or “cashless” exercise of stock options; (x) as forfeitures of shares of Acquiror Common Stock to satisfy tax withholding requirements upon the vesting of equity-based awards granted pursuant to an equity incentive plan; (xi) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board of Directors of the Company or a duly authorized committee thereof or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Acquiror Common Stock for cash, securities or other property subsequent to the Closing Date; or (xii) in connection with any legal, regulatory or other Governmental Order; provided, however, that in the case of clauses (i) through (vi) such Permitted Transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions in this Section 2.

(c)            If any Transfer is made or attempted contrary to the provisions of this Agreement, such Transfer shall be null and void ab initio, and the Company shall refuse to recognize any such transferee of the Lock-up Shares as one of its equity holders for any purpose. In order to enforce this Section 2, the Company may impose stop-transfer instructions with respect to the Lock-Up Shares until the end of the Lock-Up Period. Each Holder agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Lock-Up Shares except in compliance with the foregoing restrictions and to the addition of a legend to such Holder’s shares describing the foregoing restrictions.

(d)            For the avoidance of doubt, each Holder shall retain all of its rights as a stockholder of the Company with respect to the Lock-Up Shares during the Lock-Up Period, including the right to vote any Lock-Up Shares that such Holder is entitled to vote.

(e)            If any Holder is granted a release or waiver from any lock-up agreement (such holder a “Triggering Holder”) executed in connection with the Closing prior to the expiration of the Lock-Up Period, then the undersigned shall also be granted an early release from its obligations hereunder on the same terms and on a pro-rata basis with respect to such number of Lock-Up Shares rounded down to the nearest whole Lock-Up Share equal to the product of (i) the percentage of Lock-Up Shares held by the Triggering Holder immediately following the consummation of the Closing that are being released from the lock-up agreement multiplied by (ii) the total number of Lock-Up Shares held by the undersigned immediately following the consummation of the Closing.

(f)            The lock-up provisions in this Section 2 shall supersede the lock-up provisions contained in Section 7 of that certain letter agreement, dated as of December 9, 2021, by and among the Company, the Sponsor and certain of the Company’s officers and directors, and Section 5 of that certain letter agreement, dated as of January 6, 2022, by and among the Company and certain of the Company’s officers and directors, which provisions contained in such Section 7 and Section 5, as applicable, shall be of no further force or effect.

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3.            Miscellaneous.

(a)            Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) will be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements executed and performed entirely within such State.

(b)            Consent to Jurisdiction and Service of Process. ANY PROCEEDING OR ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MUST BE BROUGHT IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, ONLY TO THE EXTENT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE SUPERIOR COURT OF THE STATE OF DELAWARE OR, IF IT HAS OR CAN ACQUIRE JURISDICTION, IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE), AND EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY (I) CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF EACH SUCH COURT IN ANY SUCH PROCEEDING OR ACTION, (II) WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO PERSONAL JURISDICTION, VENUE OR TO CONVENIENCE OF FORUM, (III) AGREES THAT ALL CLAIMS IN RESPECT OF SUCH PROCEEDING OR ACTION SHALL BE HEARD AND DETERMINED ONLY IN ANY SUCH COURT AND (IV) AGREES NOT TO BRING ANY PROCEEDING OR ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY OTHER COURT. SERVICE OF PROCESS WITH RESPECT THERETO MAY BE MADE UPON ANY PARTY TO THIS AGREEMENT BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN SECTION 3(h), WITHOUT LIMITING THE RIGHT OF A PARTY TO SERVE PROCESS IN ANY OTHER MATTER PERMITTED BY APPLICABLE LAWS.

(c)            Waiver of Jury Trial. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3(c).

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(d)            Assignment; Third Parties. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. This Agreement and all obligations of a Holder are personal to such Holder and may not be transferred or delegated at any time. Nothing contained in this Agreement shall be construed to confer upon any person who is not a signatory hereto any rights or benefits, as a third party beneficiary or otherwise.

(e)            Specific Performance. Each Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by such Holder, money damages will be inadequate and the Company will have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by such Holder in accordance with their specific terms or were otherwise breached. Accordingly, the Company shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by a Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

(f)            Amendment; Waiver. Upon (i) the approval of a majority of the total number of directors serving on the Board of Directors of the Company and (ii) the written consent of the Holders of a majority of the total Lock-Up Shares, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived by the Company, or any of such provisions, covenants or conditions may be amended or modified, so long as no Holder is impacted disproportionately relative to any other Holder by such waiver, amendment or modification; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects a Holder, solely in its capacity as a holder of Lock-Up Shares, shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

(g)            Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

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(h)            Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours of the recipient (and otherwise as of the immediately following Business Day), addressed, if to the Company, to: Angel Studios, Inc., 295 W. Center St., Provo, UT 84601, Attn: Patrick Reilly, email: patrick@angel.com, with a copy, which shall not constitute notice, to: Mayer Brown LLP, 201 South Main Street, Suite 1100, Salt Lake City Utah 84111, Attn: Mark Bonham, email: mbonham@mayerbrown.com; and if to any Holder, at such Holder’s address or email address as set forth in the Company’s books and records.

(i)             Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(j)             Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled. Notwithstanding the foregoing, nothing in this Agreement (other than Section 2(f)) shall limit any of the rights, remedies or obligations of the Company or any of the Holders under any other agreement between any of the Holders and the Company, and nothing in any other agreement, certificate or instrument shall limit any of the rights, remedies or obligations of any of the Holders or the Company under this Agreement.

(k)            Several Liability. The liability of any Holder hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Holder be liable for any other Holder’s breach of such other Holder’s obligations under this Agreement.

(l)             Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

(m)           Effectiveness. This Agreement is effective as of the Closing Date and executed on the date hereof. For the avoidance of doubt, notwithstanding anything contained herein to the contrary, no terms, provisions or obligations set forth in this Agreement are in effect until the Closing occurs as contemplated by the Merger Agreement.

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(n)           Termination. Subject to the early termination of any provision as a result of an amendment to this Agreement as provided under Section 3(f), this Agreement (other than Section 3 hereof), shall terminate with respect to each Holder and its Permitted Transferees on the expiration of the Lock-up Period.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

COMPANY:

ANGEL STUDIOS, INC.

By:
Name:
Title:

HOLDER:

Southport Acquisition Sponsor LLC

By:
Name: Jeb Spencer
Title: Chief Executive Officer

[Signature Page to Lock-Up Agreement]

HOLDER:

[NAME]

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

SCHEDULE 1

ANGEL STUDIOS HOLDERS

1.	Harmon Ventures, LLC

2.	Jordan Harmon

3.	Patrick Reilly

4.	Liz Ellis

Exhibit E

Angel Studios, Inc.
2024 LONG-TERM INCENTIVE PLAN

As Adopted on [●]

i

(continued)

ii

ANGEL STUDIOS, INC.
2024 LONG-TERM INCENTIVE PLAN

SECTION 1

GENERAL

1.1              Purpose. The Angel Studios, Inc. 2024 Long-Term Incentive Plan (the “Plan”) has been established by Angel Studios, Inc., a Delaware corporation, (the “Company”) to (i) attract and retain persons eligible to participate in the Plan; (ii) motivate Participants, by means of appropriate incentives, to achieve long-range goals; (iii) provide incentive compensation opportunities that are competitive with those of other similar companies; and (iv) further align the interests of Participants with those of the Company’s other stockholders through compensation that is based on the Company’s shares; and thereby promote the long-term financial interest of the Company and the Related Companies, including the growth in value of the Company’s shares and enhancement of long-term stockholder return. Capitalized terms in the Plan are defined in Section 2.

1.2              Participation. Subject to the terms and conditions of the Plan, the Committee shall determine and designate, from time to time, from among the Eligible Individuals, those persons who will be granted one or more Awards under the Plan, and thereby become “Participants” in the Plan.

1.3              Foreign Participants. In order to assure the viability of Awards granted to Participants who are subject to taxation in foreign jurisdictions, the Committee may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy, or custom. Moreover, the Committee may approve such appendixes, supplements to, or amendments, restatements, or alternative versions of the Plan, as it may consider necessary or appropriate for such purposes without thereby affecting the terms of the Plan as in effect for any other purpose; provided, however, that no such supplements, amendments, restatements, or alternative versions shall increase the share limitations contained in Section 3.1 of the Plan.

1.4              Operation and Administration. The operation and administration of the Plan, including the Awards made under the Plan, shall be subject to the provisions of Section 7 (relating to operation and administration).

1.5              History. The Plan was adopted by the Company on [•]2024, subject to approval by stockholders. To the extent not prohibited by Applicable Laws, Awards which are to use shares of Stock reserved under the Plan that are contingent on the approval by the Company’s stockholders may be granted prior to that meeting contingent on such approval. The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Awards under it are outstanding; provided, however, that no Awards may be granted under the Plan after the ten-year anniversary of the date on which the stockholders approved the Plan.

SECTION 2

Definitions

2.1              “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

2.2              “Award Agreement” means the written agreement, including an electronic agreement, setting forth the terms and conditions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

2.3              “Award” means any award or benefit granted under the Plan, including, without limitation, the grant of Options and Full Value Awards.

2.4              “Board” means the Board of Directors of the Company.

2.5              “Change in Control” means the first to occur of any of the following:

(a)            the consummation of a purchase or other acquisition by any person, entity or group of persons (within the meaning of Section 13(d) or 14(d) of the Exchange Act or any comparable successor provisions, other than an acquisition by a trustee or other fiduciary holding securities under an employee benefit plan or similar plan of the Company or a Related Company), of “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either the outstanding shares of Stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally;

(b)           the consummation of a reorganization, merger, consolidation, acquisition, share exchange or other corporate transaction of the Company, in each case with respect to which persons who were stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding securities;

(c)            the consummation of any plan of liquidation or dissolution of the Company providing for the sale or distribution of substantially all of the assets of the Company and its Subsidiaries or the consummation of a sale of substantially all of the assets of the Company and its Subsidiaries; or

(d)            at any time during any period of two consecutive years, individuals who at the beginning of such period were members of the Board cease for any reason to constitute at least a majority thereof (unless the election, or the nomination for election by the Company’s stockholders, of each new director was approved by a vote of at least two-thirds of the directors still in office at the time of such election or nomination who were directors at the beginning of such period).

(e)            Notwithstanding the foregoing, solely for the purpose of determining the timing of any payments pursuant to any Award constituting a “deferral of compensation” subject to Section 409A of the Code, a Change in Control shall be limited to a “change in the ownership” of the Company, a “change in the effective control” of the Company, or a “change in the ownership of a substantial portion of the assets” of the Company as such terms are defined in Section 1.409A-3(i)(5) of the U.S. Treasury Regulations.

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2.6              “Code” means the United States Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provision of the Code.

2.7              “Committee” has the meaning set forth in Section 7.1.

2.8              “Common Stock” or “Stock” means the common stock of the Company.

2.9              “Company” has the meaning set forth in Section 1.1.

2.10            “Consultant” means any natural person engaged as a consultant or advisor by the Company or a Parent or Subsidiary or other Related Company (as determined by the Committee) to render bona fide services to such entity and such services are not in connection with the sale of shares of Stock in a capital-raising transaction, and do not directly or indirectly promote or maintain a market for the Company’s securities.

2.11            “Director” means a member of the Board.

2.12            “Eligible Individual” means any Employee, Consultant or Director; provided, however, that to the extent required by the Code, an ISO may only be granted to an Employee of the Company or a Parent or Subsidiary. An Award may be granted to an Employee, Consultant or Director, in connection with hiring, retention or otherwise, prior to the date the Employee, Consultant or Director first performs services for the Company or the Subsidiaries, provided that such Awards shall not become vested prior to the date the Employee, Consultant or Director first performs such services.

2.13            “Employee” means any person, including officers and Directors, employed by the Company or any Parent or Subsidiary of the Company or a Related Company (as determined by the Committee). Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

2.14            “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.15            “Exercise Price” of each Option granted under this Plan shall be established by the Committee or shall be determined by a method established by the Committee at the time the Option is granted.

2.16            “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(a)            If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the last previous trading day prior to such date of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable;

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(b)            If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a share of Stock will be the mean between the high bid and low asked prices for the Common Stock on the last previous trading day prior to such date of determination (or, if no bids and asks were reported on that date, as applicable, on the last trading date such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(c)            In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Committee.

(d)            Notwithstanding the foregoing, the determination of Fair Market Value in all cases shall be in accordance with the requirements set forth under Section 409A of the Code to the extent necessary for an Award to comply with, or be exempt from, Section 409A of the Code.

2.17            A “Full Value Award” is a grant of one or more shares of Stock or a right to receive one or more shares of Stock in the future, with such grant subject to one or more conditions, as determined by the Committee.

2.18            An “Incentive Stock Option” or an “ISO” is an Option that is intended to satisfy the requirements applicable to an “incentive stock option” described in Section 422(b) of the Code.

2.19            A “Non-Qualified Option” or an “NQO” is an Option that is not intended to be an “incentive stock option” as that term is described in Section 422(b) of the Code.

2.20            An “Option” entitles the Participant to purchase shares of Stock at an Exercise Price established by the Committee. Any Option granted under this Plan may be either an ISO or an NQO as determined in the discretion of the Committee.

2.21            “Outside Director” means a Director of the Company who is not an officer or employee of the Company or the Related Companies.

2.22            “Parent” means a parent corporation within the meaning of Section 424(e) of the Code.

2.23            “Participant” means the holder of an outstanding Award.

2.24            “Period of Restriction” means the period during which the transfer of shares of Stock are subject to restrictions and therefore, the shares of Stock are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Committee.

2.25            “Plan” has the meaning set forth in Section 1.1.

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2.26            “Related Company” means any corporation, partnership, joint venture, limited liability company or other entity during any period in which a controlling interest in such entity is owned, directly or indirectly, by the Company (or by any entity that is a successor to the Company), and any other business venture designated by the Committee in which the Company (or any entity that is a successor to the Company) has, directly or indirectly, a significant interest (whether through the ownership of securities or otherwise), as determined in the discretion of the Committee.

2.27            “Securities Act” means the Securities Act of 1933, as amended.

2.28            “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

2.29            “Termination Date” means the date on which a Participant both ceases to be an employee of the Company and the Related Companies and ceases to perform material services for the Company and the Related Companies (whether as a director or otherwise), regardless of the reason for the cessation; provided that a “Termination Date” shall not be considered to have occurred during the period in which the reason for the cessation of services is a leave of absence approved by the Company or the Related Company which was the recipient of the Participant’s services; and provided, further that, with respect to an Outside Director, “Termination Date” means the date on which the Outside Director’s service as an Outside Director terminates for any reason. If, as a result of a sale or other transaction, the entity for which the Participant performs services ceases to be a Related Company (and such entity is or becomes an entity separate from the Company), the occurrence of such transaction shall be the Participant’s Termination Date. With respect to Awards that constitute deferred compensation subject to Section 409A of the Code, references to the Participant’s termination of employment (including references to the Participant’s employment termination, and to the Participant terminating employment, a Participant’s separation from service, and other similar reference) and references to a Participant’s termination as a Director (including separation from service and other similar references) shall mean the date that the Participant incurs a “separation from service” within the meaning of Section 409A of the Code.

SECTION 3

shares of Stock and plan limits

3.1              Shares of Stock and Other Amounts Subject to Plan. The shares of Stock for which Awards may be granted under the Plan shall be subject to the following:

(a)            Subject to the following provisions of this Section 3.1, the maximum number of shares of Stock that may be delivered to Participants and their beneficiaries under the Plan shall be [______]1 shares of Stock (which number includes all shares available for delivery under this Section 3.1(a) since the establishment of the Plan, determined in accordance with the terms of the Plan). Shares of Stock issued by the Company in connection with awards that are assumed or substituted in connection with a reorganization, merger, consolidation, acquisition, share exchange or other corporate transaction shall not be counted against the number of shares of Stock that may be issued with respect to Awards under the Plan.

1 NOTE: Number equal to 10% of outstanding shares on closing to be entered.

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(b)            The aggregate number of shares of Stock that may be delivered pursuant to the Plan as specified in Section 3.1(a) will automatically increase on January 1 of each year, for a period of not more than ten (10) years, commencing on January 1 of the year following the year in which the Effective Date occurs and ending on (and including) January 1, 2034, in an amount equal to three percent (3%) of the total number of shares of Stock outstanding on December 31 of the preceding calendar year. Notwithstanding the foregoing, the Committee may act prior to January 1 of a given year to provide that there will be no January 1 increase for such year or that the increase for such year will be a lesser number of Shares than provided herein.

(c)            Only shares of Stock, if any, actually delivered to the Participant or beneficiary on an unrestricted basis with respect to an Award shall be treated as delivered for purposes of the determination under Section 3.1(a) above, regardless of whether the Award is denominated in shares of Stock or cash. Consistent with the foregoing:

(i)            To the extent any shares of Stock covered by an Award are not delivered to a Participant or beneficiary because the Award is forfeited or cancelled, or the shares of Stock are not delivered on an unrestricted basis (including, without limitation, by reason of the Award being settled in cash), such shares of Stock shall not be deemed to have been delivered for purposes of the determination under Section 3.1(a) above.

(ii)           Subject to the provisions of paragraph (i) above, the total number of shares of Stock covered by an Award will be treated as delivered for purposes of this Section 3.1(c) to the extent payments or benefits are delivered to the Participant with respect to such shares. Accordingly, (A) if shares covered by an Award are used to satisfy the applicable tax withholding obligation or Exercise Price, the number of shares held back by the Company to satisfy such withholding obligation or Exercise Price shall be considered to have been delivered; (B) if the Exercise Price of any Option granted under the Plan is satisfied by tendering shares of Stock to the Company (by either actual delivery or by attestation, including shares of Stock that would otherwise be distributable upon the exercise of the Option), the number of shares tendered to satisfy such Exercise Price shall be considered to have been delivered; and (C) if shares of Stock are repurchased by the Company with proceeds received from the exercise of an option issued under this Plan, the total number of such shares repurchased shall be deemed delivered.

(d)            The shares of Stock with respect to which Awards may be made under the Plan shall be: (i) shares currently authorized but unissued; (ii) to the extent permitted by Applicable Law, shares currently held or acquired by the Company as treasury shares, including shares purchased in the open market or in private transactions; or (iii) shares purchased in the open market by a direct or indirect wholly-owned subsidiary of the Company (as determined by the Chief Executive Officer or the Chief Financial Officer of the Company). The Company may contribute to the subsidiary or trust an amount sufficient to accomplish the purchase in the open market of the shares of Stock to be so acquired (as determined by the Chief Executive Officer or the Chief Financial Officer of the Company).

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3.2              Adjustments. In the event of a corporate transaction involving the Company (including, without limitation, any share dividend, share split, extraordinary cash dividend, recapitalization, reorganization, merger, amalgamation, consolidation, share exchange split-up, spin-off, sale of assets or subsidiaries, combination or exchange of shares), the Committee shall, in the manner it determines equitable in its sole discretion, adjust Awards to reflect the transactions. Action by the Committee may include: (i) adjustment of the number and kind of shares which may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the Exercise Price of outstanding Options; and (iv) any other adjustments that the Committee determines to be equitable (which may include, without limitation, (A) replacement of Awards with other Awards which the Committee determines have comparable value and which are based on shares of a company resulting from the transaction, and (B) cancellation of the Award in return for cash payment of the current value of the Award, determined as though the Award is fully vested at the time of payment, provided that in the case of an Option, the amount of such payment will be the excess of value of the shares of Stock subject to the Option at the time of the transaction over the Exercise Price). However, in no event shall this Section 3.2 be construed to permit a modification (including a replacement) of an Option if such modification either: (i) would result in accelerated recognition of income or imposition of additional tax under Section 409A of the Code; or (ii) would cause the Option subject to the modification (or cause a replacement Option) to be subject to Section 409A of the Code, provided that the restriction of this clause (ii) shall not apply to any Option that, at the time it is granted or otherwise, is designated as being deferred compensation subject to Section 409A of the Code.

3.3              Plan Limitations. Subject to Section 3.2, the following additional maximums are imposed under the Plan: the maximum number of shares of Stock that may be delivered to Participants and their beneficiaries with respect to ISOs granted under the Plan shall be [______]2 shares of Stock (which number includes all shares of Stock available for delivery under this Section 3.3(a) since the establishment of the Plan, determined in accordance with the terms of the Plan); provided, however, that to the extent that shares of Stock not delivered must be counted against this limit as a condition of satisfying the rules applicable to ISOs, such rules shall apply to the limit on ISOs granted under the Plan; provided, further, that such limit will automatically increase on January 1 of each year, for a period of not more than ten (10) years, commencing on January 1 of the year following the year in which the Effective Date occurs and ending on (and including) January 1, 2034, in an amount equal to three percent (3%) of the total number of shares of Stock outstanding on the date that this Plan is adopted.

2 NOTE: Same number as shares reserved initially under the plan to be entered.

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SECTION 4

OPTIONS

4.1              Grant of Options. Subject to the terms and conditions of the Plan, the Committee, at any time and from time to time, may grant Options to an Eligible Individual in such amounts as the Committee, in its sole discretion, will determine. Each Option will be designated in the Award Agreement as either an ISO or an NQO. Notwithstanding a designation for a grant of Options as ISOs, however, to the extent that the aggregate Fair Market Value of the shares of Stock with respect to which ISOs are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options will be treated as NQOs. For purposes of this Section 4.1, ISOs will be taken into account in the order in which they were granted, the Fair Market Value of the shares of Stock will be determined as of the time the Option with respect to such shares of Stock is granted and calculation will be performed in accordance with Section 422 of the Code and Treasury Regulations promulgated thereunder.

4.2              Option Agreement. Each Award of an Option will be evidenced by an Award Agreement that will specify the date of grant of the Option, the Exercise Price, the term of the Option, the number of shares of Stock subject to the Option, the exercise restrictions, if any, applicable to the Option, including the dates upon which the Option is first exercisable in whole and/or part, and such other terms and conditions as the Committee, in its sole discretion, may determine.

4.3              Term of Option. The term of each Option will be stated in the Award Agreement; provided, however, that the term will be no more than 10 years from the date of grant thereof. In the case of an ISO granted to a Participant who, at the time the ISO is granted, owns capital stock representing more than 10% of the total combined voting power of all classes of capital stock of the Company or any Parent or Subsidiary, the term of the ISO will be five years from the date of grant or such shorter term as may be provided in the Award Agreement.

4.4            Exercise Price. The Exercise Price shall not be less than 100% of the Fair Market Value of a share of Stock on the date of grant (or, if greater, the par value, if any, of a share of Stock). In addition, in the case of an ISO granted to an Employee who owns capital stock representing more than 10% of the voting power of all classes of capital stock of the Company or any Parent or Subsidiary, the per share Exercise Price will be no less than 110% of the Fair Market Value per share of Stock on the date of grant. Notwithstanding the foregoing provisions of this Section 4.4, Options may be granted with a per share Exercise Price of less than 100% of the Fair Market Value per share of Stock on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

4.5              Payment of Option Exercise Price. The payment of the Exercise Price of an Option granted under this Section 4 shall be subject to the following:

(a)            Subject to the following provisions of this Section 4.5, the full Exercise Price for shares of Stock purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise arrangement approved by the Committee and described in Section 4.5(c), payment may be made as soon as practicable after the exercise).

(b)            Subject to Applicable Law, the full Exercise Price shall be payable in cash, by promissory note, or by tendering, by either actual delivery of shares or by attestation, shares of Stock acceptable to the Committee (including shares otherwise distributable pursuant to the exercise of the Option), and valued at Fair Market Value as of the day of exercise, or in any combination thereof, as determined by the Committee.

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(c)            Subject to Applicable Law, if shares are publicly traded, the Committee may permit a Participant to elect to pay the Exercise Price upon the exercise of an Option by irrevocably authorizing a third party to sell shares of Stock (or a sufficient portion of the shares of Stock) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.

4.6              No Repricing. Except for either adjustments pursuant to Section 3.2 (relating to the adjustment of shares of Stock), or reductions of the Exercise Price approved by the Company’s stockholders, the Exercise Price for any outstanding Option may not be decreased after the date of grant nor may an outstanding Option granted under the Plan be surrendered to the Company as consideration for the grant of a replacement Option with a lower Exercise Price. Except as approved by Company’s stockholders, in no event shall any Option granted under the Plan be surrendered to Company in consideration for a cash payment or the grant of any other Award if, at the time of such surrender, the Exercise Price of the Option is greater than the then current Fair Market Value of a share of Stock. In addition, no repricing of an Option shall be permitted without the approval of Company’s stockholders if such approval is required under the rules of any stock exchange on which Stock is listed.

SECTION 5

FULL VALUE AWARDS

5.1              Grant of Full Value Award. Subject to the terms and conditions of the Plan, the Committee, at any time and from time to time, may grant Full Value Awards to Eligible Individuals in such amounts as the Committee, in its sole discretion, will determine.

5.2              Full Value Award Agreement. Each Full Value Award will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of shares of Stock granted and such other terms and conditions as the Committee, in its sole discretion, may determine.

5.3              Conditions. A Full Value Award may be subject to one or more of the following, as determined by the Committee:

(a)            The grant shall be in consideration of a Participant’s previously performed services, or surrender of other compensation that may be due.

(b)            The grant shall be contingent on the achievement of performance or other objectives during a specified period.

(c)            The grant shall be subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the Participant, or achievement of performance or other objectives.

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The grant of Full Value Awards may also be subject to such other conditions, restrictions and contingencies, as determined by the Committee.

SECTION 6

CHANGE IN CONTROL

6.1              Change in Control. Subject to the provisions of Section 3.2 and the authority of the Committee to take the actions permitted pursuant to Section 6.2, the occurrence of a Change in Control shall have the effect, if any, with respect to any Award as set forth in the Award Agreement or, to the extent not prohibited by the Plan or the Award Agreement, as provided by the Committee.

6.2              Committee Actions on a Change in Control. On a Change in Control, if the Plan is terminated by the Company or its successor without provision for the continuation of outstanding Awards hereunder, the Committee may cancel any outstanding Awards in return for cash payment of the current value of the Award, determined with the Award fully vested at the time of payment, provided that in the case of an Option, the amount of such payment will be the excess of value of the shares of Stock subject to the Option at the time of the transaction over the Exercise Price; provided, further, that in the case of an Option, such Option will be cancelled with no payment if, as of the Change in Control, the value of the shares of Stock subject to the Option at the time of the transaction are equal to or less than the Exercise Price. However, in no event shall this Section 6.2 be construed to permit a payment if such payment would result in accelerated recognition of income or imposition of additional tax under Section 409A of the Code.

SECTION 7

COMMITTEE

7.1              Administration. The authority to control and manage the operation and administration of the Plan shall be vested in a committee (the “Committee”) in accordance with this Section 7. The Committee shall be selected by the Board, and shall consist of two or more members of the Board. Unless otherwise provided by the Board, the Compensation Committee of the Board shall serve as the Committee. As a committee of the Board, the Committee is subject to the overview of the Board. If the Committee does not exist, or for any other reason determined by the Board, and to the extent not prohibited by Applicable Law, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

7.2              Selection of Committee. So long as the Company is subject to Section 16 of the Exchange Act, the Committee shall be selected by the Board and shall consist of not fewer than two members of the Board or such greater number as may be required for compliance with Rule 16b-3 issued under the Exchange Act and shall be comprised of persons who are independent for purposes of applicable stock exchange listing requirements and who would meet the requirements of a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934.

7.3              Powers of Committee. The Committee’s administration of the Plan shall be subject to the following:

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(a)            Subject to the provisions of the Plan, the Committee will have the authority and discretion to select individuals who shall be Eligible Individuals and who, therefore, are eligible to receive Awards under the Plan. The Committee shall have the authority to determine the time or times of receipt of Awards, to determine the types of Awards and the number of shares of Stock covered by the Awards, to establish the terms, conditions, performance targets, restrictions and other provisions of such Awards, to cancel or suspend Awards and to accelerate the exercisability or vesting of any Award under circumstances designated by it. In making such Award determinations, the Committee may take into account the nature of services rendered by the respective employee, the individual’s present and potential contribution to the Company’s or a Related Company’s success and such other factors as the Committee deems relevant.

(b)            To the extent that the Committee determines that the restrictions imposed by the Plan preclude the achievement of the material purposes of the Awards in jurisdictions outside the United States, the Committee will have the authority and discretion to modify those restrictions as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States.

(c)            The Committee will have the authority and discretion to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, to determine the terms and conditions of any Award Agreement made pursuant to the Plan and to make all other determinations that may be necessary or advisable for the administration of the Plan.

(d)            Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons.

(e)            In controlling and managing the operation and administration of the Plan, the Committee shall take action in a manner that conforms to applicable corporate law.

(f)            Notwithstanding any other provision of the Plan, no benefit shall be distributed under the Plan to any person unless the Committee, in its sole discretion, determines that such person is entitled to benefits under the Plan.

7.4              Delegation by Committee. Except to the extent prohibited by Applicable Law, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

7.5              Information to be Furnished to Committee. The Company, Subsidiaries and any applicable Related Company shall furnish the Committee with such data and information as it determines may be required for it to discharge its duties. The records of the Company, Subsidiaries and any applicable Related Company as to an employee’s or Participant’s employment (or other provision of services), termination of employment (or cessation of the provision of services), leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

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7.6              Liability and Indemnification of Committee. No member or authorized delegate of the Committee shall be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to his own fraud or willful misconduct; nor shall the Company or any Related Company be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director or employee of the Company or Related Company. The Committee, the individual members thereof and persons acting as the authorized delegates of the Committee under the Plan, shall be indemnified by the Company against any and all liabilities, losses, costs and expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against the Committee or its members or authorized delegates by reason of the performance of a Committee function if the Committee or its members or authorized delegates did not act dishonestly or in willful violation of the law or regulation under which such liability, loss, cost or expense arises. This indemnification shall not duplicate but may supplement any coverage available under any applicable insurance.

SECTION 8

AMENDMENT AND TERMINATION

The Board may, at any time, amend or terminate the Plan, and the Board or the Committee may amend any Award Agreement, provided that no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board (or the Committee if applicable); and further provided that adjustments pursuant to Section 3.2 shall not be subject to the foregoing limitations of this Section 8; and further provided that the provisions of Section 4.6 (relating to Option repricing) cannot be amended unless the amendment is approved by the Company’s stockholders. Approval by the Company’s stockholders will be required for any material revision to the terms of the Plan, with the Committee’s determination of “material revision” to take into account the exemptions under applicable stock exchange rules. No amendment or termination shall be adopted or effective if it would result in accelerated recognition of income or imposition of additional tax under Section 409A of the Code or, except as otherwise provided in the amendment, would cause amounts that were not otherwise subject to Section 409A of the Code to become subject to Section 409A of the Code.

SECTION 9

general provisions

9.1              General Restrictions. Delivery of shares of Stock or other amounts under the Plan shall be subject to the following:

(a)            Notwithstanding any other provision of the Plan, the Company shall have no obligation to recognize an exercise of an Option or deliver any shares of Stock or make any other distribution of benefits under the Plan unless such exercise, delivery or distribution complies with all Applicable Laws (including, without limitation, the requirements of the United States Securities Act of 1933 and the securities laws of any other applicable jurisdiction), and the applicable requirements of any securities exchange or similar entity or other regulatory authority with respect to the issue of shares and securities by the Company.

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(b)            To the extent that the Plan provides for issuance of share certificates to reflect the issuance of shares of Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by Applicable Law, the By-laws of the Company.

(c)            To the extent provided by the Committee, any Award may be settled in cash rather than shares of Stock.

9.2              Tax Withholding. All distributions under the Plan are subject to withholding of all applicable taxes, and the Committee may condition the delivery of any shares of Stock or other benefits under the Plan on satisfaction of the applicable withholding obligations. Except as otherwise provided by the Committee and subject to Applicable Law, such withholding obligations may be satisfied (i) through cash payment by the Participant; (ii) through the surrender of shares of Stock which the Participant already owns; or (iii) through the surrender of shares of Stock to which the Participant is otherwise entitled under the Plan (including shares otherwise distributable pursuant to the Award); provided, however, that such shares of Stock under this clause (iii) may be used to satisfy not more than the maximum individual tax rate for the Participant in applicable jurisdiction for such Participant (based on the applicable rates of the relevant tax authorities (for example, federal, state, and local), including the Participant’s share of payroll or similar taxes, as provided in tax law, regulations, or the authority’s administrative practices, not to exceed the highest statutory rate in that jurisdiction, even if that rate exceeds the highest rate that may be applicable to the specific Participant).

9.3              Grant and Use of Awards. In the discretion of the Committee, an Eligible Individual may be granted any Award permitted under the provisions of the Plan, and more than one Award may be granted to an Eligible Individual. Subject to Section 4.6 (relating to repricing), Awards may be granted as alternatives to or replacement of awards granted or outstanding under the Plan, or any other plan or arrangement of the Company or a Subsidiary or a Related Company (including a plan or arrangement of a business or entity, all or a portion of which is acquired by the Company or a Subsidiary or a Related Company). Subject to the overall limitation on the number of shares of Stock that may be delivered under the Plan, the Committee may use available shares of Stock as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company or a Subsidiary or a Related Company, including the plans and arrangements of the Company or a Subsidiary or a Related Company assumed in business combinations. Notwithstanding the provisions of Section 4.4, Options granted under the Plan in replacement for awards under plans and arrangements of the Company or a Subsidiary or a Related Company assumed in business combinations may provide for Exercise Prices that are less than the Fair Market Value of the shares of Stock at the time of the replacement grants, if the Committee determines that such Exercise Price is appropriate to preserve the economic benefit of the award. The provisions of this Section 9.3 shall be subject to the provisions of Section 9.13.

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9.4              Dividends and Dividend Equivalents. An Award (other than an Option) may provide the Participant with the right to receive dividend or dividend equivalent payments with respect to shares of Stock subject to the Award; provided, however, that no dividend or dividend equivalents granted in relation to Full Value Awards that are subject to vesting shall be settled prior to the date that such Full Value Award (or applicable portion thereof) becomes vested and is settled. Any such settlements, and any such crediting of dividends or dividend equivalents or reinvestment in shares of Stock, will be subject to the Company’s By-laws as well as Applicable Law and further may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in share of Stock equivalents. The provisions of this Section 9.4 shall be subject to the provisions of Section 9.13.

9.5              Settlement of Awards. The obligation to make payments and distributions with respect to Awards may be satisfied through cash payments, the delivery of shares of Stock, the granting of replacement Awards or combination thereof as the Committee shall determine. Satisfaction of any such obligations under an Award, which is sometimes referred to as “settlement” of the Award, may be subject to such conditions, restrictions and contingencies as the Committee shall determine. The Committee may permit or require the deferral of any Award payment or distribution, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or dividend equivalents, and may include converting such credits into deferred share of Stock equivalents. Except for Options designated at the time of grant or otherwise as intended to be subject to Section 409A of the Code, this Section 9.5 shall not be construed to permit the deferred settlement of Options, if such settlement would result in deferral of compensation under Treas. Reg. §1.409A-1(b)(5)(i)(A)(3) (except as permitted in Sections (i) and (ii) of that section). Each Subsidiary shall be liable for payment of cash due under the Plan with respect to any Participant to the extent that such benefits are attributable to the services rendered for that Subsidiary by the Participant. Any disputes relating to liability of a Subsidiary for cash payments shall be resolved by the Committee. The provisions of this Section 9.5 shall be subject to the provisions of Section 9.13.

9.6              Transferability. Except as otherwise provided by the Committee, Awards under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution. If any benefits deliverable to the Participant under this Plan have not been delivered at the time of the Participant’s death, such benefits shall be delivered to the Designated Beneficiary, in accordance with the provisions of any applicable Award Agreement and the Plan. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form and at such time as the Committee shall require. If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be distributed to the legal representative of the estate of the Participant. If a deceased Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the complete distribution of benefits to the Designated Beneficiary under this Agreement, then any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.

9.7              Form and Time of Elections. Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall be in writing filed with the Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.

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9.8              Agreement With Company. An Award under the Plan shall be subject to such terms and conditions, not inconsistent with the Plan, as the Committee shall, in its sole discretion, prescribe. The terms and conditions of any Award to any Participant shall be reflected in such form of written (including electronic) document as is determined by the Committee. A copy of such document shall be provided to the Participant, and the Committee may, but need not require that the Participant sign a copy of such document. Such document is referred to in the Plan as an “Award Agreement” regardless of whether any Participant signature is required.

9.9              Action by Company or Subsidiary. Any action required or permitted to be taken by the Company or any Subsidiary or Related Company shall be by resolution of its board of directors, or by action of one or more members of the board (including a committee of the board) who are duly authorized to act for the board, or (except to the extent prohibited by Applicable Law or applicable rules of any stock exchange) by a duly authorized officer of such company.

9.10            Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

9.11            Limitation of Implied Rights.

(a)            Neither a Participant nor any other person shall, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of the Company or any Subsidiary or Related Company whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Subsidiary or Related Company, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the shares of Stock or amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Subsidiary or Related Company, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Subsidiary or Related Company shall be sufficient to pay any benefits to any person.

(b)            The Plan does not constitute a contract of employment, and selection as a Participant will not give any participating employee or other individual the right to be retained in the employ of the Company or any Subsidiary or Related Company or the right to continue to provide services to the Company or any Subsidiary or Related Company, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any rights as a stockholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights and is registered in the Company’s Register of share of stockholders.

(c)            All Stock and shares issued under any Award or otherwise are to be held subject to the provisions of the Company’s By-laws and each Participant is deemed to agree to be bound by the terms of the Company’s By-laws as they stand at the time of issue of any shares of Stock under the Plan.

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9.12            Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

9.13            Limitations under Section 409A. The provisions of the Plan shall be subject to the following:

(a)            Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the Code, except as otherwise determined in the sole discretion of the Committee. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Section 409A of the Code and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Committee. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A of the Code the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A of the Code, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A of the Code.

(b)            Neither Section 9.3 nor any other provision of the Plan shall be construed to permit the grant of an Option if such action would cause the Option being granted or the option or stock appreciation right being replaced to be subject to Section 409A of the Code, provided that this Section 9.13(b) shall not apply to any Option (or option or stock appreciation right granted under another plan) being replaced that, at the time it is granted or otherwise, is designated as being deferred compensation subject to Section 409A of the Code.

(c)            Except with respect to an Option that, at the time it is granted or otherwise, is designated as being deferred compensation subject to Section 409A of the Code, no Option shall condition the receipt of dividends with respect to an Option on the exercise of such Award, or otherwise provide for payment of such dividends in a manner that would cause the payment to be treated as an offset to or reduction of the Exercise Price of the Option pursuant Treas. Reg. §1.409A-1(b)(5)(i)(E).

(d)            The Plan shall not be construed to permit a modification of an Award, or to permit the payment of a dividend or dividend equivalent, if such actions would result in accelerated recognition of taxable income or imposition of additional tax under Section 409A of the Code.

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